                                                    REGISTRATION NO. 333-_______

================================================================================
    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 2003

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            DAUGHERTY RESOURCES, INC.
           (Exact name of the registrant as specified in its charter)

                       BRITISH COLUMBIA                                                      NOT APPLICABLE
               (State or other jurisdiction of                                              (I.R.S. employer
                incorporation or organization)                                             identification no.)

                                                                                          WILLIAM S. DAUGHERTY
               120 PROSPEROUS PLACE, SUITE 201                                          DAUGHERTY RESOURCES, INC.
                   LEXINGTON, KY 40509-1844                                          120 PROSPEROUS PLACE, SUITE 201
                        (859) 263-3948                                                  LEXINGTON, KY 40509-1844
                                                                                             (859) 263-3948

(Address, including zip code, and telephone number, including           (Name, address, including zip code, and telephone number,
   area code, of Registrant's principal executive offices)                     including area code, of agent for service)


Approximate date of commencement of proposed sale of securities to the public:
Upon the effectiveness of domestication transaction covered hereby.

If the securities being registered on this Form are being offered pursuant in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
        Title of Each               Amount         Proposed Maximum      Proposed Maximum           Amount of
     Class of Securities             to be          Offering Price           Aggregate            Registration
       to be Registered          Registered(1)       Per Share(2)        Offering Price(2)           Fee(3)
------------------------         -------------     ----------------      -----------------       -------------
Common stock, $.001 par            9,932,102            $4.19               $41,615,507             $3,366.69
value(2)
--------------------------------------------------------------------------------------------------------------

         (1) Estimated pursuant to Rule 457(f) solely for the purpose of calculating the amount of the registration fee based on the average of the high and low sale prices of the Common Stock, as reported on the Nasdaq Small Cap Market on October 30, 2003.

         (2) Represents common shares of Daugherty Resources, Inc. (Delaware) to be outstanding upon the domestication of Daugherty Resources, Inc. (British Columbia).

         (3) Paid herewith.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                            DAUGHERTY RESOURCES, INC.

                              CROSS REFERENCE SHEET
                    Pursuant to Item 501(b) of Regulation S-K


ITEM NUMBER AND                                                        PROSPECTUS/JOINT PROXY
HEADING IN FORM S-4                                                    STATEMENT CAPTION OR LOCATION
-------------------                                                    -----------------------------
A.  INFORMATION ABOUT THE TRANSACTION

    1. Forepart of Registration Statement and
         Outside Front Cover Page of Prospectus...................     Cover Page of Registration Statement;
                                                                       Cover Page of Prospectus/Joint Proxy
                                                                       Statement

    2. Inside Front and Outside Back Cover Pages
         of Prospectus............................................     Inside Front and Outside Back Cover Pages
                                                                       of Prospectus/Joint Proxy Statement; Where
                                                                       You Can Find More Information

    3. Risk Factors, Ratio of Earnings to Fixed Charges
       and Other Information......................................     Summary; Risk Factors; Summary Selected
                                                                       Consolidated Financial Information

    4. Terms of the Transaction...................................     Summary; The Special Meeting; Proposal 1 -
                                                                       The Domestication; Accounting Treatment of
                                                                       Domestication; United States and Canadian
                                                                       Income Tax Consequences; Description of
                                                                       Securities

    5. Pro Forma Financial Information............................     Not Applicable

    6. Material Contacts with the Company
         Being Acquired...........................................     Not Applicable

    7. Additional Information Required for Reoffering
         by Persons and Parties Deemed
         to be Underwriters.......................................     Not Applicable

    8. Interests of Named Experts and Counsel.....................     Not Applicable

    9. Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities..............................................     Proposal 1 - The Domestication

B.  INFORMATION ABOUT THE REGISTRANT

   10. Information with Respect to S-3 Registrants................     Not Applicable

   11. Incorporation of Certain Information
         by Reference.............................................     Not Applicable


   12. Information with Respect to S-2 or
         S-3 Registrants..........................................     Summary; Summary Selected Consolidated
                                                                       Financial Data; Accounting Treatment of
                                                                       Domestication; United States and Canadian
                                                                       Income Tax Consequences; Description of
                                                                       Securities; Price Range of Common Stock;
                                                                       Management; Security Ownership of Certain
                                                                       Beneficial Owners and Management and
                                                                       Related Shareholder Matters; Certain
                                                                       Relationships and Related Transactions;
                                                                       Interests of Management in the
                                                                       Domestication; Consolidated Financial
                                                                       Statements

   13. Incorporation of Certain Information
         by Reference.............................................     Incorporation Certain Documents by
                                                                       Reference

   14. Information with Respect to Registrants Other
         Than S-3 or S-2 Registrants..............................     Not Applicable

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

   15. Information with Respect to S-3 Companies..................     Not Applicable

   16. Information with Respect to S-2 or
         S-3 Companies............................................     Not Applicable

   17. Information with Respect to Companies Other
         Than S-3 or S-2 Companies................................     Not Applicable

D.  VOTING AND MANAGEMENT INFORMATION

   18. Information if Proxies, Consents or
         Authorizations are to be Solicited.......................     Cover Page of Prospectus/Joint Proxy
                                                                       Statement; Incorporation of Certain
                                                                       Documents by Reference; Security Ownership
                                                                       of Certain Beneficial Owners and
                                                                       Management and Related Shareholder
                                                                       Matters; Certain Relationships and Related
                                                                       Transactions; Interests of Management in
                                                                       the Domestication

   19. Information if Proxies, Consents or
         Authorizations are not to be Solicited or in
         an Exchange Offer........................................     Not Applicable

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                                [Amendment No. ]

Filed by Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a- 11(c) or
     Section 240.14a-12

--------------------------------------------------------------------------------

                            DAUGHERTY RESOURCES, INC.

                (Name of Registrant as Specified in its Charter)
                                       and
                   (Name of Person(s) Filing Proxy Statement)

--------------------------------------------------------------------------------


Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies: Common Stock, no par value

      2) Aggregate number of securities to which transaction applies: 9,932,102 shares

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. Set forth amount on which filing fee is calculated and state how it was determined: $4.19 per share, based on the average of the high and low sales price reported by the Nasdaq SmallCap Market on October 30, 2003

      4) Proposed maximum aggregate value of transaction: $41,615,507

      5) Total fee paid: $4,871.83

[ ] Fee paid previously with preliminary materials.

[x] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid: $3,451.27

      2) Form Schedule or Registration Statement No.: Form S-4, Registration No. 333-________

      3) Filing Party: Daugherty Resources, Inc.

      4) Date Filed: October 31, 2003


--------------------------------------------------------------------------------

         THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THE SECURITIES COVERED HEREBY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

    Proxy Statement/Prospectus, Subject to Completion, dated October 31, 2003


================================================================================

                            DAUGHERTY RESOURCES, INC.
                         120 PROSPEROUS PLACE, SUITE 201
                            LEXINGTON, KENTUCKY 40509

                           PROXY STATEMENT/PROSPECTUS

         We are furnishing this proxy statement/prospectus to shareholders of Daugherty Resources, Inc. ("Daugherty Resources") in connection with the solicitation of proxies by our board of directors for use at a special meeting of our shareholders. The meeting will be held at 10:00 a.m. (Vancouver, British Columbia time) on ______ __, 2004 at 625 Howe Street, 10th Floor, Vancouver, British Columbia, Canada V6C 3B8.

         The primary purpose of the meeting is to obtain shareholder approval to change our jurisdiction of incorporation from the Province of British Columbia in Canada to the State of Delaware in the United States of America. This process is called a continuance in British Columbia and a domestication in Delaware. The process and its purposes are described in this proxy statement/prospectus. In addition to the domestication, we are also soliciting shareholder approval for a new incentive stock award and stock option plan. The specific items to be voted on at the meeting are listed in the following notice of special meeting and the accompanying proxy card.

         When we complete the domestication, we will continue our legal existence in Delaware as if we had originally been incorporated under Delaware law. Each outstanding common share, no par value, of Daugherty Resources as a British Columbia corporation will automatically represent one common share, $.001 par value, of Daugherty Resources as a Delaware corporation. Our common stock is currently traded on the Nasdaq SmallCap Stock Market under the symbol "NGAS." Following the domestication, our common stock will continue to trade on the Nasdaq SmallCap Market under the same trading symbol. On October 30, 2003, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $4.19 per share.

         The proposal for the domestication is subject to approval by holders of at least two-thirds of the common shares of Daugherty Resources cast on the proposal, voting in person or by proxy at the meeting. Dissenting shareholders have appraisal rights under British Columbia law. See "Proposal 1 - The Domestication - Dissent Rights of Shareholders." We plan to complete the proposed domestication as soon as possible following approval by our shareholders unless our board determines that its implementation is no longer advisable.

         SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROXY
STATEMENT/PROSPECTUS FOR A DISCUSSION OF THE RISKS RELATING TO THE DOMESTICATION AND THE OWNERSHIP OF SHARES OF COMMON STOCK OF DAUGHERTY RESOURCES AS A DELAWARE CORPORATION.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This proxy statement/prospectus is first being to shareholders on or about __________, 2003.

================================================================================

================================================================================

                            DAUGHERTY RESOURCES, INC.
                         120 PROSPEROUS PLACE, SUITE 201
                            LEXINGTON, KENTUCKY 40509

--------------------------------------------------------------------------------
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

         NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Daugherty Resources, Inc. will be held at 10:00 a.m. (Vancouver, British Columbia time) on _____ __, 2004 at 625 Howe Street, 10th Floor, Vancouver, British Columbia, Canada V6C 3B8, for the following purposes:

 1. To approve special resolutions authorizing Daugherty Resources, Inc. to change its jurisdiction of incorporation from the Province of British Columbia, Canada to the State of Delaware, United States of America, and to adopt the certificate of incorporation and bylaws authorized in the special resolutions.

 2.      To approve a new incentive stock award and stock option plan.

 3. To transact any other business properly brought before the meeting or any adjournment thereof.

         The text of the special resolutions for the domestication is set forth in Attachment A to the accompanying proxy statement/prospectus. The proposals for both the domestication and the incentive plan will be approved if passed by holders of at least two-thirds of our common shares cast at the special meeting, voting in person or by proxy. As of the date of this notice, there were 9,932,102 shares of our common stock issued and outstanding. Each outstanding common share entitles the holder to one vote on each of the proposals.

         If the special resolutions for the domestication are approved, our board of directors will be authorized to implement, delay or abandon the domestication. OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE SPECIAL RESOLUTIONS. Dissenting shareholders are entitled to be paid the fair value of their shares under the procedures for dissenters' rights described in the accompanying proxy statement/prospectus.

         The board of directors has fixed the close of business on ______ __, 2003 as the record date for determining shareholders entitled to notice of and to vote at the meeting and any adjournments or postponements. If you were a registered holder of our common stock at the close of business on the record date, you are entitled to notice of and to vote at the meeting. If any shareholder transfers shares after the record date and the transferee, at least 48 hours before the meeting, produces properly endorsed share certificates to our corporate secretary or transfer agent or otherwise establishes ownership of the shares, the transferee may vote the shares.

         Shareholders are cordially invited to attend the special meeting in person. Your vote is important. Those who do not plan to attend the meeting are requested to complete, sign and date the accompanying proxy card and return it before the special meeting in the envelope provided. A proxy will not be valid unless it is deposited with the office of our transfer agent, Pacific Corporate Trust Company, 625 Howe Street, 10th Floor, Vancouver, British Columbia V6C 3B8, by the second business day preceding the meeting or any adjournment. Your proxy may be revoked at any time before its exercise by giving a notice of revocation, by delivering a subsequent proxy card or by voting in person at the meeting.

Lexington, Kentucky                   By Order of the Board of Directors
______ __, 2003

                                      William S. Daugherty

                                      Chairman of the Board, President and
                                      Chief Executive Officer

================================================================================

                                TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                               ----
Summary.....................................................................................................    1
Summary Selected Consolidated Financial Information.........................................................    5
Warnings Regarding Forward Looking Information..............................................................    6
Rick Factors................................................................................................    7
The Special Meeting.........................................................................................   10
Proposal 1 - The Domestication..............................................................................   12
Accounting Treatment of Domestication.......................................................................   22
United States and Canadian Income Tax Considerations........................................................   22
Proposal 2 - The 2003 Incentive Plan........................................................................   31
Description of Securities...................................................................................   33
Price Range of Common Stock.................................................................................   35
Management's Discussion and Analysis of Financial Condition and Results of Operations.......................   36
Management..................................................................................................   45
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters..............   46
Certain Relationships and Related Transactions..............................................................   46
Interest of Management in the Domestication.................................................................   47
Legal Matters...............................................................................................   47
Expects.....................................................................................................   47
Where You Can Find More Information.........................................................................   47
Incorporation of Certain Documents by Reference.............................................................   47
Other Matters...............................................................................................   48
Index to Consolidated Financial Statements..................................................................   F-1

Attachment A      Special Resolutions for the Domestication
Attachment B      Form of Certificate of Domestication of Daugherty Resources, Inc.
Attachment C      Proposed Certificate of Incorporation of Daugherty Resources, Inc. (Delaware)
Attachment D      Proposed Bylaws of Daugherty Resources, Inc. (Delaware)
Attachment E      Section 37 of the British Columbia Company Act relating to Dissenters' Rights in connection with the Domestication
Attachment F      Section 207 of the British Columbia Company Act relating to Dissent Procedure
Attachment G      Form of Proxy Card

                        SOURCES OF ADDITIONAL INFORMATION

         This proxy statement/prospectus incorporates important business information about Daugherty Resources from documents that are not included in or delivered with the soliciting materials. This information is available to you without charge upon your written or oral request directed to Daugherty Resources at 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509, telephone (606) 263-3948, Attention: Secretary. to obtain timely delivery of any requested information, security holders must request the information no later than ______ __, 2004 See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

                                     SUMMARY

         The following summary is qualified in its entirety by the more detailed information and consolidated financial statements provided with this proxy statement/prospectus. Unless otherwise indicated, the information relates on a consolidated basis to Daugherty Resources, Inc. ("Daugherty Resources") and its subsidiaries. Investors are urged to read this proxy statement/prospectus in its entirety and carefully consider the information set forth under the heading "Risk Factors." Unless otherwise indicated, all common stock and per share data and information in this proxy statement/prospectus as of a particular date assume no conversion of convertible notes or exercise of outstanding warrants or options into shares of the common stock of Daugherty Resources after that date, and all monetary amounts are United States dollars.

GENERAL

         Daugherty Resources was incorporated in February 1979 under the laws of British Columbia, Canada. We are a natural resources company focused on natural gas development drilling, production and reserve growth. Through our wholly owned subsidiary, Daugherty Petroleum, Inc. ("DPI"), and DPI's interests in sponsored drilling partnerships (the "Drilling Programs"), we hold and actively develop oil and gas interests in the Appalachian and Illinois Basins, primarily within the State of Kentucky. DPI also owns and operates natural gas distribution facilities in Kentucky through its wholly owned subsidiary, Sentra Corporation ("Sentra"), and owns inactive gold and silver prospects in Alaska. We commenced oil and gas operations in 1993 with the acquisition of DPI and have sponsored 21 separate Drilling Programs since 1996. Unless otherwise indicated, references to Daugherty Resources and to "we" or "our" in this proxy statement/prospectus include DPI and its interests in the Drilling Programs and in Sentra.

         The principal executive offices of Daugherty Resources are located at 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509. Our telephone number is (859) 263-3948, and our fax number is (859) 263-4228. Our e-mail address is ngas@daughertyresources.com, and the home page of our web site is www.ngas.com. Upon completion of the domestication, Daugherty Resources will be domesticated in Delaware under the same corporate name. Our headquarters address and contact information will also remain unchanged after the domestication.

BUSINESS STRATEGY

         Our primary financial objective is capital appreciation through growth in production, reserves and cash flow. During 2002, we increased our total revenues by 12.2% over 2001 levels and added 10,634 million cubic feet (Mcf) of natural gas equivalents (Mcfe) to our estimated net proved reserves. Our strategy is to continue expanding our natural gas reserves, production and distribution facilities in our core geographic areas, primarily in the Appalachian Basin. To implement this strategy, we emphasizes the following objectives:

     o Expand drilling operations. We intend to continue developing our natural gas properties through our interests in Drilling Programs that we sponsor and manage.

     o Acquire additional producing properties. Our acquisition efforts are focused on natural gas properties that help build predictable, long-lived oil and gas reserves in geographic areas where we have established operations and expertise.

     o Reduce drilling risks. We concentrate on drilling natural gas development wells on our core prospects rather than exploratory drilling. This helps to reduce the risk levels associated with natural gas drilling and production.

     o Reduce drilling and production costs. By managing Drilling Programs for us and other investors, DPI generally controls drilling and production operations. This structure enables us to share administrative, overhead and operating costs with our partners while providing efficiencies that help reduce drilling and production costs for both.

     o Gold and silver properties. Our objective is to monetize our dormant Alaskan gold and silver properties by seeking a joint venture partner to either provide funds for developing these prospects or to acquire them from us.

         There is no established market in Canada for our common stock. However, the outstanding shares of our common stock are listed and traded under the symbol "NGAS" on the Nasdaq SmallCap Market in the United States. As of October 1, 2003, there were 9,932,102 shares of our common stock and no shares of our preferred stock outstanding. On October 30, 2003, the closing price for the common stock on the Nasdaq SmallCap Market was $4.19. For additional information, see "Price Range of Common Stock."

THE MEETING

         The Meeting. The special meeting of our shareholders will be held on ________ __, 2004 at 10:00 a.m. (Vancouver, British Columbia time) at 625 Howe Street, 10th Floor, Vancouver, British Columbia, Canada V6C 3B8.

         Record Date; Shares Entitled to Vote. The record date for the meeting is ________ __, , 2003. Registered holders of our common stock at the close of business on the record date or their transferees who produce proper evidence of share ownership at least 48 hours (excluding weekends and holidays) before the meeting will be entitled to vote at the meeting. Each share of our common stock is entitled to one vote on each matter to be acted upon at the meeting.

         Quorum; Vote Required. The presence, in person or by proxy, of holders of at least 10% of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. Holders of at least two-thirds of our common shares voting at the meeting, in person or by proxy, are required for approval of the domestication and the new incentive stock award and stock option plan.

         Completion of Domestication After Meeting. We plan to complete the proposed domestication as soon as possible following approval by our shareholders. Our board of directors may, however, decide to delay the domestication or not to proceed with the domestication if it determines that the transaction is no longer advisable.

THE DOMESTICATION

         Domestication and Board Recommendation. Our board of directors proposes to change our jurisdiction of incorporation from British Columbia to Delaware by means of a domestication under the General Corporation Law of the State of Delaware (the "DGCL"). The board believes the domestication will provide various benefits to Daugherty Resources and its shareholders and recommends that you vote in favor of the special resolutions authorizing our domestication from British Columbia to Delaware. See "Proposal 1 - The Domestication - Principal Reasons for the Domestication." Upon the effectiveness of the domestication, Daugherty Resources will become a Delaware corporation as if it had originally been incorporated in that jurisdiction, and our corporate franchise will be discontinued in British Columbia.

         Treatment of the Common Stock, Options, Warrants and Convertible Notes. The existing share certificates representing shares of our common stock will represent an equivalent number of shares of common stock of Daugherty Resources after the domestication without any action on your part. You will not have to exchange any share certificates. We will issue new certificates to you representing shares of common stock of Daugherty Resources as a Delaware corporation upon transfers or at your request. Our outstanding options, warrants and convertible notes will continue to be exercisable or convertible for an equivalent number of shares of common stock of Daugherty Resources as a Delaware corporation at the equivalent exercise or conversion price per share.

         Directors and Officers. Our board of directors currently consist of three members, William S. Daugherty, James K. Klyman and Charles L. Cotterell. Following the domestication, the same members will continue to comprise our board of directors, and the officers of Daugherty Resources will also be unchanged from our current officers. See "Management - Directors and Executive Officers."

         Principal Reasons for the Domestication. The domestication is intended to enhance shareholder value over the long term primarily by increasing our acceptance in the capital markets and improving the marketability of our common stock. In recommending the domestication, our board of directors considered that potential investors, lenders and strategic partners in the United States are more comfortable dealing with U.S. corporations than British Columbia or other foreign corporations. The board also considered that, by becoming subject solely to U.S. tax laws and accounting standards, we will eliminate many of the income tax and financial accounting complexities associated with incorporation outside the United States. The board chose the State of Delaware to be our domicile because it believes the more favorable corporate environment afforded by Delaware will help us compete more effectively with other public companies, many of which are incorporated in Delaware, in raising capital and in attracting and retaining skilled, experienced outside directors.

         The interests of our board of directors, management and principal shareholders in voting for the domestication may not be the same as the interests of our minority shareholders. Delaware law does not afford minority shareholders some of the rights and protections available under British Columbia law. Changing our domicile to Delaware may make it more difficult for minority shareholders to influence company policies or the outcome of shareholder votes for the election of directors or proposed transactions requiring shareholder approval. A discussion of the principal differences between British Columbia law and Delaware law as they affect shareholders is set forth under the caption "Proposal 1 - The Domestication - Comparison of Shareholder Rights." The board of directors has considered the potential disadvantages of the domestication to our minority shareholders and believes that the potential benefits of the change in domicile and related adoption of our proposed Delaware certificate of incorporation and bylaws outweigh the possible disadvantages. See "Proposal 1 - The Domestication - Principal Reasons for the Domestication."

         Regulatory Approvals. The domestication is conditioned upon the receipt of the requisite authorization of the British Columbia Company Act Director and applicable regulatory authorities. See "Proposal 1 - The Domestication - Governmental Approvals." We expect these approvals to be granted in the ordinary course.

         Effect of Transactions on Consolidated Financial Statements. Historically, we have prepared our consolidated financial statements using accounting principles generally accepted in Canada, with footnotes that included a reconciliation with accounting principles generally accepted in the United States ("U.S. GAAP"). As part of the regulatory process for implementing the domestication, our consolidated financial statements included in this proxy statement/prospectus have been audited by independent U.S. accountants in accordance with U.S. GAAP. After the domestication, our consolidated financial statements will continue to be prepared in accordance with U.S. GAAP. The domestication will have no material accounting implications for our consolidated financial statements. See "Accounting Treatment of the Domestication."

         Certain Differences Between Securities of Daugherty Resources in British Columbia and Delaware. Our authorized capital stock in Delaware will consist of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. We currently have 100,000,000 authorized common shares, no par value, and 5,000,000 authorized preferred shares, no par value. The domestication will not affect the common stock or preferred stock, except to the extent of differences in governing law and changes to our charter and bylaws resulting from the domestication.

         Certain Differences Between Rights of Shareholders. After the domestication, Daugherty Resources will be subject to the provisions of the DGCL. The DGCL and the British Columbia Company Act (the "BCCA") are similar in many respects, although they differ from each other in certain areas. These differences include, among other things, the percentage of shares needed to approve matters submitted to a shareholder vote, the ability to require supermajority voting, the ability to provide for cumulative voting, restrictions on business combinations with related parties, the percentage of shareholders needed to act by written consent without a meeting, the right to appoint more than one class of directors, the types of transactions for which statutory appraisal rights are available, the liability and qualification of corporate directors and the remedies for oppression of corporate security holders. In addition to the differences in these statutes, there are also differences between our memorandum and articles under British Columbia law and our proposed certificate of incorporation and bylaws as a Delaware corporation. These include the par value of capital stock, the directors' power to adopt bylaws and create classes of preferred stock without shareholder approval, the expanded limitations on director liability and the ability of the shareholders to take action without a meeting. See "Proposal 1 - The Domestication - Comparison of Shareholder Rights" and "Description of Securities."

         Stock Exchange Listings. Our common stock currently trades on the Nasdaq SmallCap Market in the United States under the symbol "NGAS." There is no trading on an exchange or other quotation system in Canada. Upon the consummation of the domestication, our common stock will continue to be listed on the Nasdaq SmallCap

Market under the symbol "NGAS." As of October 1, 2003 there were 9,932,102 shares of our common stock and no shares of our preferred stock issued and outstanding.

         Future Dividend Policy. We do not expect to pay dividends on our common stock in the foreseeable future. See "Description of Securities - Dividend Policy."

         Common Stock Held by Directors, Executive Officers and Their Affiliates. At October 1, 2003, our directors and executive officers and their affiliates beneficially held 1,285,440 shares of our common stock, representing 11.5% of our outstanding voting securities.

         Rights of Dissenting Shareholders. Under British Columbia law, you may dissent on the domestication proposal and be paid the fair value of your shares. To dissent and be paid, you must strictly follow the procedures described in this proxy statement/prospectus. See "Proposal 1 - The Domestication - Dissent Rights of Shareholders." The text of the British Columbia statute covering dissent procedures is set forth in full in Attachment E to this proxy statement/prospectus. If you do not strictly follow the proper procedures, you can lose your right to dissent. You can lose your right to dissent, for example, by voting in favor of the special resolutions authorizing the domestication or failing to send a dissent notice to us at least two business days prior to the special meeting.

TAX CONSEQUENCES OF THE DOMESTICATION

         United States Federal Income Tax Consequences. The domestication is expected to constitute a tax-free reorganization for United States federal income tax purposes. This means that none of our shareholders will be subject to U.S. income tax as a result of the domestication except to the extent that they receive cash as a result of dissenting. See "United States and Canadian Income Tax Considerations." After the effective date of the domestication, any dividends received by corporate shareholders will, subject to applicable exceptions and restrictions, be eligible for the dividends received deduction, and any dividends paid to United States shareholders after the domestication will no longer be subject to Canadian withholding tax. We have never paid cash dividends on our common stock or preferred stock. There is no current expectation that dividends will be paid on our common stock for the foreseeable future. Any preferred stock issued after the domestication will be eligible for dividends prior and in preference to shares of our common stock, when and if declared by our board of directors. See "Description of Securities - Dividend Policy."

         Holders of our stock options, warrants and convertible notes should not recognize gain or loss in the domestication. However, the Internal Revenue Service (the "IRS") or courts could disagree with this characterization and instead treat the transaction as a taxable exchange of these securities.

         Canadian Income Tax Consequences. The domestication will not constitute a taxable event for our shareholders under Canadian law. Our shareholders will continue to hold their shares at the same aggregate adjusted cost base as before the domestication. Any dividends paid on our common stock after the domestication will be includable by shareholders in computing their income and will not be eligible for the gross up and dividend tax credit or other rules applicable to dividends from Canadian corporations. Shareholders who exercise dissenters' rights in the domestication may be deemed to have received a dividend and may realize a capital gain or loss on receipt of payment for their shares. See "United States and Canadian Income Tax Considerations."

         We will be deemed to have completed a tax year for Canadian tax purposes immediately prior to the domestication. Our assets immediately prior to the domestication will be deemed to have been disposed of at their fair market value, and any gains or losses we recognize on the deemed disposition of those assets will be included in our Canadian taxable income for that year. However, we do not expect to recognize any gain on the deemed disposition as a result of the domestication and consequently do not expect to have any tax liability as a result of the domestication.

         All shareholders should read carefully the more detailed discussions under "United States and Canadian Income Tax Considerations" and are urged to consult their own tax advisers.

ACCOUNTING TREATMENT OF DOMESTICATION

         The domestication will be treated as a transaction between entities under common control. Assets and liabilities deemed transferred between entities under common control are accounted for at historical cost. Accordingly, the assets and liabilities of Daugherty Resources (Delaware), the continuing entity, will be reflected at their historical cost to Daugherty Resources (Canada). Any shares of capital stock that we acquire from dissenting shareholders will be treated as an acquisition of treasury stock at the amount paid for the shares. See "Accounting Treatment of Domestication."

THE 2003 INCENTIVE PLAN

         Our board is also proposing that shareholders approve a new incentive stock award and stock option plan at the special meeting. The plan provides for the award of our common shares as compensation to selected consultants directors, officers and employees and for the grant of stock options to selected officers, directors and key employees as an incentive to acquire or increase their proprietary interest in the Company, to continue their services to the Company and to increase their efforts on its behalf. The plan covers up to 4,000,000 common shares and requires approval from holders of at least two-thirds of our common shares voting at the special meeting. See "Proposal 2 - The 2003 Incentive Plan."

               SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The table below presents selected historical consolidated financial data for Daugherty Resources. The selected historical consolidated financial data as of and for the five-years ended December 31, 2002 is derived from our audited consolidated financial statements, which have been audited by Kraft, Berger, Grill, Schwartz, Cohen & March LLP, independent certified public accountants, and by _________ under U.S. GAAP as of and for the three years ended December 31, 2002. The selected historical consolidated financial data as of and for the six months ended June 30, 2003 and 2002 is derived from our unaudited consolidated financial statements. In the opinion of management, our unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for these periods. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the full year.

         The selected historical consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in this proxy statement/prospectus and in our annual reports, quarterly reports and other information on file with the Securities and Exchange Commission (the "SEC").

                             (U.S. $) (IN THOUSANDS)


                                            SIX MONTHS ENDED
                                                JUNE 30,                             YEAR ENDED DECEMBER 31,
                                      -----------------------   ----------------------------------------------------------------
                                         2003         2002         2002         2001          2000          1999           1998
                                      ----------   ----------   ----------   ----------    ----------    ----------      -------
                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenues ....................   $   12,682   $    4,437   $    8,405   $    7,489    $    6,149    $    1,417       2,364
Direct expenses ...................        5,354        2,468        4,084        4,271         3,720           780       1,658
Net income (loss) .................        2,013          585          635         (327)         (252)       (7,221)     (1,568)
Net income (loss) per weighted
   common shares outstanding ......         0.32         0.11         0.12        (0.08)        (0.09)        (3.19)      (0.77)
Weighted average common

   shares outstanding .............        6,250        5,210        5,344        4,029         2,957         2,262       2,035



                                            AS OF JUNE 30,                             AS OF DECEMBER 31,
                                      -----------------------    ----------------------------------------------------------------
                                         2003         2002         2002         2001          2000          1999           1998
                                      ----------   ----------    ----------    ----------    ----------    ----------  ----------
                                            (UNAUDITED)
BALANCE SHEET DATA:
Current assets ....................   $    8,350   $      801    $    7,884    $    2,900    $      813    $    2,495  $    1,431
Current liabilities ...............        5,119        2,422         9,398         4,903         4,370         5,355       5,047
Working capital (deficit) .........        3,231       (1,621)       (1,514)       (2,003)       (3,547)       (2,860)     (3,616)
Total assets ......................       22,775       11,947        19,711        13,623         9,978        14,023      20,488
Total liabilities .................        9,066        5,834        13,425         8,359         6,229         7,018       7,783
Stockholders' equity ..............       13,708        6,113         6,286         5,264         9,499         7,005      12,705

                  WARNINGS REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this proxy statement/prospectus and in the documents attached and incorporated by reference are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In essence, forward-looking statements are predictions of future events. Although we would not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their realization, and actual results may differ materially from those we anticipated due to a number of risks and uncertainties, many of which we cannot control or predict. We urge you to consider the risks and uncertainties discussed under "Risk Factors" and in the other documents filed with the SEC that we have referred you to in evaluating our forward-looking statements.

         We have no plans to update our forward-looking statements unless otherwise required by law. Our forward-looking statements are made as of the date of this proxy statement/prospectus or, in the case of forward-looking statements in documents incorporated by reference, as of the date of those documents. We generally identify forward-looking statements with the words "plan," "expect," "anticipate," "estimate," "may," "will," "should" and similar expressions.

         Factors that could cause actual results to differ materially from our forward-looking include:

    o    Declines in natural gas or oil production or prices;

    o    Incorrect estimates of required capital expenditures;

    o Increases in the cost of drilling, completion and natural gas collection or other costs of production and operations;

    o Inability to the raise the capital needed to meet our growth objectives;

    o Changes in governmental regulations imposing restrictions on our oil and gas operations or increasing compliance costs; and

    o Other risk factors discussed herein or unanticipated risks or adverse events.

                                  RISK FACTORS

         An investment in Daugherty Resources involves certain risks. You should carefully review the following factors, together with the other information contained in this proxy statement/prospectus, prior to making an investment decision.

RISKS RELATING TO THE DOMESTICATION AND OWNERSHIP OF OUR COMMON STOCK

         Certain Shareholders' Rights Will Be Reduced by the Domestication. There are differences between the BCCA and the DGCL and between our current and proposed governing instruments that may materially affect and effectively reduce the rights of shareholders. A discussion of the important changes that will occur as a result of our domestication from British Columbia to Delaware is included elsewhere in this proxy statement/prospectus. See "Proposal 1 - The Domestication - Comparison of Shareholder Rights." Although the material consequences to shareholders as a result of the domestication are included in that summary, it is not intended to be exhaustive, and shareholders should consult with their legal advisers regarding all of the implications of the domestication.

         Anti-Takeover Protections May Discourage Transactions with Potential Benefits to Shareholders. Certain provisions of the DGCL and of our proposed certificate of incorporation and bylaws may be deemed to provide anti-takeover protections. These provisions provide for greater latitude for our board of directors in authorizing new series of preferred stock, advance notice requirements for director nominations and actions to be taken at annual meetings and the protections afforded by section 203 of the DGCL. These provisions could impede the ability of a potential acquirer to implement any merger, consolidation, takeover or other business combination without the cooperation of our board of directors or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain a controlling position in our common stock. This, in turn, could deprive our shareholders from realizing a premium or other benefits from a change of control transaction. See "Proposal 1 - The Domestication - Comparison of Shareholder Rights" and "Description of Securities
- Corporate Governance Provisions with Possible Anti-Takeover Effects."

         Dividends Are Not Expected To Be Paid on Our Common Stock. We have never paid cash dividends on our common stock. Our current policy is to retain any future earnings to finance the acquisition and development of additional oil and gas reserves. After the domestication is implemented, we anticipate that our dividend policy will be unchanged. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our operating results, financial condition, capital requirements, restrictions in debt instruments, general business conditions and other factors the board of directors deems relevant. If we issue any preferred stock, it will be eligible for dividends prior and in preference to shares of our common stock, when and if declared by the board of directors.

         Our Significant Capital Requirements Makes Us Dependent on the Capital Markets. With our current density of connected natural gas wells, our cash flows from oil and gas producing activities are not adequate to finance the level of drilling activities needed for the efficient development of our proved undeveloped oil and gas reserves, which represented over 75% of our total estimated proved reserves (developed and undeveloped) on an energy equivalent basis at December 31, 2002. We have financed a substantial part of our drilling activities with proceeds from private placements of our securities, including convertible note financing totaling $8,236,125 in 2003. As a result, we are highly leveraged and expect to remain dependent on the capital markets to finance a large part of our oil and gas development and acquisition activities. Our ability to meet our debt service obligations and ultimately reduce total indebtedness will be dependent not only on future drilling and production performance, but also on oil and gas prices, general economic conditions and financial, business and other factors affecting our operations, many of which are beyond our control.

         Our Financial Leverage Creates Refinancing Risks. Our outstanding convertible notes will mature from May 2007 through September 2008 unless previously redeemed by the Company or converted by the holders into our common stock. We will likely be dependent on additional financing to repay our outstanding long term debt at maturity. Our ability to refinance this debt will be subject to our future performance and prospects as well as market and general economic conditions beyond our control. There can be no assurance that we will be able to secure any necessary refinancing on acceptable terms.

         Equity Interests of Our Current Shareholders May Be Diluted by the Issuance of Reserved Shares. As of the date of this proxy statement/prospectus, we have 6,342,469 common shares reserved for issuance upon the conversion of convertible notes and the exercise of warrants and options. These securities are convertible or exercisable at fixed prices ranging from $1.50 to $5.11 per share or at variable prices depending on the prevailing market price of the common stock and expire on various dates extending to September 5, 2008. The exercise or conversion of these securities at exercise or conversion prices below the prevailing market price of our common stock would have a dilutive effect on the book value per share of our common stock held by existing shareholders.

         Market Prices of Our Common Stock May Be Adversely Affected by the Resale of Reserved Shares. Sales of substantial amounts of our common stock, including shares issued upon conversion of our convertible notes and the exercise of warrants and options, following the completion of the domestication could have an adverse effect on the market price of the common stock. As of the date of this proxy statement/prospectus, there were 9,932,102 shares of our common stock issued and outstanding. The additional 6,342,469 common shares reserved for issuance upon conversion of our convertible notes and the exercise of warrants and options have been registered under the Securities Act of 1933 (the "Securities Act") for resale from time by their holders. Sales of substantial amounts of our common stock in the public market, or the perception that those sales will occur, could adversely affect prevailing market prices of the common stock.

         Inefficiencies and Volatility in the Public Market May Adversely Affect the Liquidity and Price of Our Common Stock. Our common stock is currently traded on the Nasdaq SmallCap Market, where it is expected to continue trading after the domestication. The Nasdaq SmallCap Market may not necessarily provide an active public market for the common stock. The market price of our common stock could be subject to significant volatility in response to variations in our results of operations and other factors. In addition, the equity markets in general and "small cap" stocks in particular may experience wide price and volume fluctuations that may be unrelated and disproportionate to the operating performance of particular companies. The trading price of our common stock could be affected by those fluctuations.

         The Liquidity and Price of Our Common Stock Would Likely Be Impaired If We Lost Our Nasdaq SmallCap Listing. The trading price and volume of our common stock would be adversely affected if we lost our listing on the Nasdaq Small Cap Market. To remain eligible for trading on the Nasdaq Small Cap Market, companies must meet various requirements, including corporate governance standards, minimum shareholders' equity of $2.5 million or market capitalization of $35 million and a market price of at least $1.00 per share. These requirements will continue after our domestication. If our common stock were to be delisted, the shares would likely be quoted on the OTC Bulletin Board, but the liquidity and market price of the common stock would likely be impaired.

         Our Common Stock Could Become Subject to Restrictive "Penny Stock" Rule .. If our net tangible assets (total assets less intangible assets and liabilities) were to decline below $2 million after the domestication, we would lose our exclusion from the definition of a "penny stock" under the Securities Exchange Act of 1934 (the "Exchange Act") as a "substantial issuer." In that event, broker-dealers would be subject to various sales practice restrictions under the Exchange Act for transactions in our common stock, and our shareholders would likely find it more difficult to dispose of or obtain accurate price quotations for their shares.

RISKS RELATING TO OUR OIL AND GAS OPERATIONS

         Competitive Conditions Could Undermine Our Acquisition Strategy and Impair Our Profitability. Competition in the oil and gas industry is intense, particularly for the acquisition of producing properties and proved undeveloped acreage. Major and independent oil and gas companies actively bid for desirable oil and gas properties and for the equipment and labor required to develop and operate them. Substantial increases in natural gas prices over the last few years have heightened the demand, competition and cost for these commodities. Many of our competitors have financial resources and exploration and development budgets substantially greater than ours, potentially reducing our ability to compete for desirable prospects. Unless we continue to acquire additional proved undeveloped acreage, our oil and gas reserves will decline as they are produced. This, in turn, would reduce cash flow for future growth as well as the assets available to secure financing for capital expenditures.

         Volatility of Natural Gas Prices Could Reduce Our Revenues, Profitability and Growth. Our production revenues, profitability and future rate of growth are substantially dependent upon the demand and prevailing prices of natural gas, which represented over 95% of our proved reserves on an energy equivalent basis at December 31,

2002. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent upon natural gas prices. Prices for natural gas are subject to wide fluctuation in response to relatively minor changes in supply and demand, market uncertainty and a variety of other factors that are beyond our control. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in oil and gas producing regions worldwide, the foreign supply of oil and natural gas, the price of oil and gas imports and overall economic factors. Any continued and extended decline in prevailing natural gas prices could have a material adverse effect on our financial position, cash flows and results of operations, as well as reducing the amount of our reserves that can be produced economically.

         Our Drilling and Production Results Are Subject To Many Operating Risks. Our oil and gas development drilling and production operations involve numerous risks, including depositional or trapping uncertainties, encountering unusual or unexpected formations and pressures or other conditions that may result in dry holes, failure to produce oil or gas in commercial quantities or inability to fully produce discovered reserves. Oil and gas drilling may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect our production from successful wells. These conditions include delays in obtaining regulatory approvals and easements for connecting completed wells through construction of new sales or gathering lines and shut-in of connected wells resulting from extreme weather conditions, insufficient tank capacity or other geological and mechanical conditions. While close well supervision, effective maintenance operations and improved recovery techniques can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to adversely affect revenue and cash flow levels to varying degrees. The timing and extent of production declines as well as recompletion and workover requirements for wells in which we own working interests cannot be predicted with any certainty.

         Our Operations Could Be Adversely Affected by Governmental Regulation of the Oil and Gas Industry. The oil and gas business is subject to broad federal and state laws and regulations that could adversely affect our operations. Prior to commencing drilling activities for a well, we must procure governmental permits or approvals governing the maintenance of bonding requirements, the location of wells, the method of drilling and casing wells, the surface use and restoration of properties on which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used in connection with operations. Many of these laws and regulations as well as their enforcement have become more stringent in recent years, imposing greater liability on a larger number of potentially responsible parties. Present and future regulation of the oil and gas industry and claims for damages to properties, employees and other persons or the environment resulting from operations of the Company could adversely affect our oil and gas operations or result in substantial future costs and liabilities.

         Our Business Entails Operating Hazards that Could Result In Losses Not Covered by Insurance. Our drilling and production operations entail various operating hazards, including the risk of fire, explosions, blowouts, craterings, pipe failure, casing collapse, abnormally pressured formations and environmental hazards such as gas leaks, ruptures and discharges of toxic gas. Any of these hazards could result in personal injury, property and environmental damage, clean-up responsibilities and other regulatory penalties. Our gathering and distribution operations are also subject to many of these inherent hazards. We maintain insurance against some, but not all, potential operating risks. Even for insured risks, our insurance maybe inadequate to cover all losses or liability. The occurrence of a significant event not fully insured against could materially adversely affect our operations and financial condition.

         Our Estimated Reserves and Their Future Net Cash Flows Are Subject to Inherent Uncertainties. Proved reserves of oil and natural gas are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be economically producible under existing conditions. There are numerous uncertainties inherent in estimating quantities and values of proved oil and gas reserves and in projecting future rates of production and the timing of development expenditures, including factors involving reservoir engineering, pricing and both operating and regulatory constraints. Reserve assessment is a subjective process of estimating the recovery from underground accumulations of natural gas and other hydrocarbons that cannot be measured in an exact way. All reserve estimates are to some degree speculative, and various classifications of reserves only constitute attempts to define the degree of speculation involved. The accuracy of any reserve estimate is a function of available data, engineering and geological interpretations and judgments based on the data and assumptions on oil and gas prices. Accordingly, reserve estimates are often different from the quantities of natural gas and other hydrocarbons that are ultimately recovered. The reserve data included in our Annual Report incorporated by reference in this proxy statement/prospectus and summarized in the notes to our consolidated financial statements included elsewhere in this proxy statement/prospectus represent estimates only and should not be construed as being exact. Results of drilling, testing and production history from our wells and changes in oil and gas prices subsequent to the date of our reserve estimates could change those estimates substantially, either upward or downward. Any downward adjustment could adversely affect our future prospects and market value of our common stock.

         Unprofitability of Mining Properties. We have generated any revenues from our gold and silver mining properties and are required to expend funds to maintain our interests in the properties. We do not expect to put our mining properties into production in the absence of third-party financing and have recognized substantial noncash impairment charges against their carrying value. In view of prevailing market conditions affecting gold and silver prices, we may be unable to implement our strategy for disposing of our interest or otherwise converting our interest in these properties into revenue producing assets.

         Reliance on Key Personnel. Our success depends to a significant extent on a small number of key technical and managerial personnel whose loss could have a material adverse effect on our operations and prospects. We believe our future success will continue to depend in part upon our ability to attract and retain highly skilled technical and managerial personnel. Competition for such personnel is intense. There can be no assurance that we will be successful in attracting and retaining the personnel requires to implement our operating and strategic objectives and continue to operate profitably. See "Management."

                               THE SPECIAL MEETING

GENERAL

         This proxy statement/prospectus is being furnished to our shareholders in connection with the solicitation by our board of directors of proxies for use at the special meeting to be held at 625 Howe Street, 10th Floor, Vancouver, British Columbia, Canada V6C 3B8, at 10:00 a.m. (Vancouver, British Columbia time) on _______ __, 2004. The approximate date of mailing this proxy statement/prospectus and the accompanying proxy card to our shareholders is ________ __, 2003.

         OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE DOMESTICATION OF DAUGHERTY RESOURCES FROM BRITISH COLUMBIA TO DELAWARE AND THE 2003 INCENTIVE STOCK AND STOCK OPTION PLAN. THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THE SPECIAL RESOLUTIONS AUTHORIZING US TO CHANGE OUR JURISDICTION OF INCORPORATION FROM BRITISH COLUMBIA TO DELAWARE BY IMPLEMENTING A TRANSACTION KNOWN AS A CONTINUATION IN CANADA AND A DOMESTICATION IN DELAWARE AND ADOPTING THE NEW CERTIFICATE OF INCORPORATION AND BYLAWS AUTHORIZED IN THE SPECIAL RESOLUTIONS. THE BOARD ALSO RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSED 2003 INCENTIVE STOCK AND STOCK OPTION PLAN.

RECORD DATE

         The board has set the close of business on __________ __, 2003 as the record date for the special meeting. Registered holders of our common stock at the close of business on the record date or their transferees who produce proper evidence of ownership of the transferred shares at least 48 hours before the meeting and who request that their name be included on the list of shareholders will be entitled to vote at the meeting. If you are included on that list, you may vote your shares at the meeting, but the previous owners may not.

QUORUM AND REQUIRED VOTE

         As of October 1, 2003, there were 9,932,102 shares of our common stock were issued and outstanding, and no shares of our preferred stock were outstanding. Each share of common stock has the right to one vote on each matter that properly comes before the meeting. The presence, in person or by proxy, of holders of at least 10% of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. We will hold the special meeting on the scheduled date as long as this quorum requirement is met. We will count your shares toward this quorum requirement as long as we receive your signed proxy card, even if you vote to abstain on the proposals or fail to vote. If your shares are held in "street name" by a broker, bank or other nominee, they should give you instructions for voting the shares. Usually, they will vote the shares on your behalf and at your direction. Your broker or other nominee may refrain from voting your shares held in its street name if you do not tell the nominee how to vote those shares. In that case, they will be treated as broker nonvotes. Any broker nonvotes will count for the quorum requirement but not for approval of the proposals.

         To approve the domestication, the special resolutions of our board of directors authorizing the transaction must be approved by the holders of at least two-thirds of our common shares voting on the proposal at the meeting, in person or by proxy. A copy of the special resolutions are attached to this proxy statement/prospectus as Attachment A. If the special resolutions are approved, our board of directors may, in its discretion, postpone or abandon the domestication. The board has not considered any alternative action if the domestication is not approved or if the exercise of dissenters' rights or other factors require its abandonment.

         To approve the proposed 2003 incentive plan, the proposal must also be approved by the holders of at least two-thirds of our common shares voting at the meeting, in person or by proxy. A summary of the plan and the board's reasons for recommending its approval is included in this proxy statement/prospectus under the caption "Proposal 2 - The 2003 Incentive Plan."

SOLICITATION AND REVOCATION OF PROXIES

         In order to vote your shares at the meeting, you must attend the meeting or appoint a proxy to vote on your behalf by completing and mailing your proxy card. You will find a proxy card accompanying this proxy statement/prospectus. For your proxy to be valid and used at the meeting, it must be received by our stock transfer agent, Pacific Corporate Trust Company, 625 Howe Street, 10th Floor, Vancouver, British Columbia V6C 3B8, by the second business day preceding the meeting or, if the meeting is adjourned or postponed, by the second business day preceding the adjourned or postponed meeting. Proxies will be solicited primarily by mail and may also be solicited by our directors or officers. The cost of the solicitation will be borne by Daugherty Resources.

         All shares represented at the meeting by properly executed proxies will be voted in accordance with the instructions specified on the proxy card. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED BY THE NAMED PROXY HOLDERS IN FAVOR OF THE DOMESTICATION AND THE 2003 INCENTIVE PLAN.

         The accompanying proxy card, when properly signed, confers discretionary authority to the named proxies on any other matters that may properly be brought before the meeting. We are not aware that any other matters to be presented at the meeting. However, if any other matters not currently known to management should properly come before the meeting, then the proxies named on the proxy card intend to vote in accordance with the judgment of management.

         Each shareholder may vote in person or by proxy. To be valid, a proxy card must be signed by the shareholder or by the shareholder's attorney, duly authorized in writing. A shareholder who has given a proxy may revoke it at any time before its use by:

    o completing, signing, dating and delivering a new form of proxy no later than two business days before the special meeting;

    o    personally attending the meeting and voting in person;

    o sending an instrument in writing signed by the shareholder or by his duly authorized attorney to Pacific Corporate Trust Company, 625 Howe Street, 10th Floor, Vancouver, British Columbia V6C 3B8, at least two business days prior to the date of the special meeting; or

    o giving an instrument in writing signed by the shareholder or his duly authorized attorney to the chairman of the meeting on the day of the meeting or any adjournment thereof.

         PROPERLY EXECUTED PROXIES WITHOUT INSTRUCTIONS ON HOW TO VOTE ON THE PROPOSALS FOR THE DOMESTICATION AND THE 2003 INCENTIVE PLAN WILL BE VOTED "FOR" THE APPROVAL OF THE SPECIAL RESOLUTIONS OF OUR BOARD OF DIRECTORS AUTHORIZING THE DOMESTICATION AND "FOR" THE APPROVAL OF THE 2003 INCENTIVE PLAN.

PROXY MATERIALS

         Upon request, additional proxy materials will be furnished without cost to brokers and other nominees for forwarding to beneficial owners of shares held in their names. We will also honor requests from shareholders for copies of our periodic reports incorporated by reference in this proxy statement. See "Incorporation of Documents by Reference."

COST OF PROXY SOLICITATION

         The cost of preparing and mailing this proxy statement/prospectus to our shareholders is estimated at approximately $125,000. In addition to the use of the mails for distribution of this proxy statement/prospectus, proxies for the special meeting may be solicited by our directors and officers, without additional compensation, by personal interview, telephone or otherwise.

                         PROPOSAL 1 - THE DOMESTICATION

GENERAL

         Our board of directors is proposing to change our jurisdiction of incorporation from British Columbia, Canada to the Sate of Delaware through a transaction called a "domestication" under section 388 of the DGCL, also referred to as a "continuation" under section 37 of the BCCA. A copy of the special resolutions authorizing the domestication to be voted on by the shareholders is attached to this proxy statement/prospectus as Attachment A. The continued, or domesticated, corporation will become subject to the DGCL on the date of its domestication, but will be deemed to have commenced its existence in Delaware on the date it originally commenced existence in British Columbia. Under the DGCL, a corporation becomes domesticated in Delaware by filing a certificate of domestication and a certificate of incorporation for the corporation being domesticated. A copy of the proposed form of the certificate of domestication that will be filed in Delaware is attached to this proxy statement/prospectus as Attachment B. A copy of the proposed certificate of incorporation that will be filed in Delaware is attached to this proxy statement/prospectus as Attachment C.

         The domestication will be effective upon the filing of the certificates with the office of the Secretary of State of the State of Delaware. Thereafter, Daugherty Resources will be subject to the certificate of incorporation filed in Delaware. We will be discontinued in British Columbia as of the date a certificate of discontinuance is issued by the British Columbia Registrar of Companies. Upon the domestication, the board of directors will adopt bylaws, a copy of which is attached to this proxy statement/prospectus as Attachment D. Copies of section 37 and section 207 of the BCCA addressing dissenters' rights in connection with the domestication are attached to this proxy statement/prospectus as Attachment E and Attachment F, respectively.

         The domestication will not interrupt the corporate existence or operations of Daugherty Resources or the trading market for our common stock. Each outstanding share of our common stock at the time of the domestication will remain issued and outstanding as a share of common stock of Daugherty Resources after its corporate existence is continued from British Columbia under the BCCA and domesticated in Delaware under Delaware law. Our common stock will also remain traded on the Nasdaq SmallCap Market under the trading symbol "NGAS."

OFFICERS AND DIRECTORS

         Our board of directors currently consists of three members, William S. Daugherty, James K. Klyman and Charles L. Cotterell. Upon the domestication, our board of directors will consist of the same three individuals. Immediately following the domestication, our principal executive officers will also be unchanged. They are William S. Daugherty, chairman of the board, president and chief executive officer, D. Michael Wallen, vice president and secretary, and Michael P. Windisch, Chief Financial Officer.

TREATMENT OF THE OUTSTANDING COMMON STOCK, OPTIONS, WARRANTS AND CONVERTIBLE
NOTES

         The existing share certificates representing shares of our common stock will continue to represent the same number of shares of common stock of Daugherty Resources after the domestication without any action on your part. You will not have to exchange any share certificates. We will issue new certificates to you representing shares of common stock of Daugherty Resources as a Delaware corporation upon transfers or at your request. Holders of our outstanding options, warrants and convertible notes will continue to hold the same securities, which will remain exercisable or convertible for an equivalent number of shares of common stock of Daugherty Resources as a Delaware corporation for the equivalent conversion or exercise price per share, without other action by the holder.

SHAREHOLDER APPROVAL

         The domestication is subject to various conditions, including approval by our shareholders of the special resolutions of our board of directors authorizing the transaction. A copy of the special resolutions is attached to this proxy statement/prospectus as Attachment A. Under the BCCA, this requires affirmative votes from holders of at least two-thirds of our common shares voting on the proposal at the special meeting. Assuming we receive the requisite shareholder approval for the domestication, our board of directors will retain the right to terminate or abandon the domestication if they determine that consummating the domestication would be inadvisable or not in the best interests of Daugherty Resources or its shareholders, or if all of the respective conditions to consummation of the domestication have not occurred within a reasonable period of time.

GOVERNMENTAL APPROVALS

         The domestication is subject to the authorization of the British Columbia Registrar of Companies under section 37 of the BCCA. The British Columbia Registrar of Companies is empowered to authorize the domestication if, among other things, he is satisfied that the domestication will not adversely affect our creditors or shareholders. We intend to apply to the British Columbia Registrar of Companies for authorization of the domestication in advance of the special meeting to obtain the authorization as soon as possible following approval of the domestication by our shareholders.

         Under the BCCA:

    o we continue to own our existing property and property rights once domiciled in Delaware;

    o we continue to be liable for our obligations once domiciled in Delaware;

    o any existing cause of action, claim or liability is unaffected by the domestication;

    o any civil, criminal or administrative action or proceeding pending by or against us may be prosecuted by or against us after the domestication; and

    o a conviction against, or ruling, order or judgment in favor of or against us prior to the domestication may be enforced by or against us after the domestication.

         The BCCA also requires that an application for authorization of a British Columbia corporation to continue in another jurisdiction must be accompanied by consents from the Corporations Tax Branch of the Ministry of Revenue and the British Columbia Securities Commission, as well as a legal opinion to the effect that the laws of the other jurisdiction meet the requirements of section 37 of the BCCA relating to dissenters' rights.

         Subject to the British Columbia Registrar of Companies' authorization of the domestication, we anticipate that we will file with the Secretary of State of Delaware a certificate of domestication and a certificate of incorporation under section 388 of the DGCL, and that we will be domesticated in Delaware on the date that all of the conditions to the domestication have been satisfied. Promptly thereafter, we intend to give notice to the British Columbia Registrar of Companies that Daugherty Resources has been continued under the laws of the State of Delaware and request that the British Columbia Registrar of Companies issue us a certificate of discontinuance bearing the same date as the date of acceptance of our certificate of domestication and certificate of incorporation by the Secretary of State of Delaware.

         Daugherty Resources will be relying on exemptions from registration under legislation of the relevant provinces of Canada to the effect that a distribution of securities is not deemed to occur when the only transaction involved in the domestication is a change of domicile. Since our shareholders will continue to hold the same number of shares of our common stock under the terms of the domestication, we do not intend to apply for orders or rulings otherwise required from various securities commissions and regulatory authorities in the relevant provinces of Canada relating to the resale of our common shares after the domestication.

PRINCIPAL REASONS FOR THE DOMESTICATION

         Our board of directors believes that, by domiciling Daugherty Resources in the United States, we will be able to enhance shareholder value over the long term with greater acceptance in the capital markets and improved marketability of our common stock. The board considered the fact that, in management's experience, potential investors, lenders and strategic partners in the United States are more familiar with U.S. accounting, tax and disclosure standards than those in Canada and are therefore more comfortable dealing with U.S. corporations than British Columbia or other Canadian corporations. The board also considered that, by becoming subject solely to U.S. tax laws and accounting standards, we will eliminate many of the income tax and financial accounting complexities associated with incorporation outside the United States. In addition, being domiciled in the United States could provide the flexibility to enter into some types of mergers, acquisitions and business combination transactions with other U.S. corporations that could have adverse tax consequences if we remained a British Columbia corporation. See "United States and Canadian Income Tax Consequences."

         The board of directors chose the State of Delaware to be our domicile because it believes the more favorable corporate environment afforded by Delaware will help us compete more effectively with other public companies, many of which are incorporated in Delaware, in raising capital and in attracting and retaining skilled, experienced outside directors. For many years, Delaware has followed a policy of encouraging public companies to incorporate in the State by adopting comprehensive corporate laws that are revised regularly in response to developments in modern corporate law and changes in business circumstances. The Delaware courts are known for their considerable expertise in dealing with complex corporate issues and providing predictability through a substantial body of case law construing Delaware's corporate law. Coupled with an active bar known for continually assessing and recommending improvements to the DGCL, these factors add greater certainty in complying with fiduciary responsibilities and assessing risks associated with conducting business.

         The interests of our board of directors, management and principal shareholders in voting for the domestication may not be the same as the interests of our minority shareholders. Delaware law does not afford minority shareholders some of the rights and protections available under British Columbia law. Changing our domicile to Delaware may make it more difficult for minority shareholders to influence company policies or the outcome of shareholder votes for the election of directors or proposed transactions requiring shareholder approval. A discussion of the principal differences between British Columbia law and Delaware law as they affect shareholders is set forth below.

         The board of directors has considered the potential disadvantages of the domestication to our minority shareholders and believes that the potential benefits of the change in domicile and related adoption of our proposed Delaware certificate of incorporation and bylaws outweigh the possible disadvantages. In particular, the board believes the prospects for greater acceptance in the capital markets and enhanced marketability for our common stock plus the benefits associated with attracting and retaining skilled and experienced outside directors, as well as the greater sophistication, breadth and certainty of Delaware law, make the proposed domestication beneficial to Daugherty Resources, its management and its shareholders, including minority shareholders.

COMPARISON OF SHAREHOLDER RIGHTS

         General. On the effective date of the domestication, Daugherty Resources will be deemed to have been incorporated under the laws of the State of Delaware from its inception and will be governed by the certificate of incorporation filed with the certificate of domestication and the new Delaware bylaws adopted in the special resolutions of our board of directors authorizing the domestication. Differences between the BCCA and the DGCL and between our current memorandum and articles and the proposed certificate of incorporation and bylaws will result in various changes in the rights of our shareholders. The following summary comparison does not purport to be exhaustive and is qualified in its entirety by reference to our proposed certificate of incorporation and bylaws, as well as our current British Columbia memorandum and articles. The proposed certificate of incorporation and bylaws are included in this proxy statement/prospectus as Attachment B and Attachment C, respectively.

         Capital Structure. Under our proposed Delaware certificate of incorporation, the total number of shares of capital stock that we will have the authority to issue is 105 million, consisting of 100 million shares of common stock, par value $0.001 per share, and 5 million shares of preferred stock, par value $0.001 per share. As permitted by Delaware law, our proposed certificate of incorporation grants the board of directors broad powers to fix by resolution the powers, preferences and rights, and the qualifications, limitations and restrictions of the preferred stock. Under our current British Columbia memorandum, we presently have the authority to issue 100 million shares of common stock and 5 million shares of preferred stock, each class without par value.

         No Bylaws Under British Columbia Law. A number of corporate governance matters that may be addressed in the bylaws of a Delaware corporation must be addressed in the articles of a British Columbia corporation. The articles of a British Columbia corporation can only be amended upon the approval by a three-fourths majority of the votes cast at a meeting of shareholders at which the shares are entitled to be voted, whereas Delaware law and our proposed certificate of incorporation confer upon our board of directors the power to adopt, amend or repeal our bylaws, which may also be adopted, amended or repealed by simple majority vote of our shareholders. Thus, the board of directors of a Delaware corporation has the power to make decisions on a number of matters that would require shareholder approval as amendments to the articles of a British Columbia corporation, including matters related to:

    o shareholder meetings and voting, powers, number of members, committees, compensation and removal of members of the board of directors;

    o    requisite notices to directors or shareholders;

    o certificates, transfers, record dates and registered ownership of stock; and

    o    indemnification of officers, directors, employees and agents.

         Shareholder Approval; Vote on Extraordinary Corporate Transactions. British Columbia law generally requires a vote of shareholders on a greater number and diversity of corporate matters than Delaware law. Furthermore, most of the matters requiring shareholder approval under British Columbia law must be approved by a two-thirds majority of the votes cast on those matters. The only material matters carried by a simple majority are the election of directors and the appointment and removal of auditors. Under Delaware law, mergers or consolidations generally require the approval of the holders of a majority of the outstanding stock of the corporation entitled to vote. However, directors are generally elected by a plurality of the votes cast, and shareholder approval is not required by a Delaware corporation:

    o if it is the surviving corporation in a merger requiring the issuance of common stock not exceeding 20% of the corporation's common shares outstanding immediately prior to the merger, the merger agreement does not amend in any respect the survivor's certificate of incorporation and shareholder approval is not specifically mandated in the survivor's certificate of incorporation; and

    o if it is the surviving corporation in a merger with a subsidiary in which its ownership was 90% or greater.

         Unless a greater percentage is required by the certificate of incorporation, a sale, lease or exchange of all or substantially all the property or assets of a Delaware corporation or an amendment to its certificate of incorporation also requires the approval of the holders of a majority of the outstanding stock entitled to vote on the matter. In other circumstances, unless the certificate of incorporation provides otherwise, a matter may be approved under Delaware law by a simple majority of the votes cast on the matter, assuming a quorum is present.

         Supermajority Voting Provisions. A Delaware corporation may set forth in its certificate of incorporation any greater voting requirements, often referred to as a "supermajority," than those required by law. Our proposed certificate of incorporation under Delaware law does not contain supermajority vote requirements. British Columbia law provides for supermajority voting on specified matters and allows the articles to contain additions to the statutory list of matters that require approval by a two-thirds majority of votes cast on those matters. Our current articles do not supplement the statutory list.

         Amendments to the Charter. Under British Columbia law, an amendment to a corporation's memorandum requires the approval of a three-fourths majority of the votes cast on the matter. Under Delaware law, an amendment to a corporation's certificate of incorporation requires the approval of a majority of the outstanding stock entitled to vote on the matter, unless a provision increasing that threshold is specified in the certificate of incorporation. In addition, under Delaware law, if the amendment to the certificate of incorporation adversely affects the rights of a particular class of stock, that class is entitled to vote separately on the amendment whether or not it is designated as voting stock. British Columbia law has no similar requirement.

         Place of Meetings. British Columbia law requires all meetings of shareholders to be held in British Columbia unless consent of the British Columbia Registrar of Companies is otherwise obtained. Delaware law provides that meetings of the shareholders be held at any place in or out of Delaware designated by or in the manner provided in the corporation's bylaws. Our proposed bylaws provide that meetings of the shareholders will be held at any place designated by our board of directors, and if a meeting place is not designated by the board of directors, then the meeting will be held at our principal place of business.

         Quorum of Shareholders. Our British Columbia articles presently provide that a quorum for shareholders' meetings consists of at least two shareholders, present in person or represented by proxy, holding at least 10% of the shares entitled to vote. Under Delaware law, the certificate of incorporation or bylaws may provide otherwise for a quorum, but in no event may a quorum consist of less than one-third of the shares entitled to vote at the meeting. As permitted by Delaware law, our proposed bylaws provide that the holders of a majority of the voting power of our outstanding shares entitled to vote generally in the election of directors, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders, except that when specified business is to be voted on by a class or series voting as a class, the holders of a majority of the voting power of the class or shares of the class shall constitute a quorum for the transaction of business.

         Cumulative Voting. Cumulative voting permits each share of stock entitled to vote in the election of directors to have a number of votes equal to the number of directors to be elected. A shareholder may then cast all of his votes for a single candidate or may allocate them among the candidates. As a result, shareholders holding a significant minority percentage of the outstanding shares entitled to vote in the election of directors may be able to assure the election of one or more directors. British Columbia law does not provide for cumulative voting. While Delaware law provides for cumulative voting, it does not require that cumulative voting be made available to shareholders. Our proposed certificate of incorporation does not provide for cumulative voting.

         Call of Meetings. In accordance with British Columbia law, our articles currently provide that one or more shareholders holding not less than five percent of our issued voting shares may give notice to the directors requiring them to call and hold a general meeting. British Columbia law requires that the meeting be held within four months of the notice. Delaware law provides that a special meeting of the shareholders, for any purpose, may be called by the board of directors or by any person or persons as may be authorized by the certificate of incorporation or bylaws. Our proposed bylaws provide that a special meeting of shareholders may be called by the board of directors or by the holders of at least one-tenth of the shares entitled to vote at the meeting.

         Form of Proxy and Information Circular. The BCCA and the Securities Act, British Columbia, require a reporting company, including Daugherty Resources, to provide a prescribed form of proxy for use by every shareholder entitled to vote at a general meeting, as well as an information circular containing prescribed information on the matters to be addressed at the general meeting. Delaware law does not require a corporation to solicit proxies or provide information regarding matters to be dealt with at meetings other than a special meeting, in which case notice of the special meeting must state the purposes for which the meeting was called. Matters concerning disclosure are generally governed by the federal securities legislation in the United States. Because we are presently a "reporting issuer" under the Securities Act of British Columbia, and will continue to be a reporting issuer thereunder notwithstanding the domestication, we are bound by these provisions in the Securities Act of British Columbia. We will also continue to be a reporting small business company under the Exchange Act.

         Shareholder Consent in Lieu of Meeting. Under the BCCA, shareholder action may be taken on a proposal without a meeting only if all shareholders consent in writing to the proposal, even though the proposal would otherwise require a two-thirds or three-fourths majority of the votes cast at a meeting of shareholders. Under Delaware law, unless otherwise provided in the certificate of incorporation, shareholders may act by written consent without a meeting if holders of outstanding stock representing not less than the minimum number of votes that would be necessary to take the action at an annual or special meeting execute a written consent providing for the action. Our proposed bylaws provide for action by less than unanimous written consent of shareholders as allowed by Delaware law.

         Director Qualification and Number. British Columbia law prohibits some persons from serving as a director. Those prohibitions generally apply to persons under age 18, undischarged bankrupts, persons found to be mentally infirm, persons convicted of offenses relating to corporate activities or fraud or who have had registrations canceled by the British Columbia Securities Commission. Additionally, a majority of the directors of a British Columbia corporation must be Canadian residents, and at least one director must be a resident of the Province of British Columbia. Delaware law has no similar direct prohibitions or requirements.

         The number of directors of a Delaware corporation may be changed by resolution of the board of directors if the certificate of incorporation or bylaws so provide, which our proposed bylaws will provide. Under British Columbia law, a reporting company must have at least three directors. Also, between annual general meetings, the board of directors may increase the number of directors by up to one-third of the current members and fill the resulting vacancies.

         Classified Board. Delaware law permits, but does not require, the adoption of a classified board of directors with staggered terms, with each class serving staggered two or three year terms after the initial term. British Columbia law does not specifically provide for the adoption of a classified board of directors, although, presumably, the articles of a British Columbia corporation could include similar provisions. Neither our proposed certificate of incorporation nor our current articles provide for a classified board of directors.

         Removal of Directors. Under Delaware law, directors may generally be removed, with or without cause, by a vote of the holders of a majority of the shares entitled to vote at an election of directors. Under British Columbia law, directors may be removed, with or without cause, by a two-thirds majority of the votes cast on the matter. However, under Delaware law, if the board is classified, directors may be removed only for cause, unless the certificate of incorporation provides otherwise. Further, if a director is elected by holders of a class or series of shares, the BCCA provides that only the shareholders of that class or series can vote to remove that director, with or without cause, whereas Delaware law provides that only the shareholders of that class or series can vote to remove that director without cause.

         Personal Liability of Directors. British Columbia law provides that every director of a corporation, in exercising his powers and performing his functions, shall act honestly and in good faith and in the best interests of the corporation and shall exercise the care, diligence and skill of a reasonably prudent person. Delaware case law has developed a similar duty of loyalty and duty of care for actions by directors. The BCCA also specifically imposes personal liability upon a corporation's directors who vote for, or consent to, a resolution that is in violation of applicable provisions of British Columbia law relating to:

    o the acquisition of a corporation's own shares if the corporation is insolvent or rendered insolvent by payment for the shares;

    o the payment of a commission or the allowance of a discount in connection with subscriptions for the corporation's shares;

    o    the giving of some loans and guarantees of financial assistance;

    o the authorization of a dividend payment if the corporation is insolvent or rendered insolvent by the payment;

    o the carrying on of business or the exercise of a power that a corporation is restricted from carrying on or exercising; or

    o the payment of an indemnity to a director or former director without court approval.

         In contrast, Delaware law only specifically provides for director liability for authorization of an unlawful dividend payment or unlawful stock purchase or redemption. British Columbia law subjects a director to liability for wrongful profits for failure to disclose an interest in a proposed transaction and requires the director to abstain from voting on the transactions. Delaware law recognizes that a transaction with an "interested director" may be voidable, but only if it was not approved by disinterested directors or by the shareholders or if it was not fair to the corporation.

         Enforcement of Director Liability. British Columbia law provides that any shareholder or director may, with the permission of an appropriate court, bring an action in a corporation's name to enforce an obligation owed to the corporation, including enforcement of a director's obligation to the corporation or seeking damages for breach of a director's duties to the corporation. The person proposing to bring suit must show that he has made reasonable efforts to cause the directors of the corporation to prosecute the action, that he is acting in good faith, that it is prima facie in the interest of the corporation that the action be brought and, in the case of an application by a shareholder, that he is a shareholder at the time of the event giving rise to the action.

         Similarly, in Delaware, a shareholder may bring a derivative action on behalf of the corporation to enforce a corporate right, including the breach of a director's duty to the corporation. Delaware law requires that the plaintiff in a derivative suit be a shareholder of the corporation at the time of the wrong complained of and remain so through the duration of the suit, that the plaintiff make a demand on the directors of the corporation to assert the corporate claim unless the demand would be futile, and that the plaintiff is an adequate representative of the other shareholders. Derivative actions in Delaware are subject to a motion to dismiss by either the corporation or a special litigation committee on the ground that prosecution of the suit is not in the corporation's best interest.

         Limitations on Director Liability. The certificate of incorporation of a Delaware corporation may limit the personal liability of a director to the shareholders of the corporation for monetary damages for breach of fiduciary duty, except for:

    o any breach of a director's duty of loyalty to the corporation or its shareholders;

    o acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

    o payment of a dividend or approval of a stock repurchase or redemption in violation of statutory limitations; or

    o any transaction from which a director derived an improper personal benefit.

         The inclusion of a provision to that effect in a corporation's certificate of incorporation protects directors of the corporation against personal liability for monetary damages for breaches of their duty of care. Under the DGCL, in the absence of a provision to that effect in the certificate of incorporation, directors can be held monetarily liable for damages resulting from decisions made on behalf of a corporation without the level of care, including reasonable inquiry, that an ordinarily prudent person in a like position would use. Our proposed certificate of incorporation includes a provision limiting the liability of our directors as permitted by this provision of Delaware law.

         While the provision limiting the liability of directors under Delaware law affords directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate their duty of care. Accordingly, it would have no effect on the availability of equitable remedies, including an injunction or rescission, based upon a director's breach of the duty of care, and would not affect a director's liability under U.S. federal securities laws. Furthermore, liabilities that may arise out of acts or omissions occurring prior to the consummation of the domestication would not be covered, so that our directors would remain potentially liable for monetary damages in connection with those acts or omissions. The BCCA has no comparable provision limiting the liability of directors of British Columbia companies, although it provides that a court may relieve a director from liability if the director demonstrates that he acted honestly and reasonably and that the circumstances warrant relief.

         Indemnification of Directors, Officers and Employees. As permitted by British Columbia law, our articles generally provide for the mandatory indemnification of any director, officer, employee or agent against all costs, charges and expenses, including attorney's fees, settlement amounts and amounts paid to satisfy a judgment, incurred by reason of his position with Daugherty Resources if he acted honestly and in good faith with a view to our best interests and exercised the care, diligence and skill of a reasonably prudent person, and with respect to any criminal action, he had reasonable grounds for believing that his conduct was lawful. However, in the case of our directors, any proposed indemnification must be approved by the appropriate court.

         In Delaware, a corporation may indemnify any director, officer, employee or agent against expenses, including attorney's fees, judgments, fines and settlement amounts incurred by reason of his position with the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. However, in the context of a derivative suit, the indemnification may only be for expenses and may generally not be provided if the party requesting indemnification has been found liable to the corporation. Our proposed bylaws provide that we will indemnify each director, officer, agent and employee to the fullest extent permitted by Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Daugherty Resources pursuant to the foregoing provisions or otherwise, we note that in the opinion of the SEC, indemnification in that context is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Financial Assistance. The BCCA limits the circumstances under and the extent to which a corporation may give financial assistance to any person. Financial assistance cannot be given at a time when the corporation is, or as a result of the assistance would be, insolvent and is otherwise restricted to affiliated companies, employees in some circumstances, owners of more than 90% of the issued shares and situations where there are reasonable grounds for believing that, or the directors are of the opinion that, the rendering of assistance is in the best interests of the corporation. The DGCL requires only that the giving of financial assistance to a director, officer, agent or employee may be, in the judgment of the directors, reasonably expected to benefit the corporation.

         Oppression Remedies. Under British Columbia law, a shareholder of a corporation has the right to apply to a court on the grounds that the corporation is acting or proposes to act in a way that is prejudicial to the shareholder. After the application is filed, the court may make any order as it sees fit, including an order to prohibit any act proposed by the corporation. The DGCL does not contain a similar statutory provision, although shareholders have similar rights under Delaware common law.

         Rights of Dissent and Appraisal. British Columbia law provides that shareholders who dissent to certain actions being taken by a corporation may exercise their right of dissent and require the corporation to purchase their shares at the fair value of the shares. The dissent right applies when a corporation:

    o    continues out of the jurisdiction;

    o provides financial assistance to a person in violation of applicable provisions of British Columbia Law;

    o alters its memorandum by altering any restriction on the business carried on by it or on its part;

    o    enters into a statutory amalgamation; or

    o sells all or part of its business or property upon liquidation involving the payment or the liability for payment of money by the shareholders of the company.

         Delaware law is more restrictive and only grants appraisal rights to dissenting shareholders of constituent corporations in mergers and consolidations, corporations selling all or substantially all of their assets and corporations adopting certificate of incorporation amendments if the certificate of incorporation so provides (which our proposed certificate of incorporation does not so provide). However, Delaware law does not grant appraisal rights to the shareholders of a parent corporation in a "short-form" merger with a subsidiary owned 90% or more. Furthermore, Delaware law does not grant appraisal rights in a merger or consolidation to holders of stock listed on a national securities exchange or designated as a "national market system security" or held of record by more than 2,000 shareholders, provided that the holders receive shares of stock of the corporation surviving the merger or consolidation or shares of stock of any other corporation that is either listed on a national securities exchange or held of record by more than 2,000 shareholders. The BCCA does not contain similar limitations on dissenters' rights of appraisal.

         Investigations. The BCCA provides that, on application of shareholders holding not less than 20% of the issued shares of any class of a corporation or an application of a corporation, a court may appoint an inspector to investigate the affairs and management of the corporation or its affiliates. Delaware law does not contain a comparable provision.

         Dividends and Distributions. The DGCL permits a corporation, unless otherwise restricted by the certificate of incorporation, to pay dividends out of surplus or, if there is no surplus, out of net profits for the current and preceding fiscal year; provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.

         The ability of a Delaware corporation to pay dividends on its shares or to make share repurchases or redemptions is dependent on the financial status of the corporation standing alone and not on a consolidated basis. In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors if fair market value is less than historical book value and may be valued at their fair market value if fair market value is greater than historical book value.

         The BCCA provides that directors of a corporation may set in advance a date as the record date to determine the shareholders of the corporation entitled to receive payment of a dividend. If a record date is set, it must be not more than 49 days before the date on which the dividend is to be paid. If no record date is set, the date of the resolution of the directors declaring the dividend is deemed to be the record date. The BCCA imposes liability upon directors who vote for or consent to a resolution authorizing the payment of a dividend if the company is insolvent or is rendered insolvent by the payment of the dividend.

         Pro Rata Repurchase of Shares. British Columbia law requires a corporation proposing to purchase its own shares, other than through a stock exchange or from an employee or former employee, to make its offer to purchase pro rata to every shareholder who holds shares of the class or series to be purchased. Delaware law contains no similar provision.

         Business Combinations. After the domestication, we will be subject to the provisions of section 203 of the DGCL. Section 203 provides, with some exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person, or an affiliate or associate of the person, who is an interested shareholder for three years from the date that person became an interested shareholder unless:

    o the transaction resulting in a person becoming an interested shareholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested shareholder;

    o the interested shareholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes the person an interested shareholder, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by some employee stock ownership plans; or

    o on or after the date the person becomes an interested shareholder, the business combination is approved by the corporation's board of directors and by the holders of at least two-thirds of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested shareholder.

         Under section 203, an interested shareholder is defined as any person who is:

    o the owner of 15% or more of the outstanding voting stock of the corporation; or

    o an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three years immediately prior to the date on which the person's status as an interested shareholder is to be determined.

         A corporation may, at its option, exclude itself from the coverage of section 203 by an appropriate provision in its certificate of incorporation. Our proposed certificate of incorporation contains an exclusion in favor of William
S. Daugherty, our chairman, president and chief executive officer. There is no comparable provision relating to business combinations under the BCCA.

         Anti-Takeover Effects. Some powers granted to companies under Delaware law may allow a Delaware corporation to make itself potentially less vulnerable to hostile takeover attempts. These powers include the ability to:

    o implement a staggered board of directors, which prevents an immediate change in control of the board;

    o require that notice of nominations for directors be given to the corporation prior to a meeting where directors will be elected, which may give management an opportunity to make a greater effort to solicit its own proxies;

    o only allow the board of directors to call a special meeting, which may thwart a raider's ability to call a meeting to make disruptive changes;

    o eliminate shareholders' action by written consent, which would restrict a raider's actions to a meeting scenario;

    o remove a director from a staggered board only for cause, which gives some protection to directors on a staggered board from arbitrary removal;

    o provide that the power to determine the number of directors and to fill vacancies be vested solely in the board, so that the incumbent board, not a raider, would control vacant board positions;

    o provide for supermajority voting in some circumstances, including mergers and certificate of incorporation amendments; and

    o issue "blank check" preferred stock, which may be used to make a corporation less attractive to a raider.

         Additionally, the provisions of section 203 of the DGCL relating to business combinations may in some circumstances have an anti-takeover effect. Our proposed certificate of incorporation includes provisions for the issuance of "blank check" preferred stock, the filling of vacancies on the board of directors by the remaining directors and advance notice requirements for director nominations and actions to be taken at annual meetings.

DISSENT RIGHTS OF SHAREHOLDERS

         A shareholder who complies with the dissent procedure of section 207 of the BCCA is entitled to be paid the fair value of his shares, determined as of the close of business on the day before the special resolutions authorizing the domestication are approved by our shareholders. The dissent procedures under section 207 of the BCCA are summarized below. Shareholders who may wish to dissent are specifically referred to the following summary and the attached copy of BCCA section 207. Failure by a shareholder to strictly adhere to the requirements of BCCA section 207 may result in the loss of the shareholders dissent rights. Each shareholder electing to exercise these rights of dissent should carefully consider and comply with the provisions of BCCA section 207and consult with his legal adviser.

         The following summary is qualified in its entirety by reference to section 207 of the BCCA. The text of this statute is included in this proxy statement/prospectus as Attachment F.

         A shareholder has the right to give a notice of dissent against the domestication under section 37(4) of the BCCA. Under the BCCA section 37(4), a shareholder seeking to exercise his dissent rights must give a notice of dissent to us not less than two business days before the meeting at which the special resolutions for the domestication are to be considered. The shareholder must give the notice to us by registered mail addressed to our registered office at 625 Howe Street, 10th Floor, Vancouver, British Columbia, Canada V6C 3B8. As a result of giving a notice of dissent, the shareholder may, on receiving from us a notice of intention to act under BCCA section 207, require us to purchase all of his common shares of Daugherty Resources covered by his notice of dissent.

         If a shareholder gives a notice of dissent, then BCCA section 207 applies. Under BCCA section 207(1), upon receiving a shareholder's notice of dissent, we must give to the shareholder notice of the intention to act on the domestication proposal and advise the shareholder of the rights of dissent under the BCCA.

         BCCA section 207(5) provides that the price to be paid for a dissenter's shares is the "fair value" of the shares as of the day before the date on which the special resolutions for domestication are approved by our shareholders. "Fair value" is often the last quoted sale price for publicly traded shares on the applicable trading day. However, "fair value" may also be set by agreement of Daugherty Resources and the dissenting shareholders, as long as all dissenting shareholders accept the negotiated price. Alternatively, application may be made to an appropriate court to determine "fair value." In the event that a court application is made, each party typically bears its own costs, although the court has the power to award costs against a party depending on the circumstances.

         A shareholder's right to give a notice of dissent against the domestication will lapse if not exercised two business days before the meeting at which the special resolutions for the domestication are to be voted upon by shareholders. A notice of dissent ceases to be effective and constitutes a waiver of the right to dissent if the shareholder consents to or votes in favor of the special resolutions for the domestication. Dissent rights would also be waived if the shareholder returns an unmarked proxy that is not revoked prior to the special meeting.

         Section 200 of the BCCA sets out the rights of a shareholder to apply to a court for relief in some circumstances. For example, a shareholder may apply to a court for relief if he believes the proposed domestication is unfairly prejudicial to him. Any shareholder who is uncertain about his rights under sections 37(4), 200 and 207 of the BCCA and who wishes to exercise any of those rights should consult legal counsel in British Columbia.

         Our shareholders will not be entitled to dissenters' or appraisal rights under the DGCL in connection with the domestication.

                      ACCOUNTING TREATMENT OF DOMESTICATION

         The continuation of Daugherty Resources and its domestication as a Delaware corporation represents a transaction between entities under common control for financial accounting purposes. Assets and liabilities transferred between entities under common control are accounted for at historical cost. Accordingly, the assets and liabilities of Daugherty Resources (Delaware), the continuing entity, will be reflected at their historical cost to Daugherty Resources (Canada).

         Any of our outstanding common shares that we acquire from dissenting shareholders will be treated as an acquisition of treasury stock at the amount paid for the shares.

              UNITED STATES AND CANADIAN INCOME TAX CONSIDERATIONS

         The domestication will have income tax consequences in both the United States and Canada. We believe these consequences will have a positive long term effect by reducing our corporate income taxes and giving us the flexibility to enter into some types of mergers, acquisitions and combination transactions with U.S. corporations that could have adverse tax consequences if we remained a British Columbia corporation. The material tax consequences of the domestication to us and our current shareholders are summarized below.

UNITED STATES TAX CONSEQUENCES

         General. The following discussion is a general summary of the material United States federal income tax consequences of the domestication to Daugherty Resources and the material United States federal income and estate tax consequences to our shareholders of holding and disposing of our common stock. Some aspects of this summary involve transfers between Daugherty Resources as a British Columbia corporation and Daugherty Resources as a Delaware corporation. To avoid confusion where a distinction is necessary, Daugherty Resources as a British Columbia corporation is referred to as the "BC Corporation," and Daugherty Resources as a Delaware corporation is referred to as the "Delaware Corporation."

         The summary is based on current law, which is subject to change, possibly retroactively. The summary does not address all aspects of U.S. taxation that may be relevant to security holders in light of their personal investment circumstances or to some security holders subject to special treatment under U.S. tax laws, including securities dealers, qualified retirement plans and other tax-exempt entities and insurance companies, nor does it address tax consequences under state, local or foreign laws. Security holders are urged to consult their own tax advisers regarding the federal, state, local and other tax considerations of participating in the domestication and of holding and disposing of shares of our common stock.

         As used in this summary, the term "U.S. Holder" means a beneficial owner of our stock that is for U.S. federal income tax purposes:

    o    a citizen or resident of the United States;

    o a corporation or partnership created or organized in the United States or under the laws of the United States or of any state; or

    o an estate or trust whose income is taxable in the United States regardless of its source.

The term "Non-U.S. Holder" means a beneficial owner of our stock that is not a U.S. Holder.

         IRC Section 368 Reorganization Provisions. We plan to change our place of incorporation to the United States through a reorganization under sections 368(a)(1)(F) or 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "IRC"). Domestications are typically effected as type F reorganizations. For all reorganizations, there is a requirement of continuity of proprietary interests. The position of the IRS on the continuity of interest standard is far stricter for F reorganizations than ordinary acquisitive reorganizations. The IRS has explicitly adopted the position that F reorganizations only apply to transactions in which there is no change in the existing shareholders of the corporation involved, except for a minor change, generally defined as less than one percent.

         The IRS may view the ability of our existing shareholders to exercise rights of dissent on the proposal for the domestication and receive the fair value of their shares and the ability of existing holders of our convertible notes to convert their notes to common stock as devices to shift ownership among historic shareholders or to offer ownership to new shareholders. However, the courts have generally been reluctant to disqualify F reorganizations on these grounds.

         In the event that the domestication does not qualify under IRC section 368(a)(1)(F), it will likely qualify under IRC section 368(a)(1)(D). Even though inbound transactions must usually meet the requirements of a D reorganization in either context, the fact that it will not be treated as a F reorganization is important in some instances. IRC section 357(c)(1) applies to D reorganizations but not F reorganizations. If this section applies, the corporation must recognize a gain to the extent that its liabilities exceed the basis of its assets. The basis of our assets far exceed our liabilities, so this should not be an issue.

         Foreign Investment in Real Property Tax Act ("FIRPTA") Implications. Daugherty Resources is a publicly traded British Columbia corporation. Our outstanding common shares are owned of record primarily by U.S. shareholders. We own 100% of DPI, a U.S. corporation. DPI's assets consist mainly of oil and gas properties and gold mining claims. All of these assets are located in the United States and are deemed to be United States real property interests or "USRPI" as defined in IRC section 897(c)(1). DPI is deemed to be a United States real property holding company or "USRPHC" under IRC section 897(c)(2). Our outstanding common shares are also considered USRPI by virtue of IRC section 897(c), and any of those shares held by a person who owns directly or by attribution more than 5% of our outstanding common shares (a "5% Shareholder") are treated as USRPI by virtue of IRC section 897(c)(3). In the absence of an exemption, the BC Corporation would be subject to FIRPTA income recharacterization under IRC section 897 and to withholding obligations under IRC section 1445, as well as related reporting requirements.

         Prior to the enactment of FIRPTA, real property located in the United States could be sold by a foreign owner at a gain tax-free if the seller was not engaged in a U.S. trade or business. As a result of FIRPTA, the gain of a foreign person from the disposition of USRPI generally must be taken into account "as if" the foreign person were engaged in a U.S. trade or business and "as if" the gain were effectively connected income. Inbound reorganizations that involve a transfer of USRPI from a foreign corporation to a U.S. corporation in a reorganization are subject to special FIRPTA reorganization rules under IRC sections 897(d) and 897(e). In general, those rules are intended to ensure that the gain on a U.S. real estate asset that is held by a foreign corporation will either be taxed at the time of the reorganization or at some time in the future.

         IRC Section 897(i) Election. The United States and Canada have a tax treaty in force that provides for non-discriminatory treatment of their citizens, including corporations. Although IRC section 897 treats foreign corporations differently than domestic corporations, IRC section 897(i) affords a remedy for this discriminatory treatment under FIRPTA for any foreign corporation that makes a special election (an "IRC Section 897(i) Election") under IRC section 897(i). Eligibility for the IRC Section 897(i) Election is conditioned on the consent and various undertakings from any 5% Shareholders. We intend to make the IRC Section 897(i) Election prior to the special meeting and to file the requite consents and undertakings from our 5% Shareholders.

         As a result of making the IRC Section 897(i) Election in connection with the domestication, the BC Corporation will be treated as a U.S. person for purposes of FIRPTA, and sales of our common shares by any 5% Shareholders after the domestication will be treated as sales by U.S. persons for purposes of FIRPTA. Therefore, as illustrated in Example 4 of Temporary Treasury Regulation section 1.897-5T(c), the IRC Section 897(i) Election will make the domestication, whether treated as an F or a D reorganization, non-taxable under FIRPTA both to us and to our shareholders, subject to the procedural requirements noted below and to special rules that would apply to any 5% Shareholders. See "Effects of IRC Section 367" below.

         The procedural requirements for making the IRC Section 897(i) Election are specified in Treasury Regulation sections 1.897-3(b) and (c). Under these rules, any 5% Shareholders of the BC Corporation must consent to the IRC Section 897(i) Election, agree to be treated as U.S. persons on any future sales of our shares held at the time of the domestication and waive any treaty benefits that might otherwise apply to any future sale or exchange of those shares. Also, if any 5% Shareholder who is a Non-U.S. Holder has sold shares in the BC Corporation at any time during the five-year period ending on the effective date of the IRC Section 897(i) Election, the BC Corporation must pay all taxes and accrued interest that would have been due if the BC Corporation and the 5% Shareholder were U.S. persons at the time of those sales.

         As of the date of this proxy statement/prospectus, our only 5% Shareholder is William S. Daugherty, our President, Chief Executive Officer and member of our board of directors. See "Management" and "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters." Although we also had one Canadian citizen who was a 5% Shareholder within the five-year period preceding the anticipated date of our IRC Section 897(i) Election, he did not sell any of our common shares during the time he was a 5% Shareholder. At the time we make our IRC Section 897(i) Election, we expect to file the requisite consents of both these individuals and the requisite undertakings from Mr. Daugherty. Accordingly, we do not expect the domestication to be treated as a taxable transaction for us or our shareholders under the FIRPTA rules.

CONSEQUENCES IF IRC SECTION 897(i) ELECTION NOT MADE

         General. If we did not make the IRC Section 897(i) Election, the following exchanges with tax implications under the FIRPTA would be deemed to occur as a result of the domestication:

    o the BC Corporation would be deemed to transfer its assets, consisting of the stock of DPI, to the Delaware Corporation in exchange for the common stock of the Delaware Corporation in a transaction (the "IRC
         Section 361(a) Exchange") normally protected from gain recognition by IRC section 361(a), and the Delaware Corporation would be deemed to assume the BC Corporation's liabilities;

    o the BC Corporation would be deemed to distribute the common stock of the Delaware Corporation received in the IRC Section 361(a) Exchange to its shareholders in a transaction (the "IRC Section 361(c) Distribution") normally protected from gain recognition by IRC section 361(c); and

    o our shareholders would be deemed to exchange their shares of the BC Corporation for like shares of the Delaware Corporation in a transaction (the "IRC Section 354 Exchange") normally protected from gain recognition by IRC section 354.

         The IRC Section 361(a) Exchange. The non-recognition provisions of the IRC apply to a transfer by a foreign person of USRPI on which gain is realized only to the extent that the transferred USRPI is exchanged for USRPI which, immediately following the exchange, would be subject to U.S. taxation upon its disposition and the transferor complies with the filing requirements of paragraph (d)(1)(iii) of Treasury Regulation section 1.897-5T. However, Treasury Notice 89-57 has temporarily suspended the filing requirements of Treasury Regulation section 1.897-5T(d)(1)(iii) if the following conditions are satisfied:

    o the transfer or distribution otherwise qualifies in its entirety for non-recognition in accordance with the Temporary Treasury Regulations under IRC sections 897(d) and (e);

    o the BC Corporation does not have any other income that is effectively connected with a U.S. trade or business during the taxable year that includes the transfer or distribution under IRC sections 897(d) and
         (e); and

    o    either a withholding certificate is obtained under Treasury Regulation section 1.1445-3(a) or a notice of non-recognition is submitted to the IRS under the provisions of Treasury Regulation section 1.1445-2(d)(2).

         In the domestication, the Delaware Corporation would be a USRPHC, and the BC Corporation would be receiving an interest that is a USRPI immediately thereafter in exchange for the DPI stock, which is also a USRPI. Therefore, the transfer by the BC Corporation of its DPI stock to the Delaware Corporation in the IRC Section 361(a) Exchange will not result in recognition of gain. However, a subsequent disposition of the DPI stock by the Delaware Corporation would be subject to taxation.

         The IRC Section 361(c) Distribution. IRC section 897(d)(1) and Temporary Treasury Regulation section 1.897-5T(c)(1) generally require that, if a foreign corporation makes a distribution of USRPI to a shareholder, then the foreign corporation must recognize any gain, but not loss, on the distribution. The gain recognized is the excess of the fair market value of USRPI at the time of the distribution over its adjusted basis. The amount subject to taxation in the IRC Section 361(a) Exchange would be the difference between the fair market value of the common stock of the Delaware Corporation and our adjusted basis in that stock. As a result of the domestication, the BC Corporation will receive a substituted basis in the common stock of the Delaware Corporation equal to the BC Corporation's adjusted basis in its DPI stock.

         Since the only asset of the BC corporation immediately before the domestication and the only asset of the Delaware Corporation after the domestication will be the DPI stock, the fair market value of the Delaware Corporation's shares issued in the Section 361(c) Distribution should be equal to the fair market value of the BC Corporation's common shares outstanding immediately before the distribution. Those shares are publicly traded, and their fair market value is readily determinable. Therefore, in the absence of the IRC
Section 897(i) Election, the amount subject to tax under IRC section 897 would be effectively equal to the tax on the difference between the fair market value of our common stock immediately before the Section 361(c) Distribution and our adjusted tax basis in our DPI stock.

         The IRC Section 354 Exchange. If a foreign corporation is a USRPHC, the stock in that foreign corporation is a USRPI for purposes of determining gain or loss on the disposition of the stock. Therefore, in the absence of the IRC Section 897(i) Election, the IRC Section 354 Exchange could be taxable under FIRPTA, and a transfer by the BC Corporation shareholders could be a disposition of a USRPI subject to FIRPTA. However, since the BC Corporation's stock is publicly traded, it would not be treated as a USRPI unless held by a 5% Shareholder. Any shareholders who could be subject to attribution rules for determining status as a 5% Shareholder should consult with their tax advisors.

WITHHOLDING AND REPORTING IMPLICATIONS

         General. Any person acquiring USRPI from a foreign person is required under Treasury Regulation section 1.1445-1(b) to withhold a tax of 10% of the amount realized by the foreign person. The amount realized includes the gross amount of remuneration received or to be received by the seller, including cash, notes, the fair market value of other property and the amount of any assumed liabilities. Under Treasury Regulation section 1.1445-1(g)(5), withholding could therefore be required even if no cash is received. Special withholding rules apply to foreign corporations distributing USRPI to their shareholders under IRC section 1445(e) and Treasury Regulation section 1.1445-5. These provisions require foreign corporations that distribute USRPI to its shareholders to withhold up to 35% of the gain recognized on the IRC section 361(c) Distribution.

         As a result of making the IRC Section 897(i) Election, the domestication should be nontaxable and should not require any withholding under IRC section 1445 for any part of the reorganization. However, certain future transactions by any 5% Shareholders could be subject to the 10% withholding under IRC section 1445. Any Shareholders who could be subject to attribution rules for determining status as a 5% Shareholder are encouraged to consult their own tax advisors.

         Withholding if IRC Section 879(i) Election Not Made. In the absence of the IRC Section 879(i) Election, the domestication would have the following withholding implications:

    o The IRC Section 361(a) Exchange would not require withholding if the transferor company gives notice to the transferee that it is not required to recognize any gain or loss on the transaction due to the operation of a non-recognition provision of the IRC, and a copy of that notice is sent to the IRS Assistant Commissioner (International) within 20 days of the date of transfer. In order to satisfy the requirements of Notice 89-57, the BC Corporation plans to submit a notice of non-recognition to the IRS under the provisions of Treasury Regulation section 1.1445-2(d)(2).

    o The IRC Section 361(c) Distribution and the IRC Section 354 Exchange would require withholding for any 5% Shareholder subject to FIRPTA.

BASIS AND HOLDING PERIOD CONSIDERATIONS

         If the domestication is tax free to a shareholder, the total basis of the Delaware Corporation's common stock deemed to be distributed to the shareholder will equal his or her total basis in the BC Corporation's stock deemed to be surrendered in the exchange. The holding period for the distributed shares will be the same as the shareholder's holding period for the shares deemed to be surrendered, provided that the shares were held as a capital asset.

         If the domestication is taxable to a shareholder, the total basis of the Delaware Corporation's common stock distributed to the shareholder will equal his or her total basis in the stock surrendered plus any gain recognized. The holding period will begin on the date of the exchange.

EFFECTS OF IRC SECTION 367

         IRC section 367 applies to certain non-recognition transactions involving foreign corporations. When it applies, IRC section 367 has the effect of imposing income tax on transactions that would otherwise be tax free. IRC section 367 would only apply to the domestication, however, in two situations.

         The first situation would apply under Treasury Regulation section 1.367(a)-3(b) to any 5% Shareholders of the BC Corporation, both U.S. and Non-U.S. Holders. These shareholders would recognize a gain or a loss equal to the difference between the fair market value of their shares in the Delaware Corporation at the time of the domestication and the tax basis in those shares, unless they file a five-year gain recognition agreement with the IRS in accordance with Treasury Regulation section 1.367(a)-8. The effect of the gain recognition agreement is that the shareholder is not taxed until the shares held at the time of the domestication are sold. Finally, in lieu of the recognition of gain on the exchange or filing a gain recognition agreement, these shareholders would be able to recognize their respective proportionate share of the BC Corporation's current and accumulated earnings and profits ("E&P") as dividend (ordinary) income in accordance with Treasury Regulation section 1.367(b)-3(c). Any shareholder making this election must file a notice under IRC section 367(b) (an "IRC
Section 367(b) Notice"). The requirements for an IRC Section 367(b) Notice are set forth in Treasury Regulation section 1.367(b)-1(c). We have been advised by our only 5% Shareholder as of the date of this proxy statement/prospectus that he will file a gain recognition agreement in connection with our IRC Section 897(i) Election. See "United States Tax Consequences - IRC Section 897(i) Election" above.

         The second situation to which IRC section 367 would apply involves U.S. Holders who own directly or by attribution 10% or more of the voting shares of the BC Corporation (a "10% Shareholder"). Under Treasury Regulation section 1.367(b), any 10% Shareholder would be required to recognize a proportionate share of the BC Corporation's E&P as dividend income as of the effective date of the domestication. A 10% Shareholder would also be required to file an IRC
Section 367(b) Notice with the IRS. As of the date of this proxy statement/prospectus, we have no 10% Shareholders.

CONSEQUENCES TO NON-U.S. HOLDERS

         A Non-U.S. Holder who dissents and receives cash in exchange of his common stock will not be subject to U.S. federal income tax on any gain recognized upon the repurchase of common stock unless:

    o the gain is effectively connected with the conduct of a trade or business within the U.S. by the holder; or

    o the holder is a 5% Shareholder at any time during the five-year period ending on the date of the disposition.

CONSEQUENCES OF THE DOMESTICATION ON HOLDERS OF CONVERTIBLE NOTES, WARRANTS OR OPTIONS

         Although the matter is not free from doubt, for United States federal income tax purposes, the domestication should not result in the recognition of gain or loss under IRC section 1001 to the holders of our convertible notes, warrants or options. The IRS or the courts could disagree with this characterization of the results to holders of convertible note, warrant or options and instead treat the deemed exchange of these instruments in the domestication as a taxable exchange. In that event, each U.S. Holder of convertible notes, warrants or options would be required to recognize gain or loss on the exchange equal to the difference between the fair market value of the convertible notes, warrants or options prior to the domestication and the adjusted tax basis of those convertible notes, warrants or options., The gain or loss would be capital gain or loss if the instruments are capital assets that have been held for more than one year.

         Non-U.S. Holders of our convertible notes, warrants or options will not be subject to United States federal income tax for any capital gains resulting from the domestication unless:

    o the gain is effectively connected with the conduct of a trade or business within the United States by the holder; or

    o The Non-U.S. Holder was a 5% Shareholder at any time during the five-year period ending on the date of disposition.

         Each holder of our convertible notes, warrants or options is urged to consult its own tax adviser regarding the tax consequences of the domestication based on its particular circumstances.

CONSEQUENCES TO NON-U.S. HOLDERS OWNING AND DISPOSING OF THE COMMON STOCK AFTER THE DOMESTICATION

         Dividends. Generally, any dividends paid to a Non-U.S. Holder on our common stock would be subject to U.S. withholding tax at the rate of 30% of the amount of the dividend, or at a lower applicable treaty rate. Under the income tax treaty between the United States and Canada, the withholding tax rate on dividends paid to most shareholders who are residents of Canada is 15%. If a Canadian corporation beneficially owned 10% or more of our voting stock, the withholding rate would be 5%.

         Under current Treasury Regulations, dividends paid to an address outside the U.S. are presumed to be paid to a resident of the country in which the address is located for purposes of determining the applicability of a treaty rate. Under proposed Treasury Regulations not currently in effect, however, a holder of common stock who wished to claim the benefit of an applicable treaty rate would be required to file some forms with us or our agent. Those forms would contain the holder's name and address and other pertinent information certified by the holder under penalties of perjury.

         If a dividend is effectively connected with the conduct of a trade or business within the U.S. by a Non-U.S. Holder, the dividend would will be subject to regular U.S. federal income tax, which is not collected by withholding, provided the Non-U.S. Holder files an IRS Form 4224 with us or our agent in accordance with current Treasury Regulations. For a corporate Non-U.S. Holder, a branch profits tax at the rate of 30%, or a lower applicable treaty rate, may be imposed on the corporation's earnings, including dividends, effectively connected with a U.S. trade or business to the extent that the earnings are considered to be repatriated away from the U.S. trade or business.

         Sale of Common Stock. A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized upon the sale or other disposition of our common stock unless:

    o the gain is effectively connected with the conduct of a trade or business within the U.S. by the holder; or

    o Daugherty Resources is or has been a USRPHC and the Non-U.S. Holder was a 5% Shareholder at any time during the five-year period ending on the date of disposition.

         Estate Tax. Common stock owned or treated as being owned by an individual who was neither a citizen nor a domiciliary of the U.S. at the time of death will be includible in his gross estate for U.S. federal estate tax purposes and thus may be subject to U.S. estate tax, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         We must report annually to the IRS and to each shareholder the amount of any cash proceeds paid in connection with the domestication and any dividends paid to shareholders, along with any tax withheld from shareholders. These reporting requirements apply even if withholding was reduced by an applicable tax treaty or was not required. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which a Non-U.S. Holder resides.

         Shareholders may be subject to backup withholding at the rate of 30% on any cash proceeds from the domestication, gross proceeds from the sale of our common stock or any dividends paid on the common stock, unless the holder:

     o   is a corporation or falls within some other exempt category; or

     o provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

         A shareholder who does not provide us with his correct taxpayer identification number may be subject to penalties imposed by the IRS. U.S. backup withholding tax will generally not apply to payments to a payee at an address outside the U.S. unless the payor has knowledge that the payee is a U.S. person.

         Payment to a Non-U.S. Holder of the proceeds of a sale of our common stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the holder certifies as to its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock to or through a non-U.S. office of a broker generally will not be subject to backup withholding or information reporting. However, if the holder is a U.S. person, a "controlled foreign corporation" or a foreign person that derives 50% or more of its gross income from the conduct of a trade or business in the U.S., the payment will be subject to information reporting, but currently not backup withholding, unless the payor has documentary evidence in its records that the holder is a Non-U.S. Holder and some other conditions are met or the holder otherwise establishes an exemption.

         Any amounts withheld under the backup withholding rules will be credited against the shareholder's federal income tax liability, if any, or refunded, provided the required information is furnished to the IRS.

CANADIAN FEDERAL INCOME TAX CONSEQUENCES

         The following is a general summary of the principal Canadian federal income tax consequences of the domestication under the Canadian Income Tax Act (the "Canadian Act") and the Canada-U.S. Tax Convention of 1980, also referred to as a "continuance" under section 37 of the BCCA, and the exercise of dissent rights by shareholders under the BCCA.

         This summary is based upon and takes into account the current applicable Canadian Act provisions and related regulations, as well as any specific proposals to amend the Canadian Act and the regulations publicly announced by the Minister of Finance prior to the date of this proxy statement/prospectus. It also reflects our understanding of the current administrative practices published by Revenue Canada. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action. In addition, except as specifically noted, it does not take into account tax laws or considerations of any province or territory of Canada or any jurisdiction outside Canada.

         This summary is restricted to our security holders who, for purposes of the Canadian Act, are resident in Canada, deal at arm's length with Daugherty Resources and hold their shares, warrants, options or convertible notes as capital property. These securities will generally be capital property to holders unless they are held in the course of carrying on a business of trading or dealing in securities, have been acquired in a transaction or transactions considered to be an adventure in the nature of trade, or constitute mark-to-market property of some financial institutions.

         This summary is of a general nature only, is not exhaustive of all potentially relevant Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular security holder. Therefore, our shareholders and holders of our warrants, options or notes should consult their own tax advisers with respect to their particular circumstances.

         Shareholders Consequences. The domestication will not constitute a taxable event for our shareholders or holders of our warrants, options or convertible notes. Holders of these securities will continue to hold their securities at the same adjusted cost base as before the domestication.

         Any dividends paid to our shareholders after the domestication must be included in computing their income. In the case of shareholders who are individuals, any dividends received on our common stock will not be entitled to the benefit of the gross up and dividend tax credit rules under the Canadian Act. In the case of shareholders that are corporations of which we are not a foreign affiliate for purposes of the Canadian Act, any dividends received on our common stock will not be deductible in computing taxable income.

         Under the Tax Convention of 1980, the U.S. withholding tax on dividends paid by us after the domestication will be 15% in most cases. U.S. withholding taxes imposed on dividends may either be credited against Canadian taxes payable by the investor or deducted by the investor in computing income for Canadian tax purposes, at the investor's option, subject to detailed rules under the Canadian Act. Special rules apply to corporate shareholders that receive dividends from a foreign affiliate, and those shareholders are advised to consult their own tax advisers on the implications of those rules.

         Dissenting Shareholders. The receipt by a dissenting shareholder of a cash payment from us for the fair value of his common stock in connection with the domestication will generally be treated as a dividend to the shareholder to the extent that the payment exceeds the paid-up capital of the shares for purposes of the Canadian Act. The balance of the fair value paid will generally be treated as proceeds of disposition of the shares for capital gains purposes. Consequently, dissenting shareholders would realize a capital gain or loss to the extent that the proceeds they receive for their shares exceed their adjusted cost base.

         If the dissenting shareholder is a corporation resident in Canada, the full amount of the proceeds received may be treated under the Canadian Act as proceeds of disposition. As a result, no dividend will be deemed to have been paid to the shareholder, and any gain or loss realized will be determined by reference to the full amount of the proceeds. Corporate shareholders should consult their own advisers on the applicability of these provisions.

         Any capital loss arising on the exercise of dissent rights by a corporate shareholder will be reduced by dividends received or deemed to be received, including any deemed dividend arising from the exercise of dissent rights, to the extent and under the circumstances prescribed in the Canadian Act. Similar rules apply where a corporation is a member of a partnership or a beneficiary of a trust that owns our shares. Under the current amendments, these rules will be extended to apply where a trust or partnership is a member of a partnership or a beneficiary of a trust that owns our shares.

         Corporate Consequences. The corporate emigration rules under the Canadian Act will apply to us in the domestication. Accordingly, we will be deemed to have completed a taxation year immediately prior the effectiveness of the domestication in Delaware. In addition, property owned by us immediately before the deemed year-end will be deemed to have been disposed of for proceeds of disposition equal to the property's fair market value and immediately reacquired at a cost equal to the proceeds of disposition.

         Any gains or losses derived from deemed disposition of property will be taken into account in determining the amount of our taxable income for the taxation year which ends immediately before the domestication. The amount of any taxable income so determined will be subject to tax in accordance with the provisions of the Canadian Act, and payable within 60 days after the domestication. However, since we expect to realize no gain on the deemed disposition, we do not anticipate incurring any tax as a result of the domestication.

         We will also be required to pay a special branch tax on the amount by which the fair market value of our property exceeds the aggregate of our liabilities, including any liabilities under the Canadian Act, other than the special branch tax itself, and the paid-up capital of our issued and outstanding shares at the time of the domestication.

         Following completion of the domestication, we will be considered to be a resident of the United States for Canadian tax purposes. Accordingly, we will only be required to pay Canadian tax on Canadian-source income rather than on our worldwide income. We do not expect to have any Canadian source income after the domestication.

         Eligibility for Qualified Investment Treatment under the Canadian Act. Following the domestication, our common stock will not be a qualified investment under the Canadian Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans until the common stock is listed on a prescribed stock exchange. We expect to continue our current listing on the Nasdaq SmallCap Market, which is not included among the prescribed stock exchanges.

         Following the domestication, our common stock will be considered foreign property for the purposes of the foreign property limitations under the Canadian Act, subject to a 24 month grace period that generally applies to shares that had been held, or were exchanged for shares that had been held, prior to the domestication. Under proposed amendments, however, if an entity subject to the foreign property limitations acquired all of its common stock after 1995, otherwise than as a consequence of the exercise of rights acquired before 1996, its common stock will be classified as foreign property from the time of acquisition and it will not be eligible for the 24 month grace period.

         THE FOREGOING SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY SHAREHOLDER. ACCORDINGLY, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS FOR ADVICE WITH RESPECT TO THE FEDERAL INCOME TAX AND CANADIAN TAX CONSEQUENCES TO THEM OF THE PROPOSED DOMESTICATION AND THE EXERCISE OF DISSENTERS' RIGHTS.

                      PROPOSAL 2 - THE 2003 INCENTIVE PLAN

GENERAL

         We currently maintain two stock option plans for the benefit of our directors, officers, employees and, in the case of the second plan, our consultants and advisors. The first plan, adopted in 1997, provides for the grant of options to purchase up to 600,000 common shares at prevailing market prices, vesting over a period of up to five years and expiring no later than six years from the date of grant. The second plan, adopted in 2001, provides for the grant of options to purchase up to 3,000,000 common shares at prevailing market prices, expiring no later than ten years from the date of grant. As of October 1, 2003, there were outstanding options to purchase 1,186,564 common shares under these plans, with options for an additional ______ common shares available for future grants. We have no current plan for compensatory stock awards.

REASONS FOR ADOPTION OF THE 2003 INCENTIVE PLAN

         Our board believes we should have a pool of common shares and additional options available for future grants as a way to provide compensation and additional incentives to selected consultants, directors, officers and employees without reducing working capital for natural gas development activities. In October 2003, the board adopted the 2003 Incentive Stock and Stock Option Plan (the "2003 Incentive Plan") for that purpose, subject to approval by our shareholders at the special meeting. Our Board recommends approval of the 2003 Incentive Plan to offer eligible consultants, directors, officers and employees an opportunity to acquire or increase their proprietary interests in Daugherty Resources, adding to their incentive to contribute to our performance and growth.

TERMS OF THE 2003 INCENTIVE PLAN

         Covered Shares. The 2003 Plan authorizes the grant of stock awards and stock options for an aggregate of 4,000,000 common shares. Stock awards under the 2003 Incentive Plan may be subject to any vesting conditions and trading restrictions specified at the time of grant. Options may be granted under the 2003 Incentive Plan either as incentive stock options ("ISOs") within the meaning of the IRC or as nonqualified stock options ("NSOs"). Shares covered by the 2003 Incentive Plan may be either previously unissued or reacquired shares. Shares that cease to be subject to a stock award that expires unvested or to an option that expires or terminates unexercised will again be available for the grant of stock awards or options until termination of the 2003 Incentive Plan.

         Administration. The 2003 Incentive Plan will be administered by the Compensation Committee of our board of directors. The Compensation Committee will have sole discretion to select grantees, determine the number of shares subject to each grant and prescribe the other terms and conditions of each award. All of our directors, officers and other employees as well as selected consultants will be eligible to receive stock awards and options under the 2003 Incentive Plan, except that any person who owns more than 10% of our outstanding common shares may only receive options in the form of NSOs. The 2003 Incentive Plan provides for the Compensation Committee, in making these determinations, to consider the position held by each eligible participant, the nature and value of his or her services and accomplishments, the present and potential contribution of the individual to our success and any other factors that the Compensation Committee considers relevant. No stock awards or options will be granted under the 2003 Incentive Plan unless the plan is approved by our shareholders at the special meeting.

         Exercise Price of Options. The exercise price of each option granted under the 2003 Incentive Plan must be equal to the fair market value of our common stock at the time the option is granted. Payment in full of the exercise price must be made upon the exercise of each option in cash or, if permitted by the Compensation Committee at the time of the grant, in shares of our common stock already owned by the grantee, valued at their market price at the time of exercise. The proceeds received b y us upon the exercise of options granted under the 2003 Incentive Plan will be used for general corporate purposes.

         Termination. Options granted under the 2003 Incentive Plan may not be transferred except to the personal representative of a deceased grantee. The 2003 Incentive Plan provides for a period of three months during which an option, to the extent vested, may be exercised after the termination of a holder's employment for any reason other than cause, as defined in the 2003 Incentive Plan. No options may be granted under the 2003 Incentive Plan after the tenth anniversary of its approval by our shareholders, although the expiration date of previously granted options may extend beyond that date. The maximum term of any option is ten years.

         Adjustments. The number of common shares covered by the 2003 Incentive Plan and the exercise price of outstanding options are subject to customary antidilution adjustments in the event of any recapitalization or similar change affecting our common stock. In the event we sell all or substantially all our consolidated assets, dissolve, merge or consolidate with another company or are involved in a tender offer for all or a substantial portion of our common stock, the Compensation Committee may amend all outstanding options to:

    o permit their exercise prior to the effective date of the transaction or terminate unexercised options as of that date;

    o require the forfeiture of all options, provided we pay each grantee the excess of the fair market value of the common stock on that date over the option exercise price; or

    o    make other provisions that the Compensation Committee deems equitable.

         Plan Amendments. The Compensation Committee may amend the 2003 Incentive Plan without further shareholder action, except for a modification that would:

    o    increase the number of covered shares;

    o extend the maximum option term or the expiration date of the 2003 Incentive Plan;

    o permit grants below the fair market value of the common stock on the date of grant; or

    o materially increase the benefits or modify the eligibility requirements under the 2003 Incentive Plan.

No amendment may adversely affect any then outstanding option without the consent of the holder.

FEDERAL INCOME TAX MATTERS

         Stock Awards. A grantee of a stock award under the 2003 Incentive Plan will be in receipt of taxable income in an amount equal to the market value of the awarded shares at the time of the grant or, if the grant is conditioned upon the lapse of time or other condition, at the time that condition is satisfied. We will be entitled to a federal income tax deduction in the same amount. Upon sale of the awarded stock, the grantee will generally recognize capital gain or loss equal to the difference between the sale proceeds and the market price of the shares when awarded or later vested.

         ISOs. An employee receiving an ISO under the 2003 Incentive Plan will not be in receipt of taxable income upon the grant of the ISO or upon its timely exercise except under alternative minimum tax rules. Generally, exercise of an ISO will be timely if made during its term and if the optionee remains a director, officer or employee at all times from the date of grant until three months before the date of exercise. When the stock received upon exercise of an ISO is sold, the optionee will generally recognize long term capital gain or loss equal to the difference between the sale proceeds and the option exercise price. Under these circumstances, we will not be entitled to any federal income tax deduction in connection with either the exercise of the ISO or the sale of the underlying stock by the optionee.

         For purposes of the alternative minimum tax, an employee exercising an ISO will have alternative minimum taxable income resulting from the exercise unless the shares are subject to a substantial risk of forfeiture. The amount of the alternative minimum taxable income and the tax basis in the shares received upon exercise of an ISO will be determined in the year of exercise unless the shares received upon exercise are sold to an unrelated party in the same tax year. In that event, there will generally be no adverse effect because the alternative minimum taxable income will then be limited to the taxable gain on the sale as determined for regular tax purposes.

         NSOs. A director, officer, employee or consultant receiving an NSO or electing to sell option shares from an ISO exercise prior to the expiration of two years from the grant date or within one year from the exercise date (a "Disqualified ISO") will not recognize taxable income upon the grant of the NSO or ISO. Upon exercise of the NSO or Disqualified ISO, unless the acquired stock is subject to a substantial risk of forfeiture, the optionee will recognize ordinary income to the extent of the difference between the option exercise price and the fair market value of the stock on the date the option is exercised (the "Compensation Element"). Upon sale of the stock received upon exercise, the optionee will generally recognize capital gain or loss equal to the difference between the sale proceeds and the fair market value of the common stock on the date of exercise. We will be entitled to a federal income tax deduction equal to the Compensation Element upon the exercise of an NSO or Disqualified ISO. If an ISO is exercised by a former employee more than three months after his termination of employment, the ISO will be treated as a Disqualified ISO for federal income tax purposes.

         Use of Stock for Exercise of Options. If an optionee uses previously owned common shares to exercise an ISO or NSO, the transaction will be a taxable disposition of the previously owned shares. Moreover, if the previously owned shares had been acquired upon exercise of a prior tax qualified stock option and the holding period requirement for those tendered shares was not satisfied at the time they were used to exercise an ISO, the use of the tendered shares would cause the ISO to be treaded as a Disqualified ISO for federal income tax purposes.

VOTE REQUIRED

         Approval of the 2003 Incentive Plan requires the affirmative vote by holders of at least two-thirds of our common shares voting at the special meeting. Our board believes the supplemental and flexible noncash incentive compensation provided by the 2003 Incentive Plan will be useful in enabling us to attract and retain qualified executives and other employees and consultants who can make important contributions to our success and recommends that shareholders vote to approve the adoption of the 2003 Incentive Plan.

                            DESCRIPTION OF SECURITIES

         The following summary description of our equity securities does not purport to be complete and is qualified in its entirety by reference to the proposed certificate of incorporation and bylaws of Daugherty Resources, copies of which are attached to this proxy statement/prospectus as Attachment B and Attachment C, respectively. Except as noted, the following discussion describes our securities assuming that the domestication has already been effected. As of October 1, 2003, there were 9,932,102 shares of our common stock issued and outstanding, and no issued and outstanding shares of our preferred stock.

GENERAL

         Our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. Immediately following the domestication, based on shares outstanding as of the date of this proxy statement, prospectus, a total of 9,932,102 shares of our common stock will be issued and outstanding, subject to any repurchase obligations from the exercise of dissenters' rights, and no shares of our preferred stock will be issued or outstanding. See "Proposal 1 - The Domestication - Dissent Rights of Shareholders."

COMMON STOCK

         Subject to the rights of holders of any outstanding shares of our preferred stock, holders of our common stock are entitled to receive dividends as may be declared by our board of directors from time to time. Holders of our common stock are entitled to one vote per share on all matters on which the holders are entitled to vote, but they do not have cumulative voting rights.

         Holders of our common stock have no preemptive rights to subscribe for any additional securities that we may issue, and there are no redemption provisions or sinking fund provisions applicable to our common stock, nor is our common stock subject to calls or assessments. All shares of our common stock to be outstanding upon completion of the domestication will be legally issued, fully paid and nonassessable. Upon the liquidation, dissolution or winding up of Daugherty Resources, holders of the shares of our common stock are entitled to share equally, share-for-share, in the assets available for distribution after payment to all of our creditors, subject to the rights of the holders of any outstanding shares of our preferred stock.

PREFERRED STOCK

         Our proposed certificate of incorporation authorizes our board of directors subject to provide for the issuance of shares of preferred stock from time to time in one or more series, to establish the number of shares to be included in each series and to fix the designation, powers, preferences and relative, participating, optional and other special rights of the shares of each series and any qualifications, limitations or restrictions.

         Because the board of directors has the power to establish the powers, preferences and rights of each series, it may afford the holders of preferred stock preferences, powers and rights, including voting rights, senior to the rights of the holders of our common stock. The issuance of preferred stock or rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal. See "Corporate Governance Provisions with Possible Anti-Takeover Effects" below.

DIVIDEND POLICY

         We have never paid cash dividends on our common equity securities. Our current policy is to retain earnings, if any, to finance the anticipated growth of our business. Any further determination on payment of dividends will be made at the discretion of the board of directors and will depend upon our operating results, financial condition, capital requirements, general business conditions and other factors our board of directors deems relevant. We may procure credit from third parties for additional capital for expansion and business development activities. It is likely that any credit facility procured by us may limit or restrict our ability to pay cash dividends on our common stock as a Delaware corporation under some circumstances. The domestication is not expected to cause any change in our current policy.

CORPORATE GOVERNANCE PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

         Our proposed certificate of incorporation and bylaws will contain provisions that may discourage some types of transactions that may involve an actual or threatened change of control of Daugherty Resources. Those provisions are summarized below. Our board of directors has no current plans to formulate or implement additional measures that could have an anti-takeover effect.

         Our proposed certificate of incorporation will grant our board of directors broad powers to fix by resolution the powers, preferences and rights, and the qualifications, limitations and restrictions on our preferred stock. This power could be used to create a class of preferred stock that, because of its rights, could discourage a potential takeover. Additionally, the proposed bylaws will give our board of directors the power to fill vacancies on the board without shareholder approval. As a result, an incumbent board, not a potential raider, would have control over board positions in the period between annual shareholders' meetings. Finally, the proposed bylaws will provide for an advance notice procedure for matters to be brought before an annual meeting of shareholders, which could discourage a potential raider from taking action at a meeting.

         After the domestication, we will be subject to the provisions of section 203 of the DGCL. In general, DGCL section 203 prohibits a Delaware corporation from engaging in a business transaction with an "interested shareholder" for a period of three years after the date that the person became an interested shareholder unless, with some exceptions, the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner. A business combination generally includes a merger, sale of assets or stock or other transaction resulting in a financial benefit to the interested shareholder. An "interested shareholder" generally is a person who, together with affiliates and associates, owns or owned within three preceding years 15% or more of a corporation's outstanding voting stock.

         A Delaware corporation may, at its option, exclude itself from the coverage of DGCL section 203 by an appropriate provision in its certificate of incorporation. Our proposed certificate of incorporation will not exclude us from coverage under DGCL section 203, except for an exclusion in favor of William S. Daugherty, our President and Chief Executive Officer.

                         PRICE RANGE OF OUR COMMON STOCK

TRADING MARKET

         Our common stock trades on the Nasdaq SmallCap Market in the United States under the symbol "NGAS." There is no trading of the common stock in Canada. The following table sets forth the range of high and low bid prices for the common stock and average daily trading volume as reported on the Nasdaq SmallCap Market for the periods indicated. The Nasdaq SmallCap Market quotations represent inter-dealer prices, without mark-ups or commissions, and they may not necessarily be indicative of actual sales prices.


                                                        BID PRICES
                                                ---------------------------    AVERAGE DAILY
                                                    HIGH          LOW              VOLUME
                                                ------------   ------------    -------------
          2001:
          First quarter .....................   $       2.31   $       1.63          6,392
          Second quarter ....................           2.30           1.38          7,383
          Third quarter .....................           1.80           0.99          6,759
          Fourth quarter ....................           1.15           0.82          5,836

          2002:
          First quarter .....................   $       1.09   $       0.63          6,188
          Second quarter ....................           1.47           0.75         18,308
          Third quarter .....................           0.91           0.55          7,355
          Fourth quarter ....................           1.17           0.65          8,689

          2003
          First quarter .....................   $       2.05   $       0.99         31,510
          Second quarter ....................           6.72           1.26        243,045
          Third quarter .....................           5.49           3.55        213,821
          Fourth quarter (through 10/30/03) .           4.73           3.94        85,6779

SECURITY HOLDERS

         As of October 1, 2003, there were approximately 1,000 holders of record of our common stock, substantially all of whom were United States residents.

DIVIDEND POLICY

         We have never paid dividends on our common stock and to do not expect to pay common stock dividends in the foreseeable future. See "Risk Factors - Risks Relating to the Domestication and Ownership of Our Common Stock - Dividends Are Not Expected To Be Paid on Our Common Stock."

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

         The following discussion presents management's analysis of events, factors and trends with an important effect or prospective impact on our financial condition and results of operations. This discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. It is qualified by the disclosure included elsewhere in this proxy statement/prospectus about the risks and uncertainties inherent in our business. See "Risk Factors" and "Warning Regarding Forward Looking Statements."

RECENT DEVELOPMENTS

         Property Acquisitions. In December 2002, we completed our acquisition of oil and gas drilling rights covering approximately 100,000 acres on the southeastern edge of the Big Sandy Gas Field, extending 41 miles through our primary operating areas in eastern Kentucky (the "Leatherwood Prospect"). The farmout increased our total acreage position in the Appalachian Basin to approximately 160,000 acres. The Big Sandy Gas Field was discovered in 1921 and covers 250,000 acres. It has produced over 2.5 trillion cubic feet of natural from approximately 10,000 wells. We plan to drill development wells on the Leatherwood Prospect to test five primary natural gas pay zones at depths between 3,500 and 4,500 feet. We committed to drill 25 wells on the Leatherwood Prospect during 2003, and we plan to focus our long term drilling initiatives on further developing the acquired acreage. We anticipate that part of our drilling commitment for 2003 will not be satisfied until the first quarter of 2004 and expect to obtain our counterparty's consent to the extension.

         In June 2003, we increased our position in the Big Sandy Gas Field with the acquisition of an oil and gas lease covering 9,400 acres on the north side of the Pine Mountain Fault System. We plan to begin development drilling on the acquired acreage later in 2003 to test up to five natural gas pay zones at depths between 3,500 and 4,500 feet.

         Extension of Gas Gathering System. During the third quarter of 2003, we completed a 10 mile extension of our natural gas gather system for connecting new wells in the eastern section of our Kay Jay Field in Knox and Bell Counties, Kentucky. We also installed a total of 1,200 horse power of new compression for the system. The new system connects to a major pipeline maintained by Delta Natural Gas Company and increases our daily gross transportation capacity by 5,000 thousand cubic feet (Mcf). As of September 30, 2003, we connected 41 our new wells to this gathering system, increasing our net daily gas production to 2,000 Mcf.

         Equity Infusion. In June 2003, we completed an institutional private placement of 900,000 shares of our common stock for $2,565,000, based on a 15% discount to the stock's market price at the time an agreement in principal for the transaction was reached. The investors also received three-year warrants to purchase up to 180,000 common shares at an exercise price of $4.80 per share. Our investment banking firm for the transaction received a 7% fee and a five-year warrant to purchase up to 32,400 shares of our common stock at $4.80 per share.

         Conversion of Notes and Preferred Stock. Since 1999, we have financed a substantial part of our drilling activities with proceeds from private placements of six separate series of our convertible notes in the aggregate principal amount of $9,506,125, including convertible notes totaling $8,236,125 in the first nine months of 2003. The notes are convertible into our common stock at the option of the holders at specified rates, subject to anti-dilution adjustments. See "Liquidity and Capital Resources - Capital Resources" below. During the first nine months of 2003, our convertible note holders elected to convert $2,495,000 aggregate principal amount of their notes into a total of 1,447,173 shares of our common stock. In addition, all of our outstanding preferred shares were converted into common shares on a 1.12-for-1 basis during the first nine months of 2003. As a result, we issued a total of 625,448 common shares upon conversion of 558,476 outstanding preferred shares.

DRILLING PROGRAMS

         Strategy. Because our natural gas reserves are generally long-lived, with a very gradual decline curve, production from our developed reserves tends to be predictable and steady from a long term perspective but moderate from a near term point of view. With our current density of connected natural gas wells, our cash flows from oil and gas producing activities are not adequate to finance the level of drilling activities needed for the efficient development of our proved undeveloped oil and gas reserves, which represented over 75% of our total estimated proved reserves (developed and undeveloped) on an energy equivalent basis at December 31, 2002. As a result, our business focuses on development drilling and is highly capital intensive. Our strategy of sponsoring and managing Drilling Programs helps address these capital requirements. The strategy has benefited over the last few years from substantial increases in the demand and market price for natural gas, attracting investment capital to industry participants.

         Structure. The Drilling Programs are sponsored and managed by DPI to conduct development drilling operations on our prospects. Drilling rights for specified wells are assigned by DPI to each Drilling Program, which enters into turnkey drilling contracts with DPI for drilling and completion of the wells. Most of the Drilling Programs are structured in two partnership tiers to optimize tax advantages for private investors and simplify operations. DPI generally contributes 25% of total program capital and maintains a combined 25.75% interest as both general partner and an investor in these tiered Drilling Programs. We also manage smaller Drilling Programs structured as joint ventures with strategic or industry partners, maintaining working interests up to 50%. The agreements for both the tiered and joint venture Drilling Programs generally provide for specified increases in our program interests after return of partners' investment or "payout." This structure provides us with long term incentives and a mechanism for accelerating the development of our properties by sharing risks and costs without relinquishing control over drilling and operating decisions.

         Recent Financings. Private placements of interests in two separate Drilling Programs were completed in December 2002 with total contributed capital of $8,775,000 from outside investors, representing a 60% increase in the size of Drilling Program financings during 2001. In July 2003, we completed a private placement of interests in our most recent Drilling Program with contributed capital of $6,750,000 from outside investors. The 2002 programs entered into turnkey drilling contracts with DPI for a total of 39 wells, and our drilling contracts with the initial 2003 program cover an additional 30 wells. During the third quarter of 2003, we also completed a joint venture Drilling Program with a strategic partner for four wells in which we retained a 25% interest. We expect to complete two more Drilling Program financings in 2003, one for participation in our Leatherwood initiatives and another for participation in up to [60] additional wells on other prospects.

         Proportionate Consolidation. We contributed an aggregate of $2,925,000 to the year-end 2002 Drilling Programs and $2,250,000 to the initial 2003 Drilling Program for our 25.75% interest as an investor and managing partner of each program. We account for our interests in Drilling Programs using the proportionate consolidation method, combining our share of assets, liabilities, income and expenses of the Drilling Programs with those of our separate operations.

DRILLING RESULTS

         Completed Wells. During the six months ended June 30, 2003, we drilled 41 gross (10.2072 net) natural gas wells. As of the date of this Report, all of those wells have been completed as producers or successfully tested in at least one primary pay zone. All of these wells were drilled by DPI under turnkey drilling contracts with Drilling Programs. Each turnkey contract establishes the price to drill and complete a specified well. We are responsible for any drilling and completion costs exceeding the contract price, and we are entitled to any surplus if the contract price exceeds our costs. We are responsible for all engineering and administrative services under these contracts, retaining control over all drilling decisions and supervisory responsibility for specialized subcontractors we engage to perform substantially all drilling and completion work.

         Well Characteristics. Our proved reserves, both developed and undeveloped, are concentrated in the Appalachian Basin in eastern Kentucky, one of the oldest and most prolific natural gas producing areas in the United States. Historically, wells in this area generally produce between 200 to 450 Mmcf of natural gas over a reserve life of up to 25 years. The natural gas in this area is also known for being environmentally friendly in the sense that wells produce virtually no water with the gas production. This helps us minimize production (or lifting) costs. In addition, the average energy (or MMBtu) value of the natural gas produced in this area is substantially higher than normal pipeline quality gas, ranging from 1,100 to 1,236 MMBtu per thousand cubic feet
(Mcf). Our gas sales contracts generally provide upward adjustments to index based pricing for our natural gas with an energy value above 1,000 MMBtu per Mcf, enhancing our near term cash flows and contributing to the long term returns on our investments in these properties.

RESULTS OF OPERATIONS

         Six Months Ended June 30, 2003 and 2002. Total revenues for the first six months of 2003 were $12,682,324, an increase of 186% from $4,436,709 in the same period last year. Our revenue mix for the current reported period was 87% contract drilling, 8% oil and gas production and 5% natural gas transmission and compression. For the comparable period of 2002, our total revenues were derived 79% from contract drilling, 10% from oil and gas production and 11% from natural gas transmission and compression activities.

         Contract drilling revenues were $11,058,000 for the first half of 2003, up 217% from $3,484,000 for the first half of 2002, reflecting both the size and the timing of our Drilling Program financings. See "Drilling Programs" above. Based on the size of our 2002 year-end Drilling Programs and our initial 2003 Drilling Program, we drilled a total of 41 gross (10.2072 net) natural gas wells during the first half of 2003. As of the date of this Report, all of those wells have been completed as producers or successfully tested in at least one primary pay zone. By comparison, based on the size of 2001 year-end Drilling Programs, we drilled 17 gross (4.5625 net) natural gas wells during the first half of 2002.

         Production revenues during the first six months of 2003 were $1,066,290, an increase of 133% from $457,446 in the comparable period of 2002. This primarily reflects an increase of 87% in our average sales price of natural gas (before certain transportation charges) to $5.18 per Mcf in the first six months of 2003 from $2.77 per Mcf in the first six months of 2002. It also reflects a 29% increase in our production volumes to 198,886 Mcfe in the current reported period. Our growth in production volumes resulted from new wells brought on line since the end of June 2002. The improvement in average sales price for our natural gas is consistent with a market-wide rebound in natural gas prices that began in the third quarter of 2002. Principal purchasers of our natural gas production are gas marketers and transmission companies with facilities near our producing properties. During the current reported period, approximately half our natural production gas was sold under fixed-price contracts and the balance primarily at prices determined monthly under formulas based on prevailing spot market prices.

         Gas transmission and compression revenues were $558,034 during the first half of 2003, up 13% from $495,263 in the comparable period of 2002. This primarily reflects increased reliance on our own gathering systems for many of our new wells, generating transmission and compression revenues from the Drilling Programs holding the working interests in those wells. Our gas transmission and compression revenues include contributions from Sentra aggregating $155,320 for the first half of 2003 and $89,506 for the same period last year, an increase of 74%. As of June 30, 2003, Sentra had total transmission and distribution capabilities of 135,969 feet and 28,174 feet, respectively.

         Total direct expenses increased by 117% to $5,354,055 for the first six months of 2003 compared to $2,468,176 for the same period in 2002. Our direct expense mix for the current reported period was 87% contract drilling, 8% oil and gas production and 5% natural gas transmission and compression. For the comparable period of 2002, our total direct expenses were incurred 72% in contract drilling, 14% in oil and gas production and 14% in natural gas transmission and compression.

         Contract drilling expenses increased 163% to $4,678,349 in the first half of 2003 from $1,776,634 in the same period last year, reflecting the substantial increase in drilling activities. Our current drilling activities have benefited from related economies of scale as well as control of field overhead expenses. Drilling expenses have been further contained by a reduction in the total depth for some of the new wells, which generally decreases variable costs paid to outside contractors and reduces well completion expenditures.

         Production expenses increased 21% to $420,944 in the first six months of 2003 from $346,649 in the same period last year, reflecting costs from higher production volumes and severance taxes in the current period, partially offset by economies of scale and field operating efficiencies achieved in the current reported period. As a percentage of oil and gas production revenues, production expenses decreased to 39% in the first six months of 2003 from 76% in the corresponding period of 2002. The improved margin reflects both cost savings from operating efficiencies and revenue growth driven by substantially higher natural gas prices in the current reported period.

         Gas transmission and compression expenses in the first half of 2003 decreased 46% to $254,762 from $344,893 in the same period last year. As a percentage of gas transmission and compression revenues, these expenses decreased to 43% in the current reported period from 70% in the first half of 2002.

         Selling, general and administrative ("SG&A") expenses were $4,197,729 in the first six months of 2003, an increase of 317% from $1,007,115 in the same period last year. As a percentage of total revenues, SG&A expenses were 33% in the current reported period compared to 23% in the first six months of 2002. The increase in SG&A expenses was mainly from the timing and extent of selling and promotional costs we assumed for the Drilling Program financings completed at the end of 2002 and in July 2003. See "Drilling Programs" above. Since 41 wells or 59% of the 69 total wells for these three drilling Programs were drilled in the first six months of 2003, we expensed the same proportion of those costs in the period. The higher current period SG&A expenses also reflects costs for supporting expanded operations as a whole, including increased salary and other employee related expenses.

         During the second quarter of 2003, certain officers of the Company exercised options covering a total of 300,000 common shares that were granted in 2000 with a stock-for-stock or "cashless" exercise feature at an exercise price of $1.25 per share. Since the disclosure only accounting treatment otherwise followed by the Company is not available for the exercise of stock options with this feature, we recorded a compensation charge of $558,000 for the six months ended June 30, 2003, reflecting the difference between the aggregate exercise price of the options and the market price of the underlying shares on the date they were exercised. Additional non-cash compensation expense of $31,200 was also recognized in the six months ended June 30, 2003 from the issuance of common stock purchase warrants for corporate consulting services.

         Depreciation, depletion and amortization ("DD&A") increased 34% to $373,160 in the first half of 2003 from $278,760 in the same period of 2002. The increase in DD&A expense reflects additions to oil and gas properties and related equipment. Because of increased debt incurred to finance part of our acquisition and development activities, we also incurred higher interest expenses, up 68% to $204,633 in the first half of 2003 from $121,767 in the same period last year.

         We realized net income of $2,012,930 for the first six months of 2003, an increase of 244% compared to $585,189 realized in the first six months of 2002, reflecting the foregoing factors. Basic earnings per share were $0.32 based on 6,249,688 weighted average common shares outstanding in the first six months of 2003 compared to $0.11 based on 5,209,765 weighted average common shares outstanding in the same period last year.

         The results of operations for the six months ended June 30, 2003 are not necessarily indicative of results to be expected for the full year.

         2002 and 2001. Total revenues increased 12% $8,404,643 in 2002 from $7,488,715 in 2001. Our revenue mix for 2002 was 75% contract drilling, 14% oil and gas production and 11% natural gas transmission and compression. This was essentially the same as our revenue mix in 2001.

         Contract drilling revenues were $6,269,598 in 2002, an increase of 13% from $5,568,837 in 2001. The increase primarily reflects substantial development activities on behalf of our 2001 Drilling Programs in the first quarter of 2002 and two year-end Drilling Program during the last two quarters of 2002. For the year as a whole, we drilled 27 gross (7.5304 net) natural gas wells, all of which were completed as producers. By comparison, we drilled 22 gross (5.7000 net) natural gas wells during 2001, all of which were completed as producers. Substantially all of our drilling revenues are derived under turnkey drilling contracts with our sponsored Drilling Programs, which raised $8,775,000 in 2002 and $_______ in 2001.

         Production revenues were $1,204,111 in 2002, up 7% from $1,122,886 in 2001. This reflects an increase of 2% in production volumes from 321.6 Mmcfe in 2002 from 314.7 Mmcfe in 2001, partially offset by a 1% decrease in our average sales price of natural gas (before certain transportation charges) to $3.66 per Mcf in 2002 from $3.71 per Mcf in 2001. Our growth in production volumes resulted from new wells brought on line since the end of 2001. Principal end-users of our natural gas production are refineries and transmission companies with facilities near our producing properties. During 2002, approximately half our natural gas production was sold under fixed-price contracts and the balance at prices determined monthly under formulas based on prevailing spot market prices.

         Gas transmission and compression revenues increased 17% to $931,000 in 2002 from $797,000 in 2001. This primarily reflects the growth in our inventory of producing wells connected to local pipelined through our own gathering systems. During 2002, we extended our gas gathering systems by an additional 55,264 feet of pipeline, increasing our total gathering systems throughout our acreage to over 71 miles at year end. Sentra contributed $190,000 to our gas transmission and compression revenue base in 2002, up 31% from $145,000 in 2001. During 2002, Sentra installed 10,850 feet of transmission line and 7,161 feet of distribution line,. bringing its total transmission and distribution capabilities to at year end to 135,369 feet and 27,102 feet, respectively. Sentra had 189 customers at year end, including 62 commercial and agri-business accounts.

         Total direct expenses decreased by 4% to $4,084,100 in 2002 from $4,271,497 in 2001. Our direct expenses for 2002 were incurred 71% in contract drilling, 16% in oil and gas production and 12% in natural gas transmission and compression. For 2001, our mix of total direct expenses was 71% contract drilling, 14% oil and gas production and 16% natural gas transmission and compression.

         Contract drilling expenses decreased 3% to $2,916,348 in 2002 from $3,012,505 in 2001. The improvement was mainly from economies of scale, control of field overhead expenses and a reduction in the total depth of several new wells, which decreases variable drilling costs paid to outside drilling companies and lowers well completion expenditures.

         Production expenses increased 13% to $673,000 in 2002 from $595,000 in 2001, reflecting higher production volumes and severance taxes in 2002. As a percentage of oil and gas production revenues, production expenses increased slightly to 56% in 2002 from 53% in 2001. On a unit of production basis, however, production expenses decreased to $0.58 per Mcfe in 2002 from $0.65 per Mcfe in 2001.

         Gas transmission and compression expenses decreased by 25% to $495,000 in 2002 from $664,000 in 2001. As a percentage of gas transmission and compression revenues, these expenses increased to 53% in 2002 from 83% in 2001.

         SG&A expenses were $2,898,632 in 2002, an increase of 8% from $2,678,146 in 2001. As a percentage of total revenues, SG&A expenses were 34% in 2002 compared to 36% in 2001. The increase in SG&A expenses reflects costs for supporting our expanded operations as a whole, including growth the size of sponsored Drilling Programs in 2002.

         DD&A decreased 4% to $652,000 in 2002 from $676,000 in 2001. The decrease in DD&A expense reflects the impact of non-amortization provisions in new goodwill accounting pronouncements adopted during 2002.

         Interest expense remained relatively constant year-to-year. In 2002, an increase in average outstanding debt incurred to finance part of our increased participation in Drilling Programs was offset by lower interest on variable rate instruments. See "Liquidity and Capital Resources - Capital Resources" below.

         We realized net income of $635,000 in 2002, compared to a net loss of $$327,000 recognized in 2001, reflecting the foregoing factors. Earnings per share were $0.12 in 2002 based on 5,343,534 weighted average common shares outstanding, offsetting our loss per share of $(0.08) in 2001 based on 4,028,703 weighted average common shares outstanding.

         2001 and 2000. Total revenues increased 22% $7,488,715 in 2001 from $6,149,307 in 2000. Our revenue mix for 2001 was 74% contract drilling, 15% oil and gas production and 11% natural gas transmission and compression. Our total revenues in 2000 were derived 83% from contract drilling, 14% from oil and gas production and 4% from natural gas transmission and compression activities.

         Contract drilling revenues were $5,568,837 in 2001, an increase of 10% from $5,074,544 in 2000. The increase primarily reflects higher turnkey drilling payments received from sponsored Drilling Programs in 2001 for several deeper wells drilled on their behalf. In 2001, we drilled 22 gross (5.7000 net) natural gas wells, all of which were completed as producers. By comparison, we drilled 24 gross (7.1345 net) natural gas wells during 2000, all of which were completed as producers.

         Production revenues were $1,122,886 in 2001, up 35% from $834,000 in 2000. This reflects an increase of 10% in production volumes from 314.7 Mmcfe in 2001 from 286.2 Mmcfe in 2000, coupled with a 44% surge in our average sales price of natural gas (before certain transportation charges) to $3.71 per Mcf in 2001 from $2.58 per Mcf in 2000. Our growth in production volumes resulted from new wells brought on line since the end of 2000. Price gains were consistent with market-wide improvement during the year.

         Gas transmission and compression revenues increased 278% to $797,000 in 2001 from $211,000 in 2000. This primarily reflects the addition of service fees received by Sentra under management agreements entered in 2001 with Clay Gas Utility District. These services include procuring and arranging delivery of natural gas to the utility's sales meter on the Texas Eastern Transmission line in Monroe County, Kentucky, as well as meter reading and billing for Clay's 162 customers, of which 29 are industrial, commercial and agri-business connections.

         Total direct expenses increased by 35% to $4,271,497 in 2001 from $3,719,945 in 2000. Our direct expenses for 2001 were incurred 71% in contract drilling, 14% in oil and gas production and 16% in natural gas transmission and compression. For 2000, our mix of total direct expenses was 80% contract drilling, 16% oil and gas production and 4% natural gas transmission and compression.

         Contract drilling expenses increased 2% to $3,012,505 in 2001 from $2,967,388 in 2000. As a percentage of contract drilling revenues, these expenses decreased to 54% in 2001 from 58% in 2000. The improvement in margins was mainly from economies of scale, control of field overhead expenses and a reduction in the total depth of several new wells, which decreases variable drilling costs paid to outside drilling companies and lowers well completion expenditures.

         Production expenses decreased 1% to $595,000 in 2001 from $600,000 in 2000, reflecting efficiencies in handling higher production volumes. As a percentage of oil and gas production revenues, production expenses decreased to 53% in 2001 from 72% in 2000. On a unit of production basis, production expenses decreased to $0.65 per Mcfe in 2001 from $0.77 per Mcfe in 2001.

         Gas transmission and compression expenses increased by 334% to $664,000 in 2001 from $664,000 in 2001. As a percentage of gas transmission and compression revenues, these expenses increased to 83% in 2001 from 63% in 2000. The increase in the costs in absolute and relative terms was primarily from Sentra's efforts in initiating services under its 2001 agreements with Clay Gas Utility District.

         SG&A expenses were $2,678,146 in 2001, an increase of 39% from $1,925,344 in 2000. As a percentage of total revenues, SG&A expenses were 36% in 2001 compared to 31% in 2000. The increase in SG&A expenses reflects costs for supporting our expanded operations as a whole, including growth the size of sponsored Drilling Programs in 2001.

         DD&A increased 5% to $667,000 in 2001 from $643,000 in 2000. As a percentage of total revenues, DD&A charges decreased to 9% in 2001 from 10% in 2000

         Interest expense decreased 4% to $239,000 in 2001 from $248,000 in 2000. As a percentage of revenues, interest expense decreased to 3% in 2001 from 4% in 2000.

         We recognized a net losses of $327,000 in 2001 and $252,000 in 2000, reflecting the foregoing factors. On a per share basis, our net loss was $(0.08) in 2001 based on 4,028,703 weighted average common shares outstanding, compared to $(0.09) in 2000 based on 2,957,366 weighted average common shares outstanding.

LIQUIDITY AND CAPITAL RESOURCES

         Liquidity. During the six months ended June 30, 2003, net cash of $3,330,505 was provided by operating activities before working capital adjustments, and net cash of $776,811 was used in operating activities after accounting for changes in assets and liabilities for the period, including a reduction of $4,281,184 in customers' drilling deposits under turnkey drilling contracts with sponsored Drilling Programs. Our cash position during the first six months of 2003 was increased by $4,839,184 provided by financing activities, consisting primarily of proceeds from the issuance of our common shares and convertible notes. See "Recent Developments - Equity Infusion" and "- Conversion of Notes and Preferred Stock" above. The increase in our cash position from financing activities during the first half of 2003 was partially offset by the use of $3,085,604 of net cash in investing activities. Funds used in investing activities were comprised primarily of $2,613,421 in net additions to our oil and gas properties and $475,428 in the purchase of property and equipment. As a result of these activities, cash and cash equivalents increased from $7,031,307 at December 31, 2002 to $7,450,076 as of June 30, 2003.

         During 2002, net cash of $1,038,291 was provided by operating activities before working capital adjustments, and net cash of $5,577,444 was provided by operating activities after accounting for changes in assets and liabilities for the year, including an increase of $3,909,500 in customers' drilling deposits under turnkey drilling contracts with sponsored Drilling Programs. Our cash position during 2002 was increased by $621,000 provided by financing activities, consisting primarily of proceeds from the issuance of our convertible notes, offset by the use of $1,411,269 of net cash in investing activities. Funds used in investing activities were comprised primarily of $992,000 in net additions to our oil and gas properties, $224,000 in the purchase of property and equipment and $212,000 in loans to related parties. As a result of these activities, cash and cash equivalents increased from $2,244,420 at December 31, 2001 to $7,031,307 at December 31, 2002.

         As of June 30, 2003, we had working capital of $3,230,928, compared to a working capital deficit of $1,513,571 at the end of 2002. Because of wide fluctuations in our current assets and liabilities resulting from the timing of customers' deposits and expenditures under turnkey drilling contracts with our Drilling Programs, we generally do not consider working capital to be a reliable measure of liquidity. Any working capital deficits at the end of future reporting periods are not expected to have an adverse effect on our financial condition or results of operations.

         Capital Resources. Our business involves significant capital requirements. The rate of production from oil and gas properties generally declines as reserves are depleted. Without successful development activities, our proved reserves will decline as oil and gas is produced from our proved developed reserves. Our long term performance and profitability is dependent not only on developing existing oil and gas reserves, but also on our ability to find or acquire additional reserves on terms that are economically and operationally advantageous. To fund our ongoing reserve development and acquisition activities, we have historically relied on a combination of cash flows from operations, bank borrowings and private placements of our convertible notes and equity securities, as well as participation by outside investors in our sponsored Drilling Programs.

         During the first half of 2003, our property acquisitions, convertible note financings and institutional private placement of common stock added significantly to our reserve base and capital resources. See "Recent Developments - Property Acquisitions," "- Convertible Notes and Preferred Stock" and "- Equity Infusion" above. The means for developing our properties were also significantly enhanced by our Drilling Program financings in the fourth quarter of 2002 and July 2003, with contributed capital aggregating $15,525,000 from outside investors. Our 25% contributions to these programs aggregated $5,175,000. See "Drilling Programs" above.

         The agreements governing each of our Drilling Programs organized since 2000 provides program participants with the right, exercisable for 90 days at the end of the fifth through ninth years following the program's organization, to convert their program interests into our common stock at prevailing market prices. Converted program interests will be valued based on their proportionate share of the standardized measure of discounted future net cash flows from the program's proved oil and gas reserves, as estimated in the program's year-end reserve report. Each program participant's annual conversion right is limited to 49% of his program interest. In addition, the exercise of conversion rights in all Drilling Programs for any year may not exceed, in aggregate, 19% of our common shares then outstanding. Commencing in 2005, any exercise of these conversion rights by participants in our recent Drilling Programs would increase our interests in the programs' oil and gas production and reserves.

         To finance part of our contributions to Drilling Programs, we have issued six separate series of convertible notes since 1999 in the aggregate principal amount of $9,506,125, including $3,236,125 principal amount of 8% convertible notes issued in the first quarter of 2003 and $5,000,000 principal amount of 8% convertible notes issued to institutional investors (the "Institutional Notes") in September 2003. The notes bear interest payable semi-annually (or quarterly for the Institutional Notes) at rates from 4% to 10% per annum. The notes of each series are convertible at the option of the holders into our common stock at prices ranging from $0.85 to $4.50 per share and are generally redeemable at the option of the Company at 100% of their principal amount plus accrued interest through the date of redemption. As a result of note conversions totaling $2,495,000 by several holders in the first nine months of 2003, convertible notes in the aggregate principal amount of $7,035,098 were outstanding at September 30, 2003. See "Recent Developments - Convertible Notes and Preferred Stock" above.

         The Institutional Notes issued in September 2003 have several features not provided under prior note financings. Interest on the Institutional Notes is payable quarterly in cash or additional Institutional Notes and must be paid in kind through September 30, 2004. The Company also has the right to repay any unconverted Institutional Notes at maturity either in cash or in common shares valued for that purpose at 90% of their prevailing market price. The Institutional Notes are repayable upon any event of default in cash at the greater of 115% of their principal amount or 100% of the prevailing market price of their underlying conversion shares. Events of default include any delisting of the Company's common stock, failure to pay interest, honor conversion requests or satisfy registration requirements, any default for over $250,000 on other obligations and any sale, merger or other change of control transaction not approved by holders of the Institutional Notes.

         The Institutional Notes are convertible into common shares at the option their holders at an initial conversion price of $4.50. Participants in the financing also received three-year warrants to purchase up to an aggregate of 222,222 common shares at an exercise price of $5.11 per share. The conversion price of the Institutional Notes and exercise price of the related warrants are subject to antidilution adjustments for any recapitalization transaction and for any issuance of common stock or rights to acquire common stock for consideration less than the prevailing conversion price or warrant exercise price. For purposes of these adjustments, dilutive issuances do not include securities issued under existing instruments, under board-approved incentive plans or in a public offering, business acquisition or strategic transaction. In addition, no antidilution adjustments will be made to the extent they would increase the total shares issuable under the Institutional Notes and warrants above 1,947,990 common shares, representing 19.99% of the common shares outstanding at the time of the financing. The same limitation applies to the payment of interest in kind and to repayment of the Institutional Notes in common shares.

         In addition to our outstanding convertible notes, we maintain a credit facility with KeyBank NA of up to $10 million, subject to semi-annual borrowing base determinations by the bank. At June 30, 2003, the borrowing base was $2,675,000. Borrowings under the facility bear interest payable monthly at 1.25% above the bank's prime rate, amounting to 5.25% at June 30, 2003. The facility is secured by liens on all corporate assets, including a first mortgage on oil and gas interests and pipelines, as well as an assignment of major production and transportation contracts. Borrowings under the facility totaled $2,247,984 at December 31, 2002. During the first half of 2002, we repaid $2,000,000 of the outstanding credit facility principal, reducing our borrowings under the facility to $247,984 at June 30, 2003.

         Our remaining long term debt outstanding at June 30, 2003, including the current portions, aggregated $424,818 on a secured note issued in 1986 for the acquisition of our mineral property in Alaska and $193,333 on miscellaneous obligations incurred to finance various property and equipment acquisitions. Our ability to repay this acquisition debt as well as our bank debt and any convertible notes that are not converted prior to maturity will be subject to our future performance and prospects as well as market and general economic conditions. We may be dependent on additional financing to repay our outstanding long term debt at maturity.

         Our future revenues, profitability and rate of growth will continue to be substantially dependent on the demand and market price for natural gas. Future market prices for natural gas will also have a significant impact on our ability to maintain or increase our borrowing capacity, to obtain additional capital on acceptable terms and to continue attracting investment capital to Drilling Programs. The market price for natural gas is subject to wide fluctuations in response to relatively minor changes in supply and demand, market uncertainty and a variety of other factors that are beyond our control.

         We do not expect our cash flow from operations or borrowings under our credit facility to provide adequate working capital to meet our capital expenditure objectives beyond 2003. To fully realize our financial goals for growth in revenues and reserves, we will continue to be dependent on the capital markets or other financing alternatives as well as continued participation by investors in future Drilling Programs.

RELATED PARTY TRANSACTIONS

         Because we operate through subsidiaries and affiliated Drilling Programs, our holding company structure causes various agreements and transactions in the normal course of business to be treated as related party transactions. It is our policy to structure any transactions with related parties only on terms that are no less favorable to the Company than could be obtained on an arm's length basis from unrelated parties. Significant related party transactions are summarized in Notes 5 and 13 of the footnotes to the consolidated financial statements included elsewhere in this proxy statement prospectus.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         General. The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including evaluations of any allowance for doubtful accounts and impairment of long-lived assets. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances. The results of these evaluations form a basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Although actual results may differ from these estimates under different assumptions or conditions, management believes that its estimates are reasonable and that actual results will not vary significantly from the estimated amounts.

         The following critical accounting policies relate to the more significant judgments and estimates used in the preparation of the condensed consolidated financial statements.

         Allowance for Doubtful Accounts. We maintain an allowance for doubtful accounts when deemed appropriate to reflect losses that could result from failures by customers or other parties to make payments on our trade receivables. The estimates of this allowance, when maintained, are based on a number of factors, including historical experience, aging of the trade accounts receivable, specific information obtained on the financial condition of customers and specific agreements or negotiated amounts with customers.

         Impairment of Long-Lived Assets. Our long-lived assets include property and equipment and goodwill. Long-lived assets with an indefinite life are reviewed at least annually for impairment, while other long-lived assets are reviewed whenever events or changes in circumstances indicate that carrying values of these assets are not recoverable.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

         We do not hold any derivative securities or other market rate sensitive instruments. As of December 31, 2001, the Company held foreign bank bonds with an aggregate market value of $6,000. We classified these securities as available-for-sale. Unrealized holding gains and losses on these securities, net of the related tax effect, were excluded from earnings and reported, until realized, as a component of accumulated other comprehensive income in the equity section of our financial statements. A decline in the market value of any available-for-sale security below cost that is deemed other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings, and a new cost basis for the security is established. Dividend and interest income are recognized when earned. These bonds were sold during 2002. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis. The foreign bank bonds remaining on our balance sheet at December 31, 2001 were sold during the first half of 2002.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS IN ACCOUNTING AND FINANCIAL DISCLOSURE

         During the periods covered by our consolidated financial statements included in this proxy statement/prospectus, we have had no disagreements with our independent auditors, Kraft, Berger, Grill, Schwartz, Cohen & March LLP ("KBGSC"), on auditing or financial disclosure. Our historical financial statements audited by KBGSC were prepared in accordance with accounting principals generally accepted in Canada. For purposes of the domestication, our consolidated financial statements have also been audited under accounting principles generally accepted in the United States of America by
___________________.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below are the directors and executive officers of Daugherty Resources, together with their ages as of the date of this proxy statement/prospectus. Each director is elected for a one-year term and serves until his successor is elected and qualified.


                                                                                                         OFFICER OR
                                                                                                          DIRECTOR
     NAME                                     AGE                    POSITION                               SINCE
     ----                                     ---                    --------                            ----------
    William S. Daugherty ................      48              Chairman of the Board, President and
                                                                  Chief Executive Officer                   1993
    D. Michael Wallen ...................      48              Vice President and Secretary                 1995
    Michael P. Windisch .................      28              Chief Financial Officer                      2002
    James K. Klyman .....................      48              Director                                     1992
    Charles L. Cotterell ................      78              Director                                     1994

         A summary of the business experience and background of our directors and executive officers is set forth below.

         WILLIAM S. DAUGHERTY, age 48, has served as the President, Chief Executive Officer and a director of Daugherty Resources since September 1993 and as our Chairman of the Board since 1995. He has also served as President of DPI since 1984. Mr. Daugherty is a past president of the Kentucky Oil and Gas Association and the Kentucky Independent Petroleum Producers Association. He currently serves as the Governor of Kentucky's Official Representative to the Interstate Oil and Gas Compact Commission and as a member of the Kentucky Energy Council. Mr. Daugherty spends approximately ten days per year in these voluntary leadership roles. He holds a B.S. Degree from Berea College, Berea, Kentucky.

         D. MICHAEL WALLEN, age 48, joined DPI in March 1995 as Vice President of Engineering and was elected a Vice President of Daugherty Resources in March 1997. Prior to joining DPI, he served as the Director of the Kentucky Division of Oil and Gas for six years, prior to which he worked as well drilling and completion specialist and as a gas production engineer in the Appalachian Basin for various operating companies. Mr. Wallen currently serves as President of the Kentucky Oil and Gas Association, a statewide trade association, spending approximately twelve days per year in this voluntary leadership role. Mr. Wallen holds a B.S. Degree from Morehead State University, Morehead, Kentucky.

         MICHAEL P. WINDISCH, age 28, joined Daugherty Resources in September 2002 as Chief Financial Officer. Prior to joining Daugherty Resources, Mr. Windisch spent five years with PricewaterhouseCoopers LLP, in the public accounting firms' audit practice. He is a member of the American Institute of Certified Public Accountants and holds a B.S. Degree from Miami University, Oxford, Ohio.

         JAMES K. KLYMAN, age 48, has served as a director of Daugherty Resources since May 1992. For the past eight years, Mr. Klyman has been a computer software designer and programmer specializing in applied information technology.

         CHARLES L. COTTERELL, age 78, has served as a director of Daugherty Resources since June 1994. Mr. Cotterell has been involved in the natural resources industry and has participated in the natural gas and oil industries in Western Canada and the United States, particularly in Kentucky, for over 40 years. He is a past Vice President of Konal Engineering Co., Ltd., a former director of Mariner Mines, Ltd., Nordustrial, Ltd., Goliath Boat Co., and Dominion Power Press Equipment Co., Ltd., and the past President of Smith Press Automation Co., Ltd.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                   MANAGEMENT AND RELATED STOCKHOLDER MATTERS

         The following table shows the amount of common stock beneficially owned as of October 1, 2003 by (1) each person who we know owns beneficially more than 5% of our common stock, (2) each director of the Company, (3) each named executive officer and (4) the directors and named executive officers as a group. As of October 1, 2003, there were no shares of our preferred stock issued or outstanding."


                                                                             COMMON STOCK
                                               ADDRESS OF                    BENEFICIALLY      PERCENTAGE
5% SHAREHOLDERS                           5% BENEFICIAL OWNERS                  OWNED           OF CLASS
---------------                           --------------------------         ------------      ----------
Crestview Capital Fund II, LP             95 Reserve Drive - Suite F          468,000(1)          4.7%
                                          Northbrook, IL 60062

NAMED EXECUTIVE OFFICERS AND DIRECTORS

William S. Daugherty ....................................................     667,500(2)          6.6
D. Michael Wallen .......................................................     389,000(3)          3.8
Charles L. Cotterell ....................................................      77,540(4)          0.8
James K. Klyman .........................................................      62,000(4)          0.6
All named executive officers and directors
  as a group (4 persons) ................................................   1,205,440(5)         11.5
----------

(1) Includes 78,000 common shares issuable upon exercise of three-year warrants at $4.80 per share. According to a Statement on Schedule 13G filed with the SEC, as a result of common management, Crestview Capital Fund II, LP may be deemed to have beneficial ownership of both the reported shares and warrants that it holds directly and an additional 100,000 common shares and warrants to purchase 20,000 common shares held by Crestview Capital Fund I, LP plus 10,000 common shares and warrants to purchase 2,000 common shares held by Crestview Offshore Fund, Inc., which collectively would be deemed to beneficially own 510,000 common shares and warrants to purchase 90,000 shares or an aggregate of 6.1% of the common stock deemed outstanding at October 1, 2003. Each of these shareholders and its managers have disclaimed beneficial ownership of the shares and warrants held by its affiliates.

(2) Includes 230,000 common shares issuable upon the exercise of vested options.

(3) Includes 215,000 common shares issuable upon the exercise of vested options.

(4)  Includes 50,000 common shares issuable upon the exercise of vested options.

(5) Includes 545,000 common shares issuable upon the exercise of vested options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         As of December 31, 2002, current and former directors, officers and employees were indebted to Daugherty Resources in the aggregate amount of $663,319. The following table shows the amount of the indebtedness from our named executive officers.


                                                                                                     AMOUNT
                                            INVOLVEMENT OF            LARGEST AMOUNT             OUTSTANDING AT
NAME AND PRINCIPAL POSITION              ISSUER OR SUBSIDIARY       OUTSTANDING IN 2002         DECEMBER 31, 2002
---------------------------              --------------------       -------------------         -----------------
William S. Daugherty                            Lender                  $   273,440               $   244,329(1)
  Chairman, President and CEO

D. Michael Wallen                               Lender                      200,830                   173,361(2)
  Vice President

----------

(1) Represents the remaining unpaid balance of (i) five loans from 1998 through 2002 originally aggregating $194,433,bearing interest at 6% per annum and secured by Mr. Daugherty's interest in Drilling Programs, and (ii) non-interest bearing, unsecured loans made throughout the course of his employment, originally aggregating $89,075. See "Management - Executive Compensation - Summary Compensation Table."

(2) Represents the remaining unpaid balance of (i) five loans from 1998 through 2002 originally aggregating $183,268,bearing interest at 6% per annum and secured by Mr. Wallen's interest in Drilling Programs, and (ii) non-interest bearing, unsecured loans made throughout the course of his employment, originally aggregating $89,075. See "Management - Executive Compensation - Summary Compensation Table."

                   INTEREST OF MANAGEMENT IN THE DOMESTICATION

         Since the beginning of 2002, none of our directors or executive officers or any of their associates or affiliates has had any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in the domestication, except for any interest arising from their ownership of our common stock. None of these individuals will receive any extra or special benefit or advantage not shared on a pro-rata basis by all holders of our common shares as a result of the domestication.

                                  LEGAL MATTERS

         Certain legal matters relating to the domestication and the issuance of shares of common stock of Daugherty Resources in connection with the domestication hereby will be passed upon by Gary M. Smith, Attorney at Law, Louisville, Kentucky.

                                     EXPERTS

         The consolidated financial statements of Daugherty Resources as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been included in the proxy statement/prospectus and incorporated by reference in this registration statement in reliance upon the report of Kraft, Berger, Grill, Schwartz, Cohen & March LLP, independent certified public accountants, appearing elsewhere in this proxy statement/prospectus and incorporated by reference in this registration statement, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         This proxy statement/prospectus constitutes part of a registration statement on Form S-4 that we filed with the SEC. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act, some of which are incorporated by reference in this proxy statement/prospectus. See "Incorporation of Documents by Reference." You may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, NW, Room 1024, Washington, DC 20549, at prescribed rates. To obtain information on the public reference rooms, you can call the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information filed electronically by reporting companies, including Daugherty Resources. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about Daugherty Resources at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, DC 2006.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to incorporate by reference information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by more current information included directly in this proxy statement/prospectus.

         This proxy statement/prospectus incorporates by reference the flowing documents that we previously filed with the SEC. They contain important information about our company and its business.

    o Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;

    o Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31 and June 30, 2003; and

    o    Current Report on Form 8-K dated September 9, 2003.

         You can obtain any of the documents incorporated by reference in this proxy statement/prospectus from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference, as well as additional copies of this proxy statement, are also available from us without charge by writing us at Daugherty Resources, Inc., 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509, Attention Secretary, or by calling our office in Lexington, Kentucky at (859) 263-3948.

                                  OTHER MATTERS

         The board of directors knows of no other matter to be presented at the special meeting of shareholders. If any additional matter should be presented properly, it is intended that proxies will be voted in accordance with the discretion of the named proxy holders.

Lexington, Kentucky                 By Order of the Board of Directors
__________, 2003

                                    William S. Daugherty
                                    Chairman of the Board, President and
                                    Chief Executive Officer

                            DAUGHERTY RESOURCES, INC.

                              FINANCIAL INFORMATION


                          INDEX TO FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                              ----
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   Review Engagement Report..................................................................................   F-2
   Condensed Consolidated Balance Sheets - June 30, 2003 (unaudited) and December 31, 2002...................   F-3
   Condensed Consolidated Statements of Operations and Deficit - Three Months and Six Months
     ended June 30, 2003 and 2002 (unaudited)................................................................   F-4
   Condensed Consolidated Statements of Cash Flows - Three Months and Six Months
     ended June 30, 2003 and 2002 (unaudited)................................................................   F-5
   Notes to Condensed Consolidated Financial Statements......................................................   F-6

CONSOLIDATED FINANCIAL STATEMENTS

   Independent Auditors' Report..............................................................................  F-15
   Consolidated Balance Sheets - December 31, 2002 and 2001..................................................  F-16
   Consolidated Statements of Deficit - December 31, 2002, 2001 and 2000.....................................  F-17
   Consolidated Statements of Operations - Years ended December 31, 2002, 2001 and 2000......................  F-18
   Consolidated Statements of Cash Flows - Years ended December 31, 2002, 2001 and 2000......................  F-19
   Notes to Consolidated Financial Statements................................................................  F-20

                            REVIEW ENGAGEMENT REPORT

To the Directors of

DAUGHERTY RESOURCES, INC.

We have reviewed the condensed consolidated balance sheet of DAUGHERTY RESOURCES, INC. as at June 30, 2003 and the condensed consolidated statements of operations and deficit and cash flows for the three and six months ended June 30, 2003. Our review was made in accordance with generally accepted standards for review engagements in Canada and the United States of America and accordingly consisted primarily of enquiry, analytical procedures and discussion related to information supplied to us by the Company.

A review does not constitute an audit and, consequently, we do not express an audit opinion on these condensed consolidated financial statements.

Based on our review, nothing has come to our attention that causes us to believe that these condensed consolidated financial statements are not, in all material respects, in accordance with Canadian generally accepted accounting principles.

We have previously audited, in accordance with auditing standards generally accepted in Canada, the balance sheet as at December 31, 2002 and the related statements of operations and deficit and cash flows for the year then ended (not presented herein) and, in our report dated March 23, 2003, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2002 is fairly stated in all material respects in relation to the balance sheet from which it has been derived.

              /s/ KRAFT, BERGER, GRILL, SCHWARTZ, COHEN & MARCH LLP
                KRAFT, BERGER, GRILL, SCHWARTZ, COHEN & MARCH LLP

                              CHARTERED ACCOUNTANTS

Toronto, Ontario
August 7, 2003

                            DAUGHERTY RESOURCES, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                  (U.S. FUNDS)
                                   (UNAUDITED)



                                                                      JUNE 30,      DECEMBER 31,
ASSETS                                                                  2003            2002
                                                                    ------------    ------------
   Current assets:
     Cash and cash equivalents ..................................   $  7,450,076    $  7,031,307
     Accounts receivable ........................................        406,935         328,035
     Prepaid expenses and other current assets ..................        370,428         460,663
     Loans to related parties (Note 4) ..........................        122,855          64,162
                                                                    ------------    ------------
       Total current assets .....................................      8,350,294       7,884,167

   Bonds and deposits ...........................................         41,000          41,000
   Oil and gas properties (Note 2) ..............................     12,002,970       9,679,549
   Property and equipment (Note 3) ..............................      1,317,843         918,855
   Loans to related parties (Note 4) ............................        600,386         711,658
   Investment (Note 5) ..........................................        119,081         119,081
   Deferred financing costs (Note 6) ............................         29,786          43,546
   Goodwill (Note 7) ............................................        313,177         313,177
                                                                    ------------    ------------

       Total assets .............................................   $ 22,774,537    $ 19,711,033
                                                                    ============    ============

LIABILITIES
   Current liabilities:
     Bank loans (Note 8) ........................................   $    134,162    $    134,162
     Accounts payable ...........................................      1,167,828       1,094,941
     Accrued liabilities ........................................      1,839,130       1,212,094
     Customers' drilling deposits ...............................      1,812,700       6,764,200
     Long term debt, current portion (Note 9) ...................        165,546         192,341
                                                                    ------------    ------------
       Total current liabilities ................................      5,119,366       9,397,738

   Long term debt (Note 9) ......................................      3,946,714       4,027,198
                                                                    ------------    ------------

       Total liabilities ........................................      9,066,080      13,424,936
                                                                    ------------    ------------
SHAREHOLDERS' EQUITY
Capital Stock (Note 10)
   Authorized:
       5,000,000 Preferred shares, non-cumulative, convertible
     100,000,000 Common shares
   Issued:

         226,354 Preferred shares (2002 - 558,476) ..............        417,489       1,784,493
       8,798,737 Common shares (2002 - 5,505,670) ...............     31,366,231      24,589,797
          21,100 Common shares held in treasury, at cost ........        (23,630)        (23,630)
   To be issued:
          24,887 Common shares ..................................         55,226          55,226
                                                                    ------------    ------------
                                                                      31,815,316      26,405,886
   Accumulated deficit ..........................................    (18,106,859)    (20,119,789)
                                                                    ------------    ------------

       Total shareholders' equity ...............................     13,708,457       6,286,097
                                                                    ------------    ------------

Total liabilities and shareholders' equity ......................   $ 22,774,537    $ 19,711,033
                                                                    ============    ============


See Notes to Condensed Consolidated Financial Statements.

                            DAUGHERTY RESOURCES, INC.

                 CONDENSED STATEMENTS OF OPERATIONS AND DEFICIT

                                  (U.S. FUNDS)
                                   (UNAUDITED)


                                                      THREE MONTHS ENDED              SIX MONTHS ENDED
                                                          JUNE 30,                        JUNE 30,
                                                ----------------------------    ----------------------------
                                                   2003              2002           2003            2002
                                                ------------    ------------    ------------    ------------
REVENUE
   Contract drilling (Note 12) ..............   $  3,025,000    $         --    $ 11,058,000    $  3,484,000
   Oil and gas production ...................        537,286         221,895       1,066,290         457,446
   Gas transmission and compression .........        289,183         210,886         558,034         495,263
                                                ------------    ------------    ------------    ------------
     Total revenue ..........................      3,851,469         432,781      12,682,324       4,436,709
                                                ------------    ------------    ------------    ------------

DIRECT EXPENSES
   Contract drilling ........................      1,283,184              --       4,678,349       1,776,634
   Oil and gas production ...................        104,930         152,502         420,944         346,649
   Gas transmission and compression .........        146,573         112,518         254,762         344,893
                                                ------------    ------------    ------------    ------------
     Total direct expenses ..................      1,534,687         265,020       5,354,055       2,468,176
                                                ------------    ------------    ------------    ------------

GROSS PROFIT ................................      2,316,782         167,761       7,328,269       1,968,533
                                                ------------    ------------    ------------    ------------

OTHER INCOME (EXPENSES)
   Selling, general and administrative ......     (1,505,514)       (367,454)     (4,197,729)     (1,007,115)
   Compensation from options and warrants ...       (589,200)             --        (589,200)             --
   Depreciation, depletion and amortization .       (194,080)       (139,380)       (373,160)       (278,760)
   Interest expense .........................       (122,180)        (49,241)       (204,633)       (121,767)
   Interest income ..........................         28,707          10,311          57,535          24,298
   Other, net ...............................         (4,397)             --          (8,152)             --
                                                ------------    ------------    ------------    ------------
     Total other income (expenses) ..........     (2,386,664)       (545,764)     (5,315,339)     (1,383,344)
                                                ------------    ------------    ------------    ------------

INCOME (LOSS) BEFORE INCOME TAXES ...........        (69,882)       (378,003)      2,012,930         585,189

INCOME TAX EXPENSE
   Current ..................................        (26,555)       (143,641)        764,914         222,372
   Benefit realized on loss carried forward .         26,555         143,641        (764,914)       (222,372)
                                                ------------    ------------    ------------    ------------

NET INCOME (LOSS) ...........................   $    (69,882)   $   (378,003)   $  2,012,930    $    585,189
                                                ============    ============    ============    ============

DEFICIT, beginning of period ................   $(18,036,977)   $(19,791,547)   $(20,119,789)   $(20,754,739)
                                                ============    ============    ============    ============

DEFICIT, end of period ......................   $(18,106,859)   $(20,169,550)   $(18,106,859)   $(20,169,550)
                                                ============    ============    ============    ============

NET INCOME (LOSS) PER SHARE
   Basic ....................................   $      (0.01)   $      (0.07)   $       0.32    $       0.11
                                                ============    ============    ============    ============
   Diluted ..................................   $      (0.01)   $      (0.07)   $       0.22    $       0.10
                                                ============    ============    ============    ============

WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING:
   Basic ....................................      6,632,620       5,346,689       6,249,688       5,209,765
                                                ============    ============    ============    ============
   Diluted ..................................      6,632,620       5,346,689       9,523,329       6,154,095
                                                ============    ============    ============    ============


See Notes to Condensed Consolidated Financial Statements.

                            DAUGHERTY RESOURCES, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (U.S. FUNDS)
                                   (UNAUDITED)


                                                                     THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                          JUNE 30,                     JUNE 30,
                                                                 --------------------------    --------------------------
                                                                     2003          2002           2003           2002
                                                                 -----------    -----------    -----------    -----------
OPERATING ACTIVITIES
   Net income (loss) .........................................   $   (69,882)   $  (378,003)   $ 2,012,930    $   585,189
   Adjustments to reconcile net income (loss)
       to net cash used in operating activities:
     Incentive bonus paid in common shares ...................       115,290             --        351,420        109,620
     Compensation from options and warrants ..................       589,200             --        589,200             --
     Depreciation, depletion and amortization ................       194,080        139,380        373,160        278,760
     Loss on sale of assets ..................................            --             --          3,795             --
     Changes in assets and liabilities
       Accounts receivable ...................................       (97,848)        14,533        (78,900)        84,071
       Prepaid expenses and other assets .....................      (146,891)       (85,205)        90,235        (86,840)
       Accounts payable ......................................       (81,684)        34,456        205,813         28,106
       Accrued liabilities ...................................      (562,983)      (206,943)       627,036        354,025
       Customers' drilling deposits ..........................       953,500             --     (4,951,500)    (2,703,000)
                                                                 -----------    -----------    -----------    -----------
Net cash provided by (used in) operating activities ..........       892,782       (481,782)      (776,811)    (1,350,069)
                                                                 -----------    -----------    -----------    -----------

INVESTING ACTIVITIES
   Proceeds from sale of assets ..............................            --             --          3,245             --
   Purchase of property and equipment ........................       (99,622)       (27,368)      (475,428)       (69,852)
   Purchase of investment ....................................            --             --             --         (9,827)
   Additions to oil and gas properties, net ..................    (1,056,487)       (70,020)    (2,613,421)      (399,904)
                                                                 -----------    -----------    -----------    -----------
Net cash used in investing activities ........................    (1,156,109)       (97,388)    (3,085,604)      (479,583)
                                                                 -----------    -----------    -----------    -----------

FINANCING ACTIVITIES
   Net payments on short term borrowings .....................            --         (7,085)            --        (11,905)
   Decrease (increase) in loans to related parties ...........        30,714         (1,501)        52,579       (199,798)
   Proceeds from issuance of common shares ...................     2,926,696             --      3,075,884             --
   Proceeds from issuance of long term debt ..................     2,170,625             --      3,236,125
   Payments of long term debt ................................    (2,030,057)        (4,842)    (2,083,404)       (37,883)
                                                                 -----------    -----------    -----------    -----------
Net cash provided by (used in) financing activities ..........     3,097,978        (13,428)     4,281,184       (249,586)
                                                                 -----------    -----------    -----------    -----------

CHANGE IN CASH AND CASH EQUIVALENTS ..........................     2,834,651       (592,598)       418,769     (2,079,238)
CASH AND CASH EQUIVALENTS:
   Beginning of period .......................................     4,615,425        757,780      7,031,307      2,244,420
                                                                 -----------    -----------    -----------    -----------
   End of period .............................................   $ 7,450,076    $   165,182    $ 7,450,076    $   165,182
                                                                 ===========    ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURE
Interest paid ................................................   $    68,364    $    25,755    $   172,942    $   117,295
Income taxes paid ............................................            --             --             --             --

SUPPLEMENTAL SCHEDULE OF NONCASH
   INVESTING AND FINANCING ACTIVITIES
Preferred shares issued for acquisition and debt settlement ..            --             --             --        418,785

Common shares issued for settlement of accounts payable ......        50,000             --        164,126        155,031

Common shares issued upon conversion of notes ................     1,260,000             --      1,260,000             --

See Notes to Condensed Consolidated Financial Statements.

                            DAUGHERTY RESOURCES, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (U.S. FUNDS)
                                   (UNAUDITED)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a) General. The accompanying unaudited condensed consolidated financial statements of Daugherty Resources, Inc., a British Columbia corporation (the "Company"), have been prepared in accordance with generally accepted accounting principles in Canada. Except as described in Note 14, those accounting principles conform in all material respects with accounting principles generally accepted in the United States of America. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary to fairly present the Company's condensed consolidated financial position at June 30, 2003 and its condensed consolidated results of operations and cash flows for the interim periods presented. The condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements and related notes included in its Annual Report on Form 10-KSB for the year ended December 31, 2002.

         (b) Basis of Consolidation. The Company's condensed consolidated financial statements include the accounts of Daugherty Petroleum, Inc. ("DPI"), a Kentucky corporation wholly owned by the Company, and the accounts of Sentra Corporation ("Sentra"), a Kentucky corporation wholly owned by DPI. DPI conducts all of the Company's oil and gas drilling and production operations, and Sentra owns and operates natural gas distribution facilities in Kentucky. The condensed consolidated financial statements also reflect DPI's interests in a total of 21 drilling programs that it has sponsored and managed since 1996 to conduct development drilling operations on its prospects (the "Drilling Programs"). DPI generally maintains a combined 25.75% interest as both general partner and an investor in each Drilling Program. The Company accounts for those interests using the proportionate consolidation method, combining DPI's share of assets, liabilities, income and expenses of the Drilling Programs with those of its separate operations. All material inter-company accounts and transactions for the interim periods presented in the condensed consolidated financial statements have been eliminated on consolidation.

         (c) Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates are particularly significant as they relate to oil and gas reserve data, which require estimates of future production volumes in determining the carrying value of the Company's proved reserves.

         (d) Reclassification. Certain amounts reported in the condensed consolidated financial statements for interim periods in 2002 have been reclassified to conform with the presentation in the current periods.

NOTE 2. OIL AND GAS PROPERTIES

         Capitalized costs and accumulated depreciation, depletion and amortization ("DD&A") relating to the Company's oil and gas producing activities, all of which are conducted within the continental United States, are summarized below.


                                                                                 DECEMBER 31,
                                                    JUNE 30, 2003                   2002
                                      ----------------------------------------   ------------
                                                    ACCUMULATED
                                         COST           DD&A           NET           NET
                                      -----------   -----------    -----------   -----------
Proved oil and gas properties .....   $12,957,595   $(2,160,285)   $10,797,310   $ 8,576,375
Unproved oil and gas properties ...       494,737            --        494,737       419,737
Wells and related equipment .......       845,430      (134,507)       710,923       683,437
                                      -----------   -----------    -----------   -----------

Total oil and gas properties ......   $14,297,762   $(2,294,792)   $12,002,970   $ 9,679,549
                                      ===========   ===========    ===========   ===========

NOTE 3.  PROPERTY AND EQUIPMENT

         Capitalized costs and accumulated depreciation relating to the Company's property and equipment are summarized below.


                                                                                    DECEMBER 31,
                                                     JUNE 30, 2003                      2002
                                      -------------------------------------------   ------------
                                                     ACCUMULATED
                                          COST       DEPRECIATION        NET             NET
                                      ------------   ------------    ------------   ------------
Land ..............................   $     12,908   $         --    $     12,908   $     12,908
Building improvements .............         20,609         (2,366)         18,243          4,471
Machinery and equipment ...........        990,141       (178,262)        811,879        625,086
Office furniture and fixtures .....        131,717        (89,820)         41,897         18,176
Aircraft ..........................        275,000        (17,891)        257,109        116,146
Vehicles ..........................        321,627       (145,820)        175,807        142,068
                                      ------------   ------------    ------------   ------------

Total property and equipment ......   $  1,752,002   $   (434,159)   $  1,317,843   $    918,855
                                      ============   ============    ============   ============


NOTE 4. LOANS TO RELATED PARTIES

         Loans to related parties represent loans receivable from certain shareholders and officers of the Company, payable monthly from production revenues for periods ranging from five to ten years, with a balloon payment at maturity. The loans receivable from shareholders aggregated $551,812 at June 30, 2003 and $604,379 at December 31, 2002. These loans bear interest at 6% per annum and are collateralized by ownership interests in Drilling Programs. The loans receivable from officers aggregated $171,429 at June 30, 2003 and $171,441 at December 31, 2002. These loans are non-interest bearing and unsecured.

NOTE 5. INVESTMENT

         The Company has an investment of $119,081 in three series of bonds issued by the City of Galax, Virginia Industrial Development Authority. The bonds bear interest at rates ranging from 7% to 8.25% per annum, with maturity dates of July 1, 2004 and July 1, 2010. Although the bonds have a face value of $154,040, they are carried at cost on the Company's consolidated financial statements in accordance with accounting principles generally accepted in Canada. Under accounting principles generally accepted in the United States, the investments are reportable at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. As of June 30, 2003 and December 31, 2002, the estimated market value of the bonds was $36,970.

NOTE 6. DEFERRED FINANCING COSTS

         The Company incurred financing costs of $137,607 during 1999 in connection with the issuance of its 10% Convertible Secured Notes due July 31, 2004. These costs were capitalized and have been amortized over the life of the notes. Accumulated amortization aggregated $107,821 at June 30, 2003 and $94,061 at December 31, 2002.

NOTE 7. GOODWILL

         In connection with the acquisition of DPI in 1993, the Company recorded goodwill of $1,789,564, which was amortized over ten years on a straight-line basis. Unamortized goodwill at December 31, 2001 was $313,177. At the beginning of 2002, the Company adopted Canadian Institute of Chartered Accountants ("CICA") Handbook section 3062, "Goodwill and Other Intangible Assets," which is the Canadian equivalent of Statement of Financial Accounting Standards ("SFAS") No. 142 for accounting standards generally accepted in the United States of America. Under the adopted standard, goodwill is no longer amortized but is instead tested for impairment upon adoption and at least annually thereafter. The annual test may be performed any time during the year, but must be performed at the same time in each subsequent year. The Company performed an analysis of its recorded goodwill in October 2002 and determined that no impairment charge was required. Accordingly, accumulated amortization of goodwill remained at $1,476,387 as of June 30, 2003 and December 31, 2002.

NOTE 8. BANK LOAN

         At June 30, 2003 and December 31, 2002, the Company had an outstanding bank loan in the principal amount of $134,162, fully secured by a certificate of deposit. The loan bears interest at the rate of 4.71% per annum and is repayable on January 15, 2004.

NOTE 9. LONG TERM DEBT

         (a) Credit Facility. The Company maintains a credit facility with KeyBank NA of up to $10 million, subject to semi-annual borrowing base determinations by the bank. At June 30, 2003, the borrowing base was $2,675,000. Borrowings under the facility bear interest payable monthly at 1.25% above the bank's prime rate, amounting to 5.25% at June 30, 2003. The facility is secured by liens on all corporate assets, including a first mortgage on oil and gas interests and pipelines, as well as an assignment of major production and transportation contracts. Borrowings under the facility totaled $247,984 at June 30, 2003 and $2,247,984 at December 31, 2002.

         (b) Convertible Notes. The Company has issued a series of convertible notes in private placements to finance a substantial part of its drilling activities. The notes are convertible by the holders into the Company's common stock at fixed rates and are generally redeemable by the Company at 100% of their principal amount plus accrued interest through the date of redemption. The terms of the notes are summarized below.



                                                                                           SHARES
                                     PRINCIPAL AMOUNT OUTSTANDING AT                     ISSUABLE AT
                                     -------------------------------                    JUNE 30, 2003
                                         JUNE 30,      DECEMBER 31,    CONVERSION           UPON
TITLE OF NOTES                             2003           2002            PRICE           CONVERSION
--------------                        -------------   -------------   -------------     --------------
10% Convertible Secured
   Notes due July 31, 2004(1) .....   $     555,000   $     850,000   $        2.71         204,691
10% Convertible Notes
   due May 1, 2007 ................       1,020,500         420,000            1.50         680,333
8% Convertible Notes
   due April 10, 2008 .............         770,625              --            1.90         405,613
8% Convertible Notes
   due May 1, 2008 ................         900,000              --            2.25         400,000
                                      -------------   -------------                       ---------

   Total ..........................   $   3,246,125   $   1,270,000                       1,690,637
                                      =============   =============                       =========

----------

  (1) Secured by liens on mining properties.

         (c) Acquisition Debt. The Company issued a note in the principal amount of $854,818 to finance its 1986 acquisition of mineral property on Unga Island, Alaska. The debt is repayable without interest in monthly installments of $2,000 and is secured by liens on the acquired property and related buildings and equipment. Although the purchase agreement for the acquisition provides for royalties at 4% of net smelter returns or other production revenues, the property has remained inactive. The acquisition debt is recorded at its remaining face value of $424,818 at June 30, 2003.

         (d) Miscellaneous Debt. The following table summarizes the Company's other outstanding debt obligations at June 30, 2003 and December 31, 2002.



                                                                                           PRINCIPAL AMOUNT
                                                                                            OUTSTANDING AT
                                                                                      --------------------------
                                                                                         JUNE 30,   DECEMBER 31,
TERMS OF DEBT                                                                              2003         2002
-------------                                                                         -----------   ------------
Notes issued to finance equipment and vehicles, payable monthly in various amounts through 2005, with interest ranging from 6.0% to 9.5% per annum,
   collateralized by the acquired equipment and vehicles ............................   $   39,900   $   61,426
Loan payable to unaffiliated company, bearing interest
   at 10% per annum payable quarterly, collateralized
   by assets of subsidiary guarantor ................................................       64,779       64,779
Note payable to unaffiliated individual, payable in
   60 installments of $1,370, together with interest at 8%
   per annum, through February 2005 .................................................       27,664       35,704
Loans payable to various banks, payable monthly in
   various amounts, together with interest at rates ranging from 4.25% to 9.75%
   per annum, through May 2006,

   collateralized by receivables and various vehicles ...............................       60,990       76,178
Loan payable to unaffiliated company, bearing interest
   at 10% per annum .................................................................           --       24,650
                                                                                        ----------   ----------
                                                                                        $  193,333   $  262,737
                                                                                        ==========   ==========

         (e) Total Long Term Debt. The following table sets forth the Company's total long term debt and current portion at June 30, 2003 and December 31, 2002.


                                                            PRINCIPAL AMOUNT
                                                             OUTSTANDING AT
                                                       --------------------------
                                                          JUNE 30,   DECEMBER 31,
                                                            2003        2002
                                                         ----------  ------------
Total long term debt (including current portion) .....   $4,112,260   $4,219,539
Less current portion .................................      165,546      192,341
                                                         ----------   ----------
Total long term debt .................................   $3,946,714   $4,027,198
                                                         ==========   ==========

NOTE 10. CAPITAL STOCK

         (a) Preferred and Common Shares. The following table reflects transactions involving the Company's capital stock during the reported periods.


                                                         NUMBER OF
PREFERRED SHARES ISSUED                                    SHARES         AMOUNT
-----------------------                                 -----------    -----------
Balance, December 31, 2001 ..........................       563,249    $ 1,802,541
   Converted into common shares .....................        (4,773)       (18,048)
                                                        -----------    -----------
Balance, December 31, 2002 ..........................       558,476      1,784,493
   Converted into common shares .....................      (332,122)    (1,367,004)
                                                        -----------    -----------
Balance, June 30, 2003 (See Note 15) ................       226,354    $   417,489
                                                        ===========    ===========


                                                            NUMBER OF
COMMON SHARES ISSUED                                          SHARES          AMOUNT
--------------------                                      -------------   -------------
Balance, December 31, 2001 ............................       4,959,112   $  24,184,198
   Issued for cash ....................................         125,000         102,500
   Issued to employees as incentive bonus .............         204,000         130,020
   Issued upon conversion of preferred shares .........           4,773          18,048
   Issued for settlement of accounts payable ..........         212,785         155,031
                                                          -------------   -------------
Balance, December 31, 2002 ............................       5,505,670      24,589,797
   Issued for cash ....................................         950,000       2,460,450
   Issued to employees as incentive bonus .............         353,500         351,420
   Issued upon conversion of preferred shares .........         371,983       1,367,004
   Issued for settlement of accounts payable ..........         146,888         164,126
   Issued upon conversion of convertible notes ........         878,070       1,260,000
   Issued upon exercise of stock options and warrants .         592,626       1,173,434
                                                          -------------   -------------
Balance, June 30, 2003 ................................       8,798,737   $  31,366,231
                                                          =============   =============



COMMON SHARES TO BE ISSUED
--------------------------
To be issued in connection with 1999 purchase of
  oil and gas properties...............................          24,887   $      55,226
                                                          =============   =============

         (b) Stock Options and Warrants. The Company maintains two stock option plans for the benefit of its directors, officers, employees and, in the case of the second plan, its consultants and advisors. The first plan, adopted in 1997, provides for the grant of options to purchase up to 600,000 common shares at prevailing market prices, vesting over a period of up to five years and expiring no later than six years from the date of grant. The second plan, adopted in 2001, provides for the grant of options to purchase up to 3,000,000 common shares at prevailing market prices, expiring no later than ten years from the date of grant.

         In accounting for stock options, the Company follows CICA Handbook section 3870, "Stock-Based Compensation and Other Stock-Based Payments" and related interpretations. The statement provides for a fair value based method of accounting for stock compensation plans, but also permits compensation cost to be measured by the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Continuing reliance on APB Opinion No. 25 requires pro forma disclosure of net income and earnings per share as if the fair value accounting method had been applied.

         Because the exercise price for each option issued under the Company's stock option plans is set at the market price of its common shares at the time of grant, the Company has not recorded any compensation expense from option grants in the accompanying condensed consolidated financial statements. If the fair value based method of accounting had been used, the Company's net income for the six months ended June 30, 2003 would have decreased to $1,870,930 or $0.30 per share, assuming a risk free interest rate of 4.5%, theoretical volatility of .30 and no dividend yield. Since no options were granted under the Company's stock option plans during the three months ended June 30, 2003 or either of the interim reported periods in 2002, net income (loss) and earnings
(loss) per share for those periods would not have been affected by fair value based method of accounting.

         During the second quarter of 2003, certain officers of the Company exercised options covering a total of 300,000 common shares that were granted in 2000 with a stock-for-stock or "cashless" exercise feature at an exercise price of $1.25 per share. Since the disclosure only alternative of CICA Handbook section 3870 and ABP Opinion No. 25 is not available for the exercise of stock options with this feature, the Company recorded a compensation charge of $558,000 for the three months and six months ended June 30, 2003, reflecting the difference between the aggregate exercise price of the options and the market price of the underlying shares on the date that the options were exercised. Additional non-cash compensation of $31,200 was also recognized in both the three months and six months ended June 30, 2003 from the issuance of warrants for corporate consulting services.

         The exercise prices of options outstanding and exercisable at June 30, 2003 range from $1.00 to $5.00 per share, and their weighted average remaining contractual life is 2.08 years. The following table reflects transactions involving the Company's stock options during the reported periods.


                                                                                WEIGHTED
                                                                                AVERAGE
                                                   ISSUED       EXERCISABLE  EXERCISE PRICE
                                                 ---------      -----------  --------------
STOCK OPTIONS
-------------
Balance, December 31, 2001 ................      2,479,210       2,442,515   $       2.02
                                                                 =========
   Expired ................................       (894,000)                          3.39
                                                 ---------
Balance, December 31, 2002 ................      1,585,210       1,585,210           1.30
                                                                 =========
   Granted ................................        400,000                           1.02
   Exercised ..............................       (577,520)                          1.19
   Expired ................................        (25,000)                          5.00
                                                 ---------
Balance. June 30, 2003 ....................      1,382,690       1,382,690           1.16
                                                 =========       =========


         The Company has issued common stock purchase warrants in various financing transactions. The exercise prices of warrants outstanding at June 30, 2003 range from $1.12 to $4.80 per share, and their weighted average remaining contractual life is 1.74 years. The following table reflects transactions involving the Company's common stock purchase warrants during the reported periods.


                                                                                WEIGHTED
                                                                                AVERAGE
                                                   ISSUED       EXERCISABLE  EXERCISE PRICE
                                                 ---------      -----------  --------------
COMMON STOCK PURCHASE WARRANTS
------------------------------
Balance, December 31, 2001 ................      2,943,721       2,943,721   $       2.61
                                                                 =========
   Expired ................................       (500,000)                          0.63
                                                 ---------
Balance, December 31, 2002 ................      2,443,721       2,443,721           2.76
                                                                 =========
   Issued .................................        387,400                           3.33
   Expired ................................       (135,685)                          2.26
                                                 ---------
Balance. June 30, 2003 ....................      2,695,436       2,695,436           2.87
                                                 =========       =========

NOTE 11. INCOME (LOSS) PER SHARE

         (a) Basic. Income (loss) per share is calculated using the weighted average number of shares outstanding during the period. The following table sets forth the weighted average of common shares outstanding for the reported periods.


                                                           WEIGHTED AVERAGE
            REPORTING PERIOD                           COMMON SHARES OUTSTANDING
            ----------------                           -------------------------
            Three months ended June 30, 2003                  6,632,620
            Three months ended June 30, 2002                  5,346,689
            Six months ended June 30, 2003                    6,249,688
            Six months ended June 30, 2002                    5,209,765

         (b) Fully Diluted. The Company follows CICA Handbook section 3500, "Earnings per Share," effective January 31, 2001. The statement requires the presentation of both basic and diluted earnings (loss) per share ("EPS") in the statement of operations, using the treasury stock method to compute the dilutive effect of stock options, warrants and convertible instruments. For the six months ended June 30, 2003, the assumed exercise of outstanding stock options and warrants and conversion of outstanding convertible notes and preferred stock would have a dilutive effect on EPS because their exercise or conversion prices were below the average market price of the common stock during the period. For the six months ended June 30, 2002, only the assumed conversion of convertible notes and preferred stock would have a dilutive effect on EPS. Because the Company recognized net losses for the three months ended June 30, 2003 and 2002, the assumed exercise or conversion of all these instruments would have been anti-dilutive in both three-month periods. The following table sets forth the computation of basic and dilutive EPS for the six months ended June 30, 2003 and 2002.


                                                                   SIX MONTHS ENDED
                                                                        JUNE 30,
                                                             ---------------------------
                                                                 2003           2002
                                                             ------------   ------------
NUMERATOR:
Net income (loss) as reported for basic EPS ..............   $  2,012,930   $    585,189
Adjustments to income (loss) for diluted EPS .............         65,959         24,557
                                                             ------------   ------------
  Net income (loss) for diluted EPS ......................   $  2,078,889   $    609,746
                                                             ============   ============
DENOMINATOR:
Weighted average shares for basic EPS ....................      6,249,688      5,209,765
Effect of dilutive securities:
  Stock options ..........................................        943,262             --
  Warrants ...............................................        296,185             --
  Convertible notes ......................................      1,780,678        313,491
  Convertible preferred shares ...........................        253,516        630,839
                                                             ------------   ------------
Adjusted weighted average shares and
  assumed conversions for dilutive EPS ...................      9,523,329      6,154,095
                                                             ============   ============

Basic EPS ................................................   $       0.32   $       0.11
                                                             ============   ============
Diluted EPS ..............................................   $       0.22   $       0.10
                                                             ============   ============

NOTE 12. RELATED PARTY TRANSACTIONS

         (a) General. Because the Company operates through its subsidiaries and affiliated Drilling Programs, its holding company structure causes various agreements and transactions in the normal course of business to be treated as related party transactions. It is the Company's policy to structure any transactions with related parties only on terms that are no less favorable to the Company than could be obtained on an arm's length basis from unrelated parties. Significant related party transactions not disclosed elsewhere in these notes are summarized below.

         (b) Lease of Gas Compressors. A limited liability company owned by a director and two officers of the Company has historically leased natural gas compressors to DPI. For the six months ended June 30, 2003 and 2002, lease payments to the related party were $6,000 and $9,000, respectively.

         (c) Drilling Programs. DPI invests in sponsored Drilling Programs on substantially the same terms as unaffiliated investors, contributing capital in proportion to its partnership interest. DPI also receives a 1% partnership interest as a fee for managing each Drilling Program. DPI generally maintains a 25.75% combined interest in each Drilling Program organized as a limited partnership and up to 50% in each Drilling Program organized as a joint venture. In consideration for the assignment of drilling rights to the Drilling Programs, their partnership agreements provide for specified increases in DPI's interest after total distributions surpass contributed capital. The partnership agreements also provide for each Drilling Program to enter into turkey drilling contracts with DPI for all wells to be drilled by that Drilling Program. The portion of profit on drilling contracts attributable to DPI's ownership interest in the Drilling Programs has been eliminated on consolidation for the interim periods presented in the Company's condensed consolidated financial statements. The following table sets forth the total revenues recognized from the performance of turnkey drilling contracts with sponsored Drilling Programs for the reported periods.



   REPORTING PERIOD                                            DRILLING CONTRACT REVENUE
   ----------------                                            -------------------------
   Three months ended June 30, 2003 ...................                 $ 3,025,000
   Three months ended June 30, 2002 ...................                          --
   Six months ended June 30, 2003 .....................                  11,058,000
   Six months ended June 30, 2002 .....................                   3,484,000

NOTE 13. SEGMENT INFORMATION

         The Company has two reportable segments based on management responsibility and key business operations. The following table presents summarized financial information for the Company's business segments.



                                   THREE MONTHS ENDED              SIX MONTHS ENDED
                                        JUNE 30,                        JUNE 30,
                              ----------------------------    ----------------------------
                                  2003            2002            2003             2002
                              ------------    ------------    ------------    ------------
REVENUE, NET:
Oil and gas development ...   $  3,851,469    $    432,781    $ 12,682,324    $  4,436,709
Corporate .................             --              --              --              --
                              ------------    ------------    ------------    ------------
   Total ..................      3,851,469         432,781      12,682,324       4,436,709
                              ------------    ------------    ------------    ------------
DD&A:
Oil and gas development ...        174,800         125,000         336,267         250,000
Corporate .................         19,280          14,380          36,893          28,760
                              ------------    ------------    ------------    ------------
   Total ..................        194,080         139,380         373,160         278,760
                              ------------    ------------    ------------    ------------
INTEREST EXPENSE:
Oil and gas development ...         73,133          27,991         110,991          79,267
Corporate .................         49,047          21,250          93,642          42,500
                              ------------    ------------    ------------    ------------
   Total ..................        122,180          49,241         204,633         121,767
                              ------------    ------------    ------------    ------------
NET INCOME (LOSS):
Oil and gas development ...        414,801        (191,151)      3,010,193       1,112,813
Corporate .................       (484,683)       (186,852)       (997,263)       (527,624)
                              ------------    ------------    ------------    ------------
   Total ..................        (69,882)       (378,003)      2,012,930         585,189
                              ------------    ------------    ------------    ------------
CAPITAL EXPENDITURES:
Oil and gas development ...      1,122,902          88,265       2,930,373         446,472
Corporate .................         33,207           9,123         158,476          23,284
                              ------------    ------------    ------------    ------------
   Total ..................   $  1,156,109    $     97,388    $  3,088,849    $    469,756
                              ============    ============    ============    ============



                                                                JUNE 30,       DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
IDENTIFIABLE ASSETS:
Oil and gas development..................................     $  16,550,741   $ 18,194,537
Corporate................................................         6,223,796      1,516,496
                                                              -------------   ------------
   Total.................................................     $  22,774,537   $ 19,711,033
                                                              =============   ============


NOTE 14. UNITED STATES ACCOUNTING PRINCIPLES AND RECENT PRONOUNCEMENTS

         The Company follows accounting principles generally accepted in Canada, which are different in some respects than accounting principles generally accepted in the United States of America, including the recent accounting pronouncements summarized below. Differences that could affect the Company's consolidated financial statements are noted in the following summary.

         (a) Comprehensive Income (Loss). SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and presenting comprehensive income and its components. It requires restatement of all previously reported information for comparative purposes. For the three months and six months ended June 30, 2003 and 2002, the Company's comprehensive income (loss) was the same as its reported net income (loss), except as otherwise described in Note 5.

         (b) SFAS No. 143. SFAS No. 143, "Accounting for Asset Retirement Obligations," was issued in August 2001 to address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and related asset retirement costs. The Company's adoption of this statement on January 1, 2003 did not have a material impact on its consolidated financial statements for the reported periods.

         (c) SFAS No. 144. SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued in August 2001 to address financial accounting or reporting for the impairment or disposal of long-lived assets. It broadens the presentation of discontinued operations for long-lived assets. The Company's adoption of this statement on January 1, 2003 did not have a material impact on its consolidated financial statements for the reported periods.

         (d) SFAS No. 145. SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued in April 2002. In addition to amending or rescinding existing pronouncements, the statement precludes companies from recording gains and losses from the extinguishment of debt as an extraordinary item. The statement is effective for financial statements issued on or after May 15, 2002 and has not had a material impact on the Company's consolidated financial statements for the reported periods.

         (e) SFAS No. 146. SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued in July 2002. It requires a liability for costs associated with an exit or disposal activity to be recognized and measured initially at its fair value in the period in which the liability is incurred. This statement is effective for exit or disposal activities that are initiated after December 31, 2002 and has not had a material impact on the Company's consolidated financial statements for the reported periods.

         (f) Financial Accounting Standards Board Interpretation ("FIN") No. 45. FIN 45 was issued in November 2002 to expand previously issued accounting guidance and disclosure requirements for certain guarantees. It requires the recognition of an initial liability for the fair value of an obligation assumed by a guarantor to be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 has not had a material impact on the Company's consolidated financial statements for the reported periods.

         (g) SFAS No. 148. SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," was issued in December 2002 to amend the transition and disclosure provisions of SFAS No. 123. This statement has not had a material impact on the Company's consolidated financial statements for the reported periods.

         (h) SFAS No. 149. SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," was issued in April 2003 to amend and clarify accounting for hedging activities and derivative instruments, including certain derivative instruments embedded in other contracts. The statement is effective for contracts entered into or modified after June 30, 2003 and is not expected to have a material impact on the Company's consolidated financial statements.

         (i) SFAS No. 150. SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," was issued in May 2003. It establishes standards for classifying and measuring certain financial instruments with characteristics of both debt and equity. It requires many financial instruments previously classified as equity to be reclassified as liabilities and is generally effective for financial instruments entered into or modified after May 31, 2003 and otherwise at the beginning of the first interim period beginning after June 15, 2003. The statement is not expected to have a material impact on the Company's consolidated financial statements.

NOTE 15. SUBSEQUENT EVENTS

         Preferred Stock Conversion. On July 14, 2003, all of the Company's outstanding preferred shares were automatically converted into common shares on a 1.12-for-1 basis. As a result, the Company issued a total of 253,516 common shares upon conversion of 226,354 outstanding preferred shares.

         Drilling Program Financing. In July 2003, the Company completed a private placement of interests in a new Drilling Program aggregating $6,750,000. DPI contributed an additional $2,250,000 to the program for an aggregate program interest of 25.75% as both an investor and general partner. The program entered into a turnkey drilling contract with DPI for 30 new wells on sites for which drilling rights will be assigned to the program by DPI.

                                AUDITORS' REPORT

To The Shareholders of

DAUGHERTY RESOURCES, INC.

We have audited the consolidated balance sheets of DAUGHERTY RESOURCES, INC. as at December 31, 2002 and 2001 and the consolidated statements of deficit, operations and cash flows for each of the three years ended December 31, 2002, 2001, and 2000. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada and the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the three years ended December 31, 2002, 2001, and 2000 in accordance with generally accepted accounting principles in Canada.

              /s/ KRAFT, BERGER, GRILL, SCHWARTZ, COHEN & MARCH LLP
                KRAFT, BERGER, GRILL, SCHWARTZ, COHEN & MARCH LLP
                              CHARTERED ACCOUNTANTS

Toronto, Ontario
March 23, 2003

                            DAUGHERTY RESOURCES, INC.
            (INCORPORATED UNDER THE COMPANY ACT OF BRITISH COLUMBIA)

                           CONSOLIDATED BALANCE SHEETS

                                  (U.S. FUNDS)


                                                                              DECEMBER 31,
                                                                     ----------------------------
ASSETS                                                                   2002            2001
                                                                     ------------    ------------
   Current assets:
     Cash and cash equivalents ...................................   $  7,031,307    $  2,244,420
     Accounts receivable .........................................        328,035         423,359
     Prepaid expenses and other current assets ...................        460,663         202,015
     Loans to related parties (Note 5) ...........................         64,162          30,676
                                                                     ------------    ------------
       Total current assets ......................................      7,884,167       2,900,470
                                                                     ------------    ------------
   Bonds and deposits ............................................         41,000          41,000
   Oil and gas properties (Note 3) ...............................      9,679,549       8,834,087
   Property and equipment (Note 4) ...............................        918,855         820,769
   Loans to related parties (Note 5) .............................        711,658         533,051
   Investment (Note 6) ...........................................        119,081         109,254
   Deferred financing costs ......................................         43,546          71,066
   Goodwill (Note 7) .............................................        313,177         313,177
                                                                     ------------    ------------
       Total assets ..............................................   $ 19,711,033    $ 13,622,874
                                                                     ============    ============

LIABILITIES
   Current liabilities:

     Bank loans (Note 8) .........................................   $    134,162    $    146,067
     Accounts payable ............................................      1,094,941         875,953
     Accrued liabilities .........................................      1,212,094         793,135
     Customers' drilling deposits ................................      6,764,200       2,854,700
     Long term debt, current portion (Note 9) ....................        192,341         233,780
                                                                     ------------    ------------
       Total current liabilities .................................      9,397,738       4,903,635
   Long term debt (Note 9) .......................................      4,027,198       3,455,642
                                                                     ------------    ------------
       Total liabilities .........................................     13,424,936       8,359,277
                                                                     ------------    ------------

SHAREHOLDERS' EQUITY
Capital Stock (Note 10)
   Authorized:
     5,000,000  Preferred shares, non-cumulative, convertible
   100,000,000  Common shares
   Issued:
       558,476  Preferred shares (2001 - 563,249) ................      1,784,493       1,802,542
     5,505,670  Common shares (2001 - 4,959,112) .................     24,589,797      24,184,198
        21,100  Common shares held in treasury, at cost ..........        (23,630)        (23,630)
   To be issued:
        24,887  Common shares ....................................         55,226          55,226
                                                                     ------------    ------------
                                                                       26,405,886      26,018,336
   Accumulated deficit ...........................................    (20,119,789)    (20,754,739)
                                                                     ------------    ------------
       Total shareholders' equity ................................      6,286,097       5,263,597
                                                                     ------------    ------------

Total liabilities and shareholders' equity .......................   $ 19,711,033    $ 13,622,874
                                                                     ============    ============

See Notes to Consolidated Financial Statements.

                            DAUGHERTY RESOURCES, INC.
            (INCORPORATED UNDER THE COMPANY ACT OF BRITISH COLUMBIA)

                       CONSOLIDATED STATEMENTS OF DEFICIT

                                  (U.S. FUNDS)


                                                                          YEAR ENDED DECEMBER 31,
                                                               --------------------------------------------
                                                                   2002           2001            2000
                                                               ------------    ------------    ------------
DEFICIT, beginning of the year, as previously reported .....   $(20,754,739)   $(20,427,481)   $(15,725,909)
   Write-off of mining property and
     related expenditures (Note 18) ........................             --              --      (4,450,000)
                                                               ------------    ------------    ------------
DEFICIT, beginning of the year, as restated ................    (20,754,739)    (20,427,481)    (20,175,909)
   Net income (loss) for the year ..........................        634,950        (327,258)       (251,572)
                                                               ------------    ------------    ------------
DEFICIT, end of the year ...................................   $(20,119,789)   $(20,754,739)   $(20,427,481)
                                                               ============    ============    ============



See Notes to Consolidated Financial Statements.

                            DAUGHERTY RESOURCES, INC.
            (INCORPORATED UNDER THE COMPANY ACT OF BRITISH COLUMBIA)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (U.S. FUNDS)



                                                                          YEAR ENDED DECEMBER 31,
                                                            -----------------------------------------------
                                                                2002            2001               2000
                                                            -------------    -------------    -------------
REVENUE
   Contract drilling (primarily from related parties) ...   $   6,269,598    $   5,568,837    $   5,074,544
   Oil and gas production ...............................       1,204,111        1,122,886          833,983
   Gas transmission and compression .....................         930,934          796,992          240,780
                                                            -------------    -------------    -------------
     Total revenue ......................................       8,404,643        7,488,715        6,149,307

DIRECT EXPENSES
   Contract drilling ....................................       2,916,348        3,012,505        2,967,388
   Oil and gas production ...............................         673,227          594,621          599,951
   Gas transmission and compression .....................         494,525          664,371          152,606
                                                            -------------    -------------    -------------
     Total direct expenses ..............................       4,084,100        4,271,497        3,719,945
                                                            -------------    -------------    -------------

GROSS PROFIT ............................................       4,320,543        3,217,218        2,429,362
                                                            -------------    -------------    -------------

OTHER INCOME (EXPENSES)
   Selling, general and administrative ..................      (2,898,632)      (2,678,146)      (1,925,344)
   Depreciation, depletion and amortization .............        (652,069)        (675,559)        (642,598)
   Interest expense .....................................        (249,267)        (239,334)        (248,028)
   Interest income ......................................          45,261           43,466           46,622
   Other, net ...........................................          69,114            5,097          106,256
                                                            -------------    -------------    -------------
     Total other income (expenses) ......................      (3,685,593)      (3,544,476)      (2,663,092)
                                                            -------------    -------------    -------------

INCOME (LOSS) FROM CONTINUING OPERATIONS ...............          634,950         (327,258)        (233,730)

Loss from disposal of 50% owned subsidiary ..............              --               --          (17,842)
                                                            -------------    -------------    -------------

NET INCOME (LOSS) .......................................   $     634,950    $    (327,258)   $    (251,572)
                                                            =============    =============    =============

NET INCOME (LOSS) PER SHARE
Basic ...................................................   $        0.12    $       (0.08)   $       (0.09)
                                                            =============    =============    =============
Diluted .................................................   $        0.11    $       (0.08)   $       (0.09)
                                                            =============    =============    =============



See Notes to Consolidated Financial Statements.

                            DAUGHERTY RESOURCES, INC.
            (INCORPORATED UNDER THE COMPANY ACT OF BRITISH COLUMBIA)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (U.S. FUNDS)


                                                                                         YEAR ENDED DECEMBER 31,
                                                                            -----------------------------------------------
                                                                                2002             2001              2000
                                                                            -------------    -------------    -------------
OPERATING ACTIVITIES
   Net income (loss) ....................................................   $     634,950    $    (327,258)   $    (251,572)
   Adjustments to reconcile net income (loss) to
       net cash used in operating activities:
     Income from undivided interests in oil and gas
       properties developed by affiliated drilling programs .............        (374,387)        (336,318)        (106,256)
     Incentive bonus paid in common shares ..............................         130,020          235,500          201,000
     Depreciation, depletion and amortization ...........................         652,069          675,559          642,598
     Loss (gain) on sale of assets ......................................          (4,361)              --           16,523
     Changes in assets and liabilities:
       Accounts receivable ..............................................          95,324          (72,655)        (132,836)
       Prepaid expenses and other assets ................................        (258,648)        (197,608)          22,696
       Accounts payable .................................................         374,018          274,304          447,197
       Accrued liabilities ..............................................         418,959         (125,678)         267,658
       Customers' drilling deposits .....................................       3,909,500        2,295,714       (1,514,121)
                                                                            -------------    -------------    -------------
Net cash provided by (used in) operating activities .....................       5,577,444        2,421,560         (407,113)
                                                                            -------------    -------------    -------------

INVESTING ACTIVITIES
   Proceeds from sale of assets .........................................          26,800               --           14,685
   Purchase of property and equipment ...................................        (224,533)        (318,760)        (234,203)
   Increase in loans to related parties .................................        (212,093)        (175,681)        (162,083)
   Purchase of investment ...............................................          (9,827)        (109,254)              --
   Additions to oil and gas properties, net .............................        (991,616)      (1,023,623)        (995,758)
                                                                            -------------    -------------    -------------
Net cash used in investing activities ...................................      (1,411,269)      (1,627,318)      (1,377,359)
                                                                            -------------    -------------    -------------

FINANCING ACTIVITIES
   Net payments on short term borrowings ................................         (11,905)      (1,029,476)         (24,639)
   Issue of common shares ...............................................         102,500          151,360           11,694
   Proceeds from issuance of long term debt .............................         693,868        2,114,367          249,229
   Payments of long term debt ...........................................        (163,751)        (189,103)        (275,156)
   Treasury stock .......................................................              --          (23,630)              --
                                                                            -------------    -------------    -------------
Net cash provided by (used in) financing activities .....................         620,712        1,023,518          (38,872)
                                                                            -------------    -------------    -------------

CHANGE IN CASH AND CASH EQUIVALENTS .....................................       4,786,887        1,817,760       (1,823,344)
CASH AND CASH EQUIVALENTS, beginning of period ..........................       2,244,420          426,660        2,250,004
                                                                            -------------    -------------    -------------
CASH AND CASH EQUIVALENTS, end of period ................................   $   7,031,307    $   2,244,420    $     426,660
                                                                            =============    =============    =============

SUPPLEMENTAL DISCLOSURE
Interest paid ...........................................................   $     235,531    $     182,294    $     243,877
Income taxes paid .......................................................              --               --               --
SUPPLEMENTAL SCHEDULE OF NONCASH
   INVESTING AND FINANCING ACTIVITIES
Preferred shares issued for property acquisition and debt settlement ....              --    $     418,785    $      10,573
Preferred shares to be issued for property acquisition ..................              --               --    $     920,400
Common shares issued in settlement of accounts payable ..................   $     155,031    $      60,009    $     475,606


See Notes to Consolidated Financial Statements.

                            DAUGHERTY RESOURCES, INC.
            (INCORPORATED UNDER THE COMPANY ACT OF BRITISH COLUMBIA)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2002, 2001, AND 2000

                                  (U.S. FUNDS)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a) General. The accompanying consolidated financial statements of Daugherty Resources, Inc., a British Columbia corporation (the "Company") have been prepared in accordance with accounting principles generally accepted in Canada. Except as described in Note 16, those accounting principles conform in all material respects with accounting principles generally accepted in the United States of America.

         (b) Basis of Consolidation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Daugherty Petroleum, Inc., a Kentucky corporation ("DPI"), and the accounts of Sentra Corporation, a Kentucky corporation wholly owned by DRI ("Sentra"). DPI conducts all of the Company's oil and gas drilling and production operations, and Sentra owns and operates natural gas distribution facilities in DPI's core operating areas. The consolidated financial statements also reflect DPI's interests in a total of 20 drilling programs that it has sponsored and managed since 1996 to conduct development drilling operations on its prospects (the "Drilling Programs"). DPI generally maintains a combined 25.75% interest as both general partner and an investor in each Drilling Program. The Company accounts for those interests using the proportionate consolidation method, combining DPI's share of assets, liabilities, income and expenses of the Drilling Programs with those of its separate operations. All material inter-company accounts and transactions for the interim periods presented in the condensed consolidated financial statements have been eliminated on consolidation.

         (c) Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates are particularly significant as they relate to oil and gas reserve data. In determining the carrying value of the Company's proved reserves, management must make estimates of future production volumes and operating expenses

         (d) Cash and Cash Equivalents. The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. As of December 31, 2002 and 2001, this included a certificate of deposit of $135,346 held for collateral but not available for general corporate usage while the collateralized indebtedness remains outstanding. See Note 8 - Bank Loans.

         (e) Oil and Gas Properties.

              (i) Accounting Treatment for Costs Incurred. The Company follows the successful effort method of accounting for its oil and gas activities. Accordingly, property acquisition costs, costs of successful exploration wells and development costs and the cost of support equipment and facilities are capitalized. Costs of unsuccessful exploratory wells are expensed when determined to be non-productive. The costs associated with drilling and equipping wells not yet completed are capitalized as uncompleted wells, equipment and facilities. Production costs, overhead and all exploration costs other than costs of exploratory drilling are charged to expense as incurred.

         Depletion on developed properties is computed using the units-of-production method, using only the reserves underlying the proved developed oil and gas properties. The Company follows Statement of Financial Standards ("SFAS") No. 144, which requires a review for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment on proven oil and gas properties is determined based upon the difference between the carrying amount of the assets and the undiscounted expected future cash flows from the estimated proved reserves attributable to the Company's interests in the properties. Impairment is recognized only if the carrying amount of the property (or groups of properties) is greater than its estimated undiscounted future cash flows. Significant estimates by the Company's management and its independent petroleum engineers are involved in determining oil and gas reserve volumes and values. These estimates are primary factors in determining the amount of depletion expense whether or not oil and gas properties are impaired.

              (ii)Revenue and Expense Recognition. The Company recognizes revenue on drilling contracts using the completed contract method of accounting for both financial reporting purposes and income tax purposes. This method is used because the typical contract is completed in three months or less, and the Company's financial position and results of operations would not be significantly affected from use of the percentage-of-completion method. A contract is considered complete when all remaining costs and risks are relatively insignificant.

         Oil and gas production revenue is recognized as income as it is extracted and sold. Other revenue is recognized at the time it is earned and the Company has a contractual right to receive the revenue. For the year ended December 31, 2002, gas transmission and compression revenue includes $190,214 in gas utility sales from regulated operations.

              (iii) Regulated Operations. The Company's regulated operations are subject to the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." SFAS No. 71 requires regulated entities to record regulatory assets and liabilities as a result of actions of regulators. Kentucky's Public Service Commission regulates the Company's billing rates for natural gas distribution sales. These billing rates are based on the Commission's evaluation of the Company's recovery of purchased gas costs. As of December 31, 2002, the Company has not had any unrecovered purchased gas costs. If the Company were to discontinue the application of SFAS No. 71 to its regulated operations, it would be required to write off its regulatory assets and regulatory liabilities, and to adjust the carrying amount of any other assets, including property and equipment, that would be deemed unrecoverable related to those operations.

              (iv)Wells and Related Equipment. Wells and related equipment are recorded at cost and are amortized using the units-of-production method, using the reserves underlying the proved developed oil and gas properties.

              (v) Drilling Programs. The Company accounts for DPI's investment in Drilling Programs under the equity method.

         (f) Property and Equipment. Property and equipment are stated at cost, amortized on a straight-line basis over the useful life of the assets, ranging from 5 to 25 years.

         (g) Investments. Long term investments in which the Company does not have significant influence are accounted for using the cost method. In the event of a permanent decline in the value, an investment is written to estimated realizable value, and any resulting loss is charged to earnings.

         (h) Deferred Financing Costs. Financing costs totaling $137,607 incurred in 1999 in connection with the issuance of the Company's 10% convertible secured notes have been capitalized and amortized over the life of the indebtedness. Accumulated amortization was $94,061 at December 31, 2002 and $66,541 at December 31, 2001.

         (i) Goodwill. Goodwill is tested for impairment at least annually and more frequently if indicators exist as prescribed under Canadian Institute of Chartered Accountants ("CICA") Handbook section 3062, "Goodwill and Other Intangible Assets," which is the Canadian equivalent of SFAS No. 142 for accounting standards generally accepted in the United States of America. See
Note 7 - Goodwill. CICA Handbook section 3062 requires that if the fair value of a reporting unit (including goodwill) is less than its carrying value, the implied fair value of the reporting unit must be compared with its carrying value to determine possible impairment.

         (j) Future Income Taxes. The Company provides for income taxes using the asset and liability method, as required by the CICA Handbook section 3465. This method requires that income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts of assets or liabilities and their tax bases. Future income tax assets and liabilities are determined for each temporary difference based on the tax rates that are assumed to be in effect when the underlying items of income and expense are expected to be realized.

         (k) Stock Option Plans. The Company maintains the stock option plans described in Note 10. No compensation expense is recognized for theses plan when stock or stock options are issued to employees. Any consideration paid by employees on the exercise of stock options is credited to share capital.

         (l) Reclassifications. Certain amounts included in the 2001 consolidated financial statements have been reclassified to confirm with current year presentation.

NOTE 2. ACQUISITIONS

         (a) Sentra Utility Development Group, LP ("SUD"). On July 13, 2001, DPI purchased from SUD all of its rights in certain oil and gas reserves and in related prepaid drilling funds in exchange for 227,057 shares of the Company's preferred stock and five-year warrants valued at $419,000. The preferred stock is convertible on a one-for-one basis into the Company's common shares. The warrants entitle the holders to purchase up to 302,528 common shares at exercise prices ranging from $1.75 to $4.50 per share.

         (b) Kentucky Gas Partners, LP ("KGP"). Effective December 31, 2000, DPI purchased from KGP working interests in 14 gross (3.4539 net) natural gas wells located in Knox and Bell Counties, Kentucky. As part of the transaction, DPI also acquired KGP's rights to receive funds related to the acquired interests and assumed KGP's obligation to drill additional wells. The purchase price consisted of 336,192 shares of the Company's preferred stock and five-year warrants valued at $920,400. The preferred stock is convertible on a one-for-one basis into the Company's common shares. The warrants entitle the holders to purchase up to 390,320 common shares at exercise prices ranging from $1.75 to $4.50 per share.

         (c) Ken-Tex Oil and Gas, Inc. ("Ken-Tex"). In October 1999, DPI entered into an agreement with Ken-Tex to purchase its working interests and overriding royalty interests in 24 natural gas wells and a related gathering system located in Knox County, Kentucky. The purchase price consisted of $425,000 in cash plus 191,519 shares of the Company's stock valued at $425,000. DPI simultaneously entered into an agreement with an unrelated party to sell 50% of the well interests and the gathering system that it was to acquire for $425,000 in cash plus reimbursement of certain acquisition and rework costs. DPI retained operating rights to the wells. The agreement provided for multiple closings of less than 100% of the interests to be purchased. As of December 31, 2002, closings covering 86.46% of the total interests were completed, with DPI retaining 43.23% of those interests.

NOTE 3. OIL AND GAS PROPERTIES

         Capitalized costs and accumulated depreciation, depletion and amortization ("DD&A") relating to the Company's oil and gas producing activities, all of which are conducted within the continental United States, are summarized below.


                                                                                    DECEMBER 31,
                                                      DECEMBER 31, 2002                 2001
                                           ---------------------------------------  ------------
                                                         ACCUMULATED
                                               COST         DD&A          NET            NET
                                           -----------   -----------   -----------   -----------
Proved oil and gas properties ..........   $10,457,680   $ 1,881,305   $ 8,576,375   $ 8,090,049
Unproved oil and gas properties ........       419,737            --       419,737       180,343
Wells and related equipment ............       806,924       123,487       683,437       563,695
                                           -----------   -----------   -----------   -----------

Total oil and gas properties ...........   $11,684,341   $ 2,004,792   $ 9,679,549   $ 8,834,087
                                           ===========   ===========   ===========   ===========

NOTE 4. PROPERTY AND EQUIPMENT

         Capitalized costs and accumulated DD&A relating to the Company's property and equipment are summarized below.


                                                                                 DECEMBER 31,
                                                      DECEMBER 31, 2002              2001
                                           ------------------------------------  ------------
                                                       ACCUMULATED
                                              COST         DD&A         NET           NET
                                           ----------  -----------   ----------   ----------
Land ...................................   $   12,908   $       --   $   12,908   $   12,908
Building improvements ..................        6,239        1,768        4,471        4,887
Machinery and equipment ................      762,911      137,825      625,086      550,499
Office furniture and fixtures ..........      102,589       84,413       18,176       17,406
Aircraft ...............................      125,000        8,854      116,146      122,396
Vehicles ...............................      278,927      136,859      142,068      112,673
                                           ----------   ----------   ----------   ----------

Total property and equipment ...........   $1,288,574   $  369,719   $  918,855   $  820,769
                                           ==========   ==========   ==========   ==========


NOTE 5. LOANS TO RELATED PARTIES

         Loans to related parties represent loans receivable from certain shareholders and officers of the Company. The loans are payable monthly from production revenues for periods ranging from five to ten years, with a balloon payment at maturity date. The loans receivable from shareholders aggregated $604,000 at December 31, 2002 and $431,000 at December 31, 2001, bear interest at 6% per annum and are collateralized by the related parties' ownership interest in Drilling Programs. The loans receivable from officers totaled $171,000 at December 31, 2002 and $133,000 at December 31, 2001 and are
non-interest bearing and unsecured.

NOTE 6. INVESTMENTS

         (a) Galax LLC. In December 1999, DPI made a capital contribution of $126,500 to Galax Energy Concepts, LLC, a North Carolina limited liability company ("Galax LLC") in which DPI had acquired a 50% membership interest in 1997. Galax LLC generates and sells steam on a long term contract to a textile plant owned by National Textiles, LLC located in Galax, Virginia. Galax LLC was not consolidated with the Company in 1999 because DPI did not have effective control of its operating, financing and investing activities. Consequently, the equity method was used to account for the investment. In 2000, Galax reported a loss of $79,204, of which 50% was recognized by the Company.

         In November 2000, DPI entered into an agreement with Robert McIntyre to sell its 50% membership interest in Galax. Under the terms of the agreement, which had an effective date of January 1, 2000, DPI is entitled to be paid 10% of the net profits from future operations of Galax. DPI recognized a loss of $17,842 in 2000 on the sale of its membership interest in Galax LLC.

         (b) Galax Bonds. The Company has investments aggregating $119,000 in three series of bonds issued by the City of Galax, Virginia Industrial Development Authority. The bonds bear interest at rates ranging from 7% to 8.25% per annum, with maturity dates of July 1, 2004 and July 1, 2010. Although the bonds have a face value of $154,000, they are carried at cost on the Company's consolidated financial statements in accordance with accounting principles generally accepted in Canada. Under accounting principles generally accepted in the United States, the investments are reportable at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. Because the investment is illiquid, the Company estimates its market value at $37,000 as of December 31, 2002.

NOTE 7. GOODWILL

         The Company acquired DRI in 1993 and recorded goodwill of $1,790,000 in connection with the acquisition. The Company has amortized the goodwill over ten years on a straight-line basis. Unamortized goodwill at December 31, 2001 was $313,000. At the beginning of 2002, the Company adopted CICA Handbook section 3062, "Goodwill and Other Intangible Assets," which is the Canadian equivalent of SFAS No. 142 for accounting standards generally accepted in the United States. Under the adopted standard, goodwill is no longer amortized but is instead tested for impairment upon adoption and at least annually thereafter. The annual test may be performed any time during the year, but must be performed at the same time in each subsequent year. The Company performed an analysis of its recorded goodwill in October 2002 and determined that no impairment charge was required. Accordingly, accumulated amortization of goodwill remained at $1,476,000 as of December 31, 2002. Had the non-amortization provisions of section 3062 been applied during prior years, net loss for the year ended December 31, 2001 would have decreased to $148,000 ($0.04 per share) and to $73,000 ($0.02 per share) for the year ended December 31, 2000.

NOTE 8. BANK LOAN

         At December 31, 2002 and 2001, the Company had a bank loan in the outstanding principal amounts of $134,000 and $146,000, respectively. The loan is secured by a certificate of deposit in the face amount of $135,000. The loan bears interest at the rate of 4.71% per annum and is repayable on January 15, 2004.

NOTE 9. LONG TERM DEBT

         (a) Credit Facility. The Company maintains a credit facility with KeyBank NA of up to $10 million, subject to semi-annual borrowing base determinations by the bank. At December 31, 2002, the borrowing base was $2,350,000. Borrowings under the facility bear interest payable monthly at 1.25% above the bank's prime rate, amounting to 5.5% at December 31, 2002. The facility is secured by liens on substantially all of the Company's assets, including a first mortgage on oil and gas interests and pipelines, as well as an assignment of major production and transportation contracts. Borrowings under the facility totaled $2,248,000 at December 31, 2002 and $2,007,000 at December 31, 2001.

         (b) Convertible Notes. The Company has issued a series of convertible notes in private placements to finance a substantial part of its drilling activities. The notes are convertible by the holders into the Company's common stock at fixed rates and are generally redeemable by the Company at 100% of their principal amount plus accrued interest through the date of redemption. The terms of the notes are summarized below.


                                               PRINCIPAL AMOUNT                                 SHARES
                                                OUTSTANDING AT                                ISSUABLE AT
                                         -----------------------------                     DECEMBER 31, 2002
                                          DECEMBER 31,    DECEMBER 31,    CONVERSION             UPON
TITLE OF NOTES                               2002            2001            PRICE            CONVERSION
--------------                           -------------   -------------   -------------     -----------------
10% Convertible Secured
   Notes due July 31, 2004(1) ........   $     850,000   $     850,000   $        2.71         313,491
10% Convertible Notes
   due May 1, 2007 ...................         420,000              --            1.50         280,000
                                         -------------   -------------                         -------
   Total .............................   $   1,270,000   $     850,000                         593,491
                                         =============   =============                         =======

----------

  (1) Secured by liens on mining properties.

         (c) Acquisition Debt. The Company issued a note in the principal amount of $855,000 to finance its 1986 acquisition of mineral property on Unga Island, Alaska. The debt is repayable without interest in monthly installments of $2,000 and is secured by liens on the acquired property and related buildings and equipment. Although the purchase agreement for the acquisition provides for royalties at 4% of net smelter returns or other production revenues, the property has remained inactive. The acquisition debt is recorded at its remaining face value of $439,000 at December 31, 2002.

         (d) Miscellaneous Debt. The following table summarizes the Company's other outstanding debt obligations.

                                                                                         PRINCIPAL AMOUNT OUTSTANDING AT
                                                                                         -------------------------------
                                                                                          DECEMBER 31,     DECEMBER 31,
TERMS OF DEBT                                                                                 2002             2001
-------------------------------------------------------------------------------------    -------------    --------------
Notes issued to finance equipment and vehicles, payable monthly in various amounts through 2005, with interest ranging from 6.0% to 9.5% per annum,
   collateralized by the acquired equipment and vehicles ............................     $     61,426     $    128,107
Loan payable to unaffiliated company, bearing interest
   at 10% per annum payable quarterly, collateralized
   by assets of subsidiary guarantor ................................................           64,779           64,779
Note payable to unaffiliated individual, payable in
   60 installments of $1,370, together with interest at 8%
   per annum, through February 2005 .................................................           35,704           47,898
Note payable in monthly installments of $2,800, without
   Interest, secured by 25% interest in 15 producing wells ..........................               --           23,117
Loans payable to various banks, payable monthly in
   various amounts, together with interest at rates ranging from 4.25% to
   9.75% per annum, through May 2006, collateralized by receivables and
   various vehicles .................................................................           76,178           81,320
Loan payable to unaffiliated company, bearing interest
   at 10% per annum .................................................................           24,650           24,650
                                                                                          ------------     ------------
   Total ............................................................................     $    262,737     $    369,871
                                                                                          ============     ============

         (e) Maturities of Long Term Debt. The following table summarizes the Company's total long term debt at December 31, 2002 and 2001 and the total principal payments due for each year from 2003 through 2007 and thereafter.


                                                            PRINCIPAL AMOUNT OUTSTANDING AT
                                                            --------------------------------
                                                            DECEMBER 31,       DECEMBER 31,
                                                                2002               2001
                                                            -------------      -------------
Total long term debt (including current portion) ......     $   4,219,539      $   3,689,423
Less current portion ..................................          (192,341)          (233,781)
                                                            -------------      -------------
                                                            $   4,027,198      $   3,455,642
                                                            =============      =============
MATURITIES OF DEBT

2003 ..................................................     $     192,341
2004 ..................................................         3,180,406
2005 ..................................................            58,384
2006 ..................................................            25,590
2007 and thereafter ...................................           762,818

NOTE 10. CAPITAL STOCK

         (a) Preferred Shares. The following table reflects transactions involving the Company's preferred stock during the reported periods.

                                                             NUMBER OF
                                                               SHARES             AMOUNT
                                                            -------------      -------------
PREFERRED SHARES ISSUED

Balance, December 31, 2000 ............................         1,100,672      $     620,844
   Converted into common shares .......................        (1,100,672)          (620,844)
   Issued for property acquisitions (See Note 2) ......           563,249          1,802,541
                                                            -------------      -------------
Balance, December 31, 2001 ............................           563,249          1,802,541
   Converted into common shares .......................            (4,773)           (18,048)
                                                            -------------      -------------

Balance, December 31, 2002 ............................           558,476      $   1,784,493
                                                            =============      =============

         (b) Common Shares. The following table reflects transactions involving the Company's common stock during the reported periods.

                                                                                 NUMBER OF
                                                                                  SHARES            AMOUNT
                                                                                ------------     ------------
COMMON SHARES ISSUED

Balance, December 31, 2000 ................................................        3,442,852     $ 23,113,991
   Issued for cash ........................................................           62,500          125,000
   Issued to employees as incentive bonus .................................          157,000          235,500
   Issued upon exercise of stock options and warrants .....................           26,109           26,360
   Issued upon conversion of preferred shares .............................        1,229,502          620,844
   Issued for settlement of accounts payable ..............................           40,066           60,099
   Issued for acquisition of oil and gas interests ........................            1,083            2,404
                                                                                ------------     ------------
Balance, December 31, 2001 ................................................        4,959,112     $ 24,184,198
   Issued for cash ........................................................          125,000          102,500
   Issued to employees as incentive bonus .................................          204,000          130,020
   Issued upon conversion of preferred shares .............................            4,773           18,048
   Issued for settlement of accounts payable ..............................          212,785          155,031
                                                                                ------------     ------------

Balance, December 31, 2002 ................................................        5,505,670     $ 24,589,797
                                                                                ============     ============

COMMON SHARES TO BE ISSUED

To be issued in connection with 1999 purchase of oil and gas properties ...           24,887     $     55,226
                                                                                ============     ============

         (c) Stock Options. The Company maintains two stock option plans for the benefit of its directors, officers, employees and, in the case of the second plan, its consultants and advisors. The first plan, adopted in 1997, provides for the grant of options to purchase up to 600,000 common shares at prevailing market prices, vesting over a period of up to five years and expiring no later than six years from the date of grant. The second plan, adopted in 2001, provides for the grant of options to purchase up to 3,000,000 common shares at prevailing market prices, expiring no later than ten years from the date of grant.

         In accounting for stock options, the Company follows CICA Handbook section 3870, "Stock-Based Compensation and Other Stock-Based Payments" and related interpretations. The statement provides for a fair value based method of accounting for stock compensation plans, but also permits compensation cost to be measured by the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Continuing reliance on APB Opinion No. 25 requires pro forma disclosure of net income and earnings per share as if the fair value accounting method had been applied.

         The exercise prices of options outstanding at December 31, 2002 range from $1.00 to $5.00 per share, and their weighted average remaining contractual life is 1.71 years. Because the exercise price for each option issued under the Company's stock option plans is set at the market price of its common shares at the time of grant, the

Company has not recorded any compensation expense in the accompanying consolidated financial statements. The pro forma effect of the fair value based method of accounting is set forth in Note 16.

         The following table reflects transactions involving the Company's stock options during the reported periods.

                                                                                    WEIGHTED
                                                                                     AVERAGE
STOCK OPTIONS                                   ISSUED           EXERCISABLE     EXERCISE PRICE
----------------------------------------     -------------      -------------    ---------------
Balance, December 31, 2000 .............         2,521,726          2,406,170     $        1.98
                                                                -------------
   Issued for consulting services(1) ...            65,607                                 1.65
   Exercised ...........................           (26,373)                                1.00
   Expired .............................           (74,000)                                5.00
                                             -------------                        -------------
Balance, December 31, 2001 .............         2,486,960          2,442,515              2.02
                                             -------------      -------------
   Expired .............................          (894,000)                                3.39
                                             -------------
Balance, December 31, 2002 .............         1,592,960          1,592,960     $        1.30
                                             =============      =============     =============

----------

         (1) Granted in addition to cash compensation to four individuals for consulting services, exercisable through October 23, 2003 at exercise prices ranging from $1.50 to $2.13 per share.

                  (d) Common Stock Purchase Warrants. The Company has issued common stock purchase warrants in various financing transactions. The exercise prices of warrants outstanding at December 31, 2002 range from $1.12 to $4.50 per share, and their weighted average remaining contractual life is 1.84 years. The following table reflects transactions involving the Company's common stock purchase warrants during the reported periods.

                                                                                     WEIGHTED
                                                                                     AVERAGE
COMMON STOCK PURCHASE WARRANTS                  ISSUED           EXERCISABLE      EXERCISE PRICE
----------------------------------------     -------------      -------------     --------------
Balance, December 31, 2000 .............         2,470,091          2,470,091     $        2.65
                                                                -------------
   Issued in property acquisition(1) ...           302,528                                 2.88
   Issued for consulting services(2) ...           195,222                                 1.40
   Exercised ...........................              (320)                                1.34
   Expired .............................            23,800)                                2.50
                                             -------------                        -------------
Balance, December 31, 2001 .............         2,943,721          2,943,721              2.61
                                                                -------------
   Expired .............................          (500,000)                                0.63
                                             -------------
Balance, December 31, 2002 .............         2,443,721          2,443,721     $        2.76
                                             =============      =============     =============

----------

         (1) Expiring July 14, 2006.

         (2) Expiring December 31, 2004.


NOTE 11. INCOME TAXES

         The following table sets forth the components of income tax expense for the periods reported in the consolidated financial statements.

                                                                YEAR ENDED DECEMBER 31,
                                                  ------------------------------------------------
                                                      2002              2001               2000
                                                  ------------      ------------      ------------
Current .....................................     $    605,943      $    544,658      $    356,562
Benefits realized from loss carryforward ....         (605,943)         (544,658)         (356,562)
                                                  ------------      ------------      ------------

Total income tax expense ....................     $         --      $         --      $         --
                                                  ============      ============      ============

         The following table sets forth the Company's total future tax assets, future tax liabilities and future tax valuation allowances in effect during the periods reported in the consolidated financial statements.

                                                                             YEAR ENDED DECEMBER 31,
                                                                 ------------------------------------------------
                                                                     2002              2001             2000
                                                                 ------------      ------------      ------------
Net operating loss carryforward and temporary differences ..     $  6,579,666      $  8,734,764      $  3,335,633
Investment tax credits .....................................            3,473             3,473             3,473
                                                                 ------------      ------------      ------------
                                                                    6,583,139         8,738,237         3,339,106
Less valuation allowance ...................................       (6,259,078)       (8,596,982)       (3,200,361)
                                                                 ------------      ------------      ------------
                                                                      324,061           141,255           138,745
Future income tax liabilities ..............................         (324,061)         (141,255)         (138,745)
                                                                 ------------      ------------      ------------
Net future tax assets ......................................     $         --      $         --      $         --
                                                                 ============      ============      ============

NOTE 12. INCOME (LOSS) PER SHARE

         (a) Basic. Income (loss) per share is calculated using the weighted average number of shares outstanding during the period. The following table sets forth the weighted average of common shares outstanding for the reported periods.

                                                                                     WEIGHTED AVERAGE
                  REPORTING PERIOD                                               COMMON SHARES OUTSTANDING
                  ----------------                                               -------------------------
                         2000...................................................         2,957,366
                         2001...................................................         4,028,703
                         2002...................................................         5,343,534

         (b) Fully Diluted. The Company follows CICA Handbook section 3500, "Earnings per Shares," effective January 31, 2001. The statement requires the presentation of both basic and diluted earnings per share ("EPS") in the statement of operations, using the treasury stock method to compute the dilutive effect of stock options and warrants. For the year ended December 31, 2002, the assumed conversion of outstanding preferred stock had a dilutive effect on EPS, but the assumed exercise of outstanding stock options and warrants would be anti-dilutive because the exercise prices were greater than the average market price of the common stock during the year. See Note 10 - Capital Stock. For the years ended December 31, 2001 and 2000, the exercise of outstanding options and warrants would have been anti-dilutive since the Company recognized net losses for both periods. The following table sets forth the weighted average number of common shares outstanding for the computation of dilutive EPS for the reported periods.

                                                                                     WEIGHTED AVERAGE
                  REPORTING PERIOD                                               COMMON SHARES OUTSTANDING
                  ----------------                                               -------------------------
                         2000...................................................         2,957,366
                         2001...................................................         4,028,703
                         2002...................................................         5,969,027

NOTE 13 RELATED PARTY TRANSACTIONS

         (a) General. Because the Company operates through its subsidiaries and affiliated Drilling Programs, its holding company structure causes various agreements and transactions in the normal course of business to be treated as related party transactions. It is the Company's policy to structure any transactions with related parties only on terms that are no less favorable to the Company than could be obtained on an arm's length basis from unrelated parties. Significant related party transactions not disclosed elsewhere in these notes are summarized below.

         (b) Lease of Gas Compressors. A limited liability company owned by a director and two officers of the Company has historically leased natural gas compressors to DPI. For each of the years ended December 31, 2002, 2001 and 2000, DPI leased one or more natural gas compressors for $15,000 from the related party.

         (c) Drilling Programs. DPI invests in sponsored Drilling Programs on substantially the same terms as unaffiliated investors, contributing capital in proportion to its partnership interest. DPI also receives a 1% partnership interest as a fee for managing each Drilling Program. DPI generally maintains a 25.75% combined interest in each Drilling Program organized as a limited partnership and up to 50% in each Drilling Program organized as a joint venture. In consideration for its assignment of drilling rights to the Drilling Programs, the partnership agreements for the Drilling Programs provide for specified increases in DPI's interest after total distributions surpass contributed capital. The partnership agreements also provide for each Drilling Program to enter into turkey drilling contracts with DPI for all wells to be drilled by that Drilling Program. The portion of profit on drilling contracts attributable to DPI's ownership interest in the Drilling Programs has been eliminated on consolidation for the periods presented in the Company's consolidated financial statements. The following table sets forth the total payments received under these contracts for the reported periods.



         REPORTING PERIOD                                      DRILLING CONTRACT REVENUES
         ----------------                                      --------------------------
2000 .............................................                    $5,074,000
2001 .............................................                     5,568,837
2002 .............................................                     6,269,598

NOTE 14. FINANCIAL INSTRUMENTS

         (a) Credit Risk. The Company grants credit to its customers, primarily located in the northeastern and central United States, during the normal course of business. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. At times throughout the year, the Company may maintain certain bank accounts in excess of FDIC insured limits.

         (b) Fair Value of Financial Instruments. The carrying values of cash, accounts receivable, other receivables, accounts payable and accrued liabilities approximate fair value due to their short-term maturity. Other notes receivable, bonds and deposits, loans receivable and payable and other long term debt payable approximate fair value since they bear interest at variable rates. The following table sets forth the financial instruments with a carrying value at December 31, 2002 different from their estimated fair value, based upon discounted future cash flows using discount rates reflecting market conditions for similar instruments.


                                                             CARRYING     FAIR
            FINANCIAL INSTRUMENT:                             VALUE       VALUE
            --------------------                             --------   ---------
Non-interest bearing long term debt ......................   $438,818   $197,000
Loans to related parties .................................    775,820    732,379


NOTE 15. SEGMENT INFORMATION

         The Company has two reportable segments based on management responsibility and key business operations. The summary of significant accounting policies in Note 1 applies to both reported segments. The following table presents summarized financial information for the Company's business segments during the reported periods.


                                                                                YEAR ENDED DECEMBER 31,
                                                                       -----------------------------------------
                                                                          2002           2001           2000
                                                                       -----------    -----------    -----------
REVENUE, NET:
Oil and gas development ............................................   $ 8,404,643    $ 7,488,715    $ 6,149,307
Corporate ..........................................................            --             --             --
                                                                       -----------    -----------    -----------
   Total ...........................................................     8,404,643      7,488,715      6,149,307
                                                                       -----------    -----------    -----------
DD&A:
Oil and gas development ............................................       589,880        440,456        416,248
Corporate ..........................................................        62,189        235,103        226,350
                                                                       -----------    -----------    -----------
   Total ...........................................................       652,069        675,559        642,598
                                                                       -----------    -----------    -----------
INTEREST EXPENSE:
Oil and gas development ............................................       155,180        154,334        162,836
Corporate ..........................................................        94,088         85,000         85,192
                                                                       -----------    -----------    -----------
   Total ...........................................................       249,268        239,334        248,028
                                                                       -----------    -----------    -----------
NET INCOME (LOSS):
Oil and gas development ............................................     1,585,036      1,343,960      1,218,338
Corporate ..........................................................      (950,086)    (1,671,218)    (1,469,910)
                                                                       -----------    -----------    -----------
   Total ...........................................................       634,950       (327,258)      (251,572)
                                                                       -----------    -----------    -----------
CAPITAL EXPENDITURES:
Oil and gas development ............................................     1,141,305      1,236,130      1,151,893
Corporate ..........................................................        74,844        106,253         78,068
                                                                       -----------    -----------    -----------
   Total ...........................................................     1,216,149      1,342,383      1,229,961
                                                                       -----------    -----------    -----------



                                                              DECEMBER 31,
                                                       -------------------------
                                                          2002           2001
                                                       -----------   -----------
IDENTIFIABLE ASSETS:
Oil and gas development ............................   $18,194,537   $12,532,673
Corporate ..........................................     1,516,496     1,090,201
                                                       -----------   -----------
   Total ...........................................   $19,711,033   $13,622,874
                                                       ===========   ===========

NOTE 16. UNITED STATES ACCOUNTING PRINCIPLES

         (a) Differences Reflected in Consolidated Financial Statements. The Company follows accounting principles generally accepted in Canada ("Canadian GAAP"), which are different in some respects than accounting principles generally accepted in the United States of America ("U.S. GAAP") Differences that affect the Company's consolidated financial statements for the reported periods are noted below.

              (i) Expensing of Exploration Costs for Mining Properties. The Company capitalized the cost of its acquired mining properties and related exploration expenditures. For U.S. GAAP purposes, they would be considered exploration stage properties for which all exploration costs would be expensed as incurred rather than capitalized. The Company recorded an impairment charge of $6,782,000 against the carrying value of its mining properties in 1999 and wrote off the remaining balance of $4,450,000 in 2000 under Canadian GAAP. See
Note 18 - Prior Period Adjustment. For U.S. GAAP purposes, these were reversed and accounted for as adjustments to the 1998 opening deficit. The Company's consolidated financial statements for the year ended December 31, 2000 have been restated to reflect these adjustments as follows:


Deficit, beginning of 2000:
  As previously reported under Canadian GAAP ...................   $(15,725,909)
  Expensing of previously capitalized exploration costs ........     (4,450,000)
                                                                   ------------
  As restated according to U.S. GAAP ...........................    (20,175,909)
  Net loss for 2000 according to U.S. GAAP .....................       (251,572)
                                                                   ------------
Deficit, end of 2000 ...........................................   $(20,427,481)
                                                                   ============

              (ii)Classification of Mining Investment as Available for Sale. Under Canadian GAAP, temporary decline in value of the Company's long-term investment in its mining properties is not being written-down to its estimated realizable value. Under U.S. GAAP, this investment is being classified as available-for-sale in accordance with SFAS No. 115, and is reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, as other comprehensive income
(loss). Treatment under U.S. GAAP is reconciled in paragraph (c) of this Note. Accumulated other comprehensive losses were $82,000 at December 31, 2002 and $50,000 at December 31, 2001.

         (b) Pro Forma Disclosures in Accounting for Stock Options under SFAS No. 123. SFAS No. 123, "Accounting for Stock-Based Compensation," established financial accounting and reporting standards for stock-based employee compensation plans as well as transactions involving the issuance of equity instruments to acquire goods or services from non-employees. This statement defines a fair value based method of accounting for employee stock options and similar equity instruments. The statement encourages its adoption by all issuers but allows them to continue measuring these compensation costs using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Companies electing to remain with the accounting in APB Opinion No. 25 must make pro-forma disclosures of net income and, if presented, earnings per share, as if the fair value methods of accounting defined by SFAS No. 123 had been applied.

         No compensation expense for the issuance of stock options has been charged to the Company's consolidated statements of income (loss) for the years ended December 31, 2002, 2001, and 2000. If the fair value method of accounting for stock-based compensation had been used, the Company's net income (loss) and income (loss) per share would have been reported as the pro-forma amounts indicated in the table below. The fair value of each option grant was estimated on the option vesting date using the fair value recognition method, assuming a risk free interest rate of 6%, a dividend yield of 0% and a theoretical volatility of .30, based on the option's vesting provisions and five-year exercise period.


                                                                 CANADIAN      U.S. GAAP
                                                                 GAAP AS          PRO
                                                                REPORTED         FORMA
                                                               -----------    -----------
2002
Net income .................................................   $   634,950    $   613,705
Net earnings per share
  Basic ....................................................          0.12           0.11
  Fully diluted ............................................          0.11           0.10
Weighted average fair value of options granted .............            --             --

2001
Net loss ...................................................   $  (327,258)   $  (389,186)
Net loss per share
  Basic ....................................................         (0.08)         (0.10)
  Fully diluted ............................................         (0.08)         (0.10)
Weighted average fair value of options granted .............            --           0.43

2000
Net loss ...................................................   $  (251,572)   $  (450,063)
Net loss per share
  Basic ....................................................         (0.09)         (0.15)
  Fully diluted ............................................         (0.09)         (0.15)
Weighted average fair value of options granted .............            --           0.47


         (c) Comprehensive Income. SAFS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and presenting comprehensive income and its components. It requires restatement of all previously reported information for comparative purposes. The following table reconciles net income
(loss) as reported under Canadian GAAP and comprehensive income (loss) under U.S. GAAP. For the years ended December 31, 2002 and 2001, the difference relate to the accounting treatment of interest bearing bonds described in Note 6.


                                                    YEAR ENDED DECEMBER 31,
                                            -----------------------------------
                                               2002         2001         2000
                                            ---------    ---------    ---------
Net income (loss) as reported ...........   $ 634,950    $(327,258)   $(251,572)
Other comprehensive loss ................     (32,377)     (49,734)          --
                                            ---------    ---------    ---------
Comprehensive income (loss) .............   $ 602,573    $(376,992)   $(251,572)
                                            =========    =========    =========


         (d) Recent Accounting Pronouncements

              (i) SFAS No. 143. SFAS No. 143, "Accounting for Asset Retirement Obligations," was issued in August 2001 to address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and related asset retirement costs. SFAS No. 143 is effective for financial statements with fiscal years beginning after June 15, 2002 and is not expected to have a material impact on the Company's consolidated financial statements.

              (ii) SFAS No. 144. SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued in August 2001 to address financial accounting or reporting for the impairment or disposal of long-lived assets. The statement broadens the presentation of discontinued operations for long-lived assets. The Company adopted this statement on January 1, 2002, and it did not have a material impact on the Company's consolidated financial statements.

              (iii) SFAS No. 145. SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued in April 2002. In addition to amending or rescinding existing pronouncements, SFAS No. 145 precludes companies from recording gains and losses from the extinguishment of debt as an extraordinary item. The statements is effective for financial statements issued on or after May 15, 2002. It is not expected to have a material impact on the Company's consolidated financial statements.

              (iv) SFAS No. 146. SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued in July 2002. It requires a liability for the cost associated with an exit or disposal activity to be recognized and measured initially at its fair value in the period in which the liability is incurred. The statement is effective for exit or disposal activities initiated after December 31, 2002 and is not expected to have a material impact on the Company's consolidated financial statements.

              (v) SFAS No. 148. SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," was issued in December 2002 to amend the transition and disclosure provisions of SFAS No. 123. The Company is currently evaluating SFAS No. 148 to determine if it will adopt the statement to account for its employee stock options using the fair market value method and, if so, when to begin transition to that method.

              (vi) Financial Accounting Standards Board Interpretation No. 45 (FIN No. 45). FIN No. 45, issued in November 2002, expands previously issued accounting guidance and disclosure requirements for certain guarantees. It requires companies to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 is not expected to have a material impact on the Company's consolidated financial statements.

NOTE 17. COMMITMENTS

         The Company's office space and certain field and office equipment are leased under operating leases. Lease rental expense for the years ended December 31, 2002, 2001 and 2000 were $134,000, $156,000 and $147,000 respectively. At
December 31, 2002, future minimum lease payments under current leases totaled $121,800 for 2003 and $12,000 annually from 2004 through 2007.

NOTE 18 PRIOR PERIOD ADJUSTMENT

         The Company adopted the provisions of Accounting Guideline AcG-11 in assessing the recoverability of the carrying amount of its mining property and related expenditures that were previously capitalized. In view of the absence of a projection as required by AcG-11 and the Company's lack of an operating track record in the gold and silver mining industry, the Company wrote-off the remaining cost of its mining property in 2000. In accordance with AcG-11 guidelines, the write-off has been accounted for as a change in accounting policy and applied retroactively without restatement of the consolidated financial statements for prior periods. Because the requirements of AcG-11 were first applied in 2000, the opening balance deficit at January 1, 2000 was increased by $4,450,000 to reflect the write-off. See Note 16.

NOTE 19 SUBSEQUENT EVENTS

         In December 2002, the Company held an initial closing for its private placement of 10% convertible notes due May 1, 2007. At December 31, 2002, the Company had issued notes in this offering in the aggregate principal amount of $420,000. See Note 9 - Long Term Debt. In January 2003, the Company completed the offering by issuing additional notes in the aggregate principal amount of $600,500.

         In January 2003, the Company completed a private placement of its 4% convertible note due November 1, 2007 in the principal amount of $465,000. Interest on the note is payable semi-annually on May 1 and November 1, commencing May 1, 2003. At the option of the holder, the note is convertible to the Company's common stock at a conversion rate of $0.85 per share.

NOTE 20 SUPPLEMENTAL INFORMATION ON OIL AND GAS DEVELOPMENT AND PRODUCING ACTIVITIES

         (a) General. This Note provides information on the Company's oil and gas development and producing activities in accordance with SFAS No. 69,. Disclosures about Oil and Gas Producing Activities."

         (b) Results of Operations from Oil and Gas Producing Activities. The following table shows the results of operations from the Company's oil and gas producing activities during the reported periods. Results of operations from these activities are determined using historical revenues, production costs (including production related taxes) and depreciation, depletion and amortization of the capitalized costs subject to amortization. General and administrative expenses and interest expense are excluded from this determination.

                                                                    YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------------
                                                            2002              2001                 2000
                                                       -------------      -------------      -------------
Revenues .........................................     $   1,204,111      $     890,662      $     833,983
Production costs .................................           673,227            740,479            721,593
Depreciation, depletion and amortization .........           556,560            284,999            268,254
                                                       -------------      -------------      -------------

Results of operations for producing activities ...     $     (25,676)     $    (134,816)     $    (155,864)
                                                       =============      =============      =============

         (c) Capitalized Costs for Oil and Gas Producing Activities. The following table sets forth the components of capitalized costs for the Company's oil and gas producing activities, all of which are conducted within the continental United States, for the reported periods.

                                                                           YEAR ENDED DECEMBER 31,
                                                                 ----------------------------------------------
                                                                    2002             2001              2000
                                                                 ------------     ------------     ------------
Proved properties ..........................................     $ 10,457,680     $  9,447,455     $  8,265,034
Unproved properties ........................................          419,737          180,343           30,750
Pipeline properties ........................................          806,924          679,850          481,338
                                                                 ------------     ------------     ------------
                                                                   11,684,341       10,307,648        8,777,122
Accumulated depreciation, depletion and amortization .......        2,004,792        1,473,561        1,888,563
                                                                 ------------     ------------     ------------
   Total ...................................................     $  9,679,549     $  8,834,087     $  7,588,559
                                                                 ============     ============     ============


         (d) Costs Incurred in Oil and Gas Acquisition and Development Activities. The costs incurred in the Company's oil and gas acquisition and development activities for the reported periods are listed by category below.

                                                    YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------
                                            2002             2001              2000
                                        ------------     ------------     ------------

Property acquisition costs:
   Unproved properties ............     $    239,394     $    149,593     $     30,750
   Proved properties ..............          999,538        1,224,339        2,981,285
   Development costs ..............          127,075          198,512          262,258
                                        ------------     ------------     ------------
   Total ..........................     $  1,366,007     $  1,572,444     $  3,274,293
                                        ============     ============     ============

                                      * * *

            SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

         (a) General. The Company's estimates of its net proved oil and gas reserves and the present value thereof are summarized below. These estimates have been verified by Wright & Company, Inc., independent petroleum engineers. There are numerous uncertainties inherent in estimating quantities and values of proved oil and gas reserves and in projecting future rates of production and the timing of development expenditures, including factors involving reservoir engineering, pricing and both operating and regulatory constraints. All reserve estimates are to some degree speculative, and various classifications of reserves only constitute attempts to define the degree of speculation involved. Accordingly, oil and gas reserve information represents estimates only and should not be construed as being exact.

         (b) Estimated Oil and Gas Reserve Quantities. The Company's ownership interests in estimated quantities of proved oil and gas reserves and changes in net proved reserves, all of which are located in the continental United States, are summarized below for the reported periods.

                                                                                                 CRUDE OIL, CONDENSATE
                                                             NATURAL GAS                         AND NATURAL GAS LIQUIDS
                                                                (MMCF)                                    (Mbbls)
                                                --------------------------------------    --------------------------------------
                                                   2002          2001         2000           2002          2001          2000
                                                ----------    ----------    ----------    ----------    ----------    ----------
Proved developed
  and undeveloped reserves:
   Beginning of year ......................         10,086        13,972        11,607           133            94            67
   Purchase of reserves in place ..........             47            --           585             4            --            --
   Extensions, discoveries, current
     current and other additions ..........          8,333         1,759         5,022            --            --            20
   Transfers/sales of reserves in place ...           (819)         (991)       (1,172)           --            --
                                                                                                                      ----------
   Revision to previous estimates .........          3,422        (4,435)       (1,853)           (9)           55            19
   Production .............................           (249)         (219)         (217)          (12)          (16)          (12)
                                                ----------    ----------    ----------    ----------    ----------    ----------

   End of year ............................         20,820        10,086        13,972           116           133            94
                                                ==========    ==========    ==========    ==========    ==========    ==========

Proved developed reserves
   at end of year .........................          4,614         5,881         4,425           106           123            84
                                                ==========    ==========    ==========    ==========    ==========    ==========

         (c) Standardized Measure of Discounted Future Net Cash Flows. The standardized measure of discounted future net cash flows from the Company's proved oil and gas reserves is provided for the financial statement user as a common base for comparing oil and gas reserves of enterprises in the industry and may not represent the fair market value of the Company's oil and gas reserves or the present value of future cash flows of equivalent reserves due to various uncertainties inherent in making these estimates. Those factors include changes in oil and gas prices from year-end prices used in the estimates, unanticipated changes in future production and development costs and other uncertainties in estimating quantities and present values of oil and gas reserves.

         The following table presents the standardized measure of discounted future net cash flows from the Company's ownership interests in proved oil and gas reserves as of the end of each reported period. The standardized measure of future net cash flows as of December 31, 2002, 2001 and 2000 are calculated using prices in effect as of those dates, which averaged $4.83, $2.38 and $5.13, respectively, per Mcf of natural gas and $28.35, $16.27 and $23.57, respectively, per barrel of oil. The resulting estimated future cash inflows are reduced by estimated future costs to develop and produce the proved reserves based on year-end cost levels. Future income taxes are based on year-end statutory rates, adjusted for any operating loss carryforwards and tax credits. The future net cash flows are reduced to present value by applying a 10% discount rate. The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair market value of the Company's oil and gas properties.

                                 (IN THOUSANDS)


                                                                           YEAR ENDED DECEMBER 31,
                                                                 ------------------------------------------
                                                                    2002            2001            2000
                                                                 ----------      ----------      ----------
Future cash inflows ........................................     $  103,904      $   26,148      $   75,525
Future production and development costs ....................        (30,954)        (10,521)        (21,120)
Future income tax expenses .................................        (18,783)         (2,322)        (12,237)
                                                                 ----------      ----------      ----------

Undiscounted future net cash flows .........................         54,167          13,305          42,168
10% annual discount for estimating timing of cash flows ....        (33,215)         (8,254)        (26,386)
                                                                 ----------      ----------      ----------

Standardized measure of discounted future net cash flows ...     $   20,952      $    5,051      $   15,782
                                                                 ==========      ==========      ==========

         (d) Changes in Standardized Measure of Discounted Future Net Cash Flows. The following table summarizes the changes in the standardized measure of discounted future net cash flows from estimated production of the Company's proved oil and gas reserves after income taxes for the reported periods. Sales of oil and gas, net of production costs, are based on historical pre-tax results. Extensions and discoveries, purchases of reserves in place and the changes due to revisions in standardized variables are reported on a pre-tax discounted basis, while the accretion of discount is presented after tax.

                                 (IN THOUSANDS)

                                                                                         YEAR ENDED DECEMBER 31,
                                                                               ------------------------------------------
                                                                                  2002            2001             2000
                                                                               ----------      ----------      ----------
Balance, beginning of year ...............................................     $    5,051      $   15,782      $    5,038
                                                                               ----------      ----------      ----------
Increase (decrease) due to current year operations:
   Sales and transfers of oil and gas, net of related costs ..............           (712)           (392)           (723)
   Extensions, discoveries and improved recovery, less related costs .....         10,347             568             686
   Purchase of reserves in place .........................................            174              --           1,137
Increase (decrease) due to changes in standardized variables:
   Net changes in prices and production costs ............................          9,098          (7,103)          6,959
   Revisions of previous quantity estimates ..............................          3,110          (2,281)         (2,390)
   Accretion of discount .................................................            505           1,578             504
   Net change in future income taxes .....................................         (6,384)         (3,781)          4,338
   Production rates (timing) and other ...................................           (237)            680             233
                                                                               ----------      ----------      ----------
     Net increase (decrease) .............................................         15,901         (10,731)         10,744
                                                                               ----------      ----------      ----------

Balance, end of year .....................................................     $   20,952      $    5,051      $   15,782
                                                                               ==========      ==========      ==========

                                                                    ATTACHMENT A
                               SPECIAL RESOLUTIONS
                              FOR THE DOMESTICATION

                      ADOPTED BY THE BOARD OF DIRECTORS OF
                            DAUGHERTY RESOURCES, INC.


         WHEREAS over the last several years, the Board has considered the costs, complexities and disadvantages associated with the Company's foreign incorporation and the potential advantages and benefits of changing its jurisdiction of incorporation from British Columbia, Canada to the Sate of Delaware through a transaction called a "domestication" under section 388 of the General Corporation Law of the State of Delaware, also referred to as a "continuation" under section 37 of the British Columbia Company Act (the "Domestication");

         WHEREAS the Board has determined, from its evaluation of a potential Domestication transaction, that domiciling the Company in the United States will likely enhance shareholder value over the long term with greater acceptance in the capital markets and improved marketability of the Company's common stock, based on several considerations, including:

    o In management's experience, potential investors, lenders and strategic partners in the United States are more familiar with U.S. accounting, tax and disclosure standards than those in Canada and are therefore more comfortable dealing with U.S. corporations than British Columbia or other Canadian corporations;

    o By becoming subject solely to U.S. tax laws and accounting standards, the Company will eliminate many of the income tax and financial accounting complexities associated with incorporation outside the United States and operations solely within the United States; and

    o Being domiciled in the United States could provide the Company with the flexibility to enter into some types of mergers, acquisitions and business combination transactions with other U.S. corporations that could have adverse tax consequences if the Company remained a British Columbia corporation;

         WHEREAS the Board chose the State of Delaware as the optimum jurisdiction for the Domestication , based on several considerations, including:

    o For many years, Delaware has followed a policy of encouraging public companies to incorporate in the State by adopting comprehensive corporate laws that are revised regularly in response to developments in modern corporate law and changes in business circumstances;

    o The Delaware courts are known for their considerable expertise in dealing with complex corporate issues and providing predictability through a substantial body of case law construing Delaware's corporate law;

    o Delaware has an active bar known for continually assessing and recommending improvements to the DGCL;

    o Changing the Company's governing law from British Columbia to Delaware can be expected to provide the Board with a greater degree of certainty in complying with fiduciary responsibilities and assessing risks associated with conducting business; and

    o The more favorable corporate environment afforded by Delaware can be expected to help the Company compete more effectively with other public companies, many of which are incorporated in Delaware, in raising capital and in attracting and retaining skilled, experienced outside directors;

         WHEREAS the Board considered that the foregoing interests of the Company and its management and principal shareholders in the Domestication may not be the same as the interests of its minority shareholders, insofar as Delaware law does not afford minority shareholders some of the rights and protections available under British

Columbia law and that changing the Company's domicile to Delaware may make it more difficult for minority shareholders to influence corporate policies or the outcome of shareholder votes for the election of directors or proposed transactions requiring shareholder approval;

         WHEREAS the Board considered the potential disadvantages of the Domestication to minority shareholders and believes that the potential benefits of the change in domicile and related adoption of a certificate of incorporation and bylaws customary for publicly held Delaware corporations outweigh the possible disadvantages of the Domestication; and

         WHEREAS based on these factors, Board has determined that the Domestication is in the best interests of the Company, its management and its shareholders, including minority shareholders.

         NOW THEREFORE BE IT, BE IT:

         RESOLVED that the Company is hereby authorized, subject to receiving the requisite vote of its shareholders, to complete a Domestication from the Province of British Columbia to the State of Delaware and thereby become domesticated as a corporation incorporated under the laws of the State of Delaware pursuant to section 388 of the DGCL (the "DGCL") and section 37 of the British Columbia Company Act (the "BCCA"); and further

         RESOLVED that the Company is hereby authorized and directed, in connection with the Domestication, to adopt a new Certificate of Incorporation (the "Charter") and Bylaws in substantially the forms annexed hereto, each of which shall effective upon the Domestication of the Company as a Delaware corporation; and further

         RESOLVED that William S. Daugherty, in his capacity as President and Chief Executive Officer of the Company, and any other officers of the Company designated by him (collectively, the "Proper Officers") are hereby authorized and directed, in the name and on behalf of the Company, to arrange for the preparation and filing with the Securities and Exchange Commission (the "SEC") of a proxy statement/prospectus of the Company on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), and Schedule 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and all responsive amendments thereto (the "Proxy Statement"), to solicit proxies on behalf of the Board from shareholders of record of the Company's common stock, as of a record date to be determined by the Proper Officers, for voting their common shares at a special meeting on the proposals adopted in these resolutions, all of which pertaining to the Domestication shall be considered special resolutions of this Board for purposes of the BCCA; and further

         RESOLVED that, upon receipt of the requisite vote of the Company's shareholders for approval of the Domestication, the Proper Officers are hereby authorized and directed, in the name and on behalf of the Company, to arrange for the preparation and filing of a certificate of continuation of the Company under section 37 of the British Columbia Company Act and a certificate of domestication of the Company under section 388 of the DGCL, together with the Charter under section 102 of the DGCL, provided that the Board retains the right to terminate or abandon the Domestication if it determines that consummating the Domestication would be inadvisable or not in the best interests of the Company or its shareholders, or if all of the respective conditions to consummation of the Domestication have not occurred within a reasonable period of time; and further

         RESOLVED that, in accordance with the BCCA and the DGCL, each share of the Company's common stock, no par value, outstanding at the effective time of the Domestication shall automatically be converted upon the effectiveness of the Domestication, without any action by the holder thereof, into one share of common stock, $.001 par value, of the Company as a Delaware corporation (the "Common Stock"), each certificate representing shares of the Company's common stock, no par value, outstanding at the effective time of the Domestication shall continue to represent the same number of shares of Common Stock after the Domestication, without any action on the part of the holder thereof, and each of the options, warrants and convertible notes of the Company outstanding at the effective time of the Domestication shall remain exercisable or convertible following the effectiveness of the Domestication for the same number of shares of Common Stock at the same exercise price or conversion price per share, without other action by the holder thereof; and further

         RESOLVED that the Company shall reserve, from its authorized but unissued shares under the Charter, all of the shares of Common Stock issuable upon exercise of all options and warrants of the Company outstanding at the effective time of the Domestication and upon conversion for repayment of all convertible notes of the Company outstanding at the effective time of the Domestication, all of which shares, when so issued, shall be duly and validly issued, fully paid and nonassessable; and further

         RESOLVED that the Proper Officers are hereby authorized and directed, in the name and on behalf of the Company, to arrange for the preparation and filing with the Internal Revenue Service of an election under section 897(i) of the Internal Revenue Code with respect to the Domestication; and further

         RESOLVED that the Company is hereby authorized to incur and bear such fees, costs and expenses as may be required or appropriate in connection with the Domestication and the performance of all actions contemplated by the foregoing resolutions; and further

         RESOLVED that the Proper Officers are hereby authorized and directed, on behalf of the Company, to take or cause to be taken any and all such actions and to enter into, execute and deliver any and all such acknowledgments, agreements, certificates, contracts, instruments, notices, statements and other documents, or to effect any necessary filings with any and all appropriate regulatory authorities, state and federal, as may be required or as any of the Proper Officers may deem necessary, advisable or appropriate to effectuate and carry out the transactions contemplated by and the purposes and intent of the foregoing resolutions, all such actions to be performed in such manner and all such acknowledgments, agreements, certificates, contracts, instruments, notices, statements and other documents to be executed and delivered in such form as the officer performing or executing the same shall approve, such officer's performance or execution and delivery thereof to be conclusive evidence of such approval and the approval of this Board; and further

         RESOLVED that the Secretary of the Company is hereby authorized and directed, on behalf of the Company, to certify and attest any documents deemed necessary, advisable or appropriate to consummate the Transactions and related actions contemplated by the foregoing resolutions, provided that such attestation shall not be required for the due authorization, execution and delivery or validity of the particular document; and further

         RESOLVED that the authority granted to each of the Proper Officers under the foregoing resolutions shall be deemed to include, in the case of each such resolution, the authority to perform such further acts and deeds for and on behalf of the Company as may be necessary, advisable or appropriate, in the judgment of that officer, to carry out the transactions contemplated thereby, and all acts and deeds previously performed by any of the Proper Officers or by counsel to the Company prior to the date hereof that are within the authority conferred by the foregoing resolutions be, and they hereby are, approved, ratified and confirmed in all respects as the authorized acts and deeds of the Company.

                                                                    ATTACHMENT B

                          CERTIFICATE OF DOMESTICATION
                                       OF
                            DAUGHERTY RESOURCES, INC.

            UNDER SECTION 388 OF THE DELAWARE GENERAL CORPORATION LAW




         1. The name of the corporation immediately prior to the filing of this Certificate of Domestication is Daugherty Resources, Inc. (the "Company").

         2. The Company was incorporated in the Province of British Columbia, Canada, on February 5, 1979 under the name Alaska Apollo Resources, Inc.

         3. The name of the Company as set forth in its Certificate of Incorporation filed in accordance with section 103 of the General Corporation Law of the State of Delaware is Daugherty Resources, Inc.

         4. Immediately prior to the filing of this Certificate of Domestication, the principal place of business of the Company was located in the State of Kentucky.

         5. A Certificate of Incorporation of Daugherty Resources, Inc. is being filed contemporaneously with this Certificate of Domestication.

         IN WITNESS WHEREOF, this Certificate of Domestication has been executed on this the ___ day of ______, 2003.

                                       DAUGHERTY RESOURCES, INC.



                                       By
                                          --------------------------------------
                                           William S. Daugherty,
                                           Chairman, President and
                                             Chief Executive Officer

                                                                    ATTACHMENT C

                          CERTIFICATE OF INCORPORATION
                                       OF
                            DAUGHERTY RESOURCES, INC.

               (Under Section 102 of the General Corporation Law)


         The undersigned incorporator, a natural person over the age of eighteen years, in order to form a corporation under the General Corporation Law of the State of Delaware, certifies as follows:

         1. NAME. The name of the corporation is DAUGHERTY RESOURCES, INC. (the "Corporation").

         2. PURPOSES. The nature of the business and purposes to be conducted or promoted by the Corporation are to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware GCL").

         3. ADDRESS; REGISTERED AGENT. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

         4. NUMBER AND DESIGNATION OF SHARES. The total number of shares of stock which the Corporation shall have authority to issue is 105,000,000, consisting of 100,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"), and 5,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). The powers, designations, preferences, rights and qualifications, limitations or restrictions of the Common Stock and the Preferred Stock are set forth below.

                  (a) General. Subject to the applicable provisions of the Delaware GCL and the provisions of this Certificate of Incorporation, the Corporation may issue shares of its Common Stock and Preferred Stock from time to time, for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its sole and absolute discretion. Shares so issued, for which the consideration has been paid or delivered to the Corporation, shall be deemed fully paid stock and shall not be subject to any future call or assessment thereon, and the holders thereof shall not be liable for any further payments in respect thereof.

                  (b) Common Stock. The shares of authorized Common Stock shall be identical in all respects and shall have equal rights and privileges as follows:

                           (i) After the requirements for preferential dividends
on the shares of any outstanding series of Preferred Stock shall have been met and the Corporation shall have complied with all of the requirements, if any, for sinking funds or redemption or purchase accounts and satisfied any other conditions that may be fixed in accordance with this Certificate of Incorporation or the provisions of any resolution or resolutions adopted by the Board of Directors pursuant to Section 4(c), then the holders of Common Stock shall be entitled to receive any dividends declared from time to time by the Board of Directors on the Common Stock, which dividends shall be paid out of assets legally available for the payment of dividends and shall be distributed to the holders of Common Stock pro rata in accordance with the number of shares of Common Stock held by each of them.

                           (ii) After distribution in full of the preferential
amounts, if any, to be distributed to the holders of the shares of any outstanding series of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind, available for distribution to stockholders, which assets shall be distributed to the holders of Common Stock pro rata in accordance with the number of shares of Common Stock held by each of them.

                           (iii) Except as may otherwise be required by law,
this Certificate of Incorporation or the provisions of any resolutions adopted by the Board of Directors pursuant to Section 4(c), each holder of Common Stock shall have one vote per share of Common Stock on each matter voted upon by the stockholders.

                  (c) Preferred Stock. Authority is hereby granted to the Board of Directors, subject to the provisions of this Article 4, to authorize the issue of one or more series of Preferred Stock and to fix, by resolution providing for the issue of each such series, the powers, designations, preferences and relative, participating, optional or other special rights of the series, and the qualifications, limitations or restrictions thereof, if any, including the following:

                           (i) The number of shares comprising the series and
the distinctive designation thereof;

                           (ii) The dividend rate or rates (which may be
contingent upon the happening of certain events), if any, on the shares of the series, the date or dates from which dividends shall accrue, the dates on which dividends thereon, if declared, shall be payable and a statement whether or not or in what circumstances dividends may be cumulative;

                           (iii) Whether or not the shares of the series shall
be redeemable and, if so, the limitations and restrictions on redemption, the manner of selecting shares of the series to be redeemed and the amount, if any, in addition to any accrued and unpaid dividends thereon that the holders of shares of the series shall be entitled to receive upon redemption thereof, which amount may vary at different redemption dates and may be different for shares redeemed through the operation of any purchase, retirement or sinking fund;

                           (iv) The amount, if any, in addition to any accrued
and unpaid dividends thereon that the holders of shares of the series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which amount shall not be less than the par value but otherwise may vary depending upon whether the liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates;

                           (v) Whether or not the shares of the series shall be
subject to the operation of a purchase, retirement or sinking fund and, if so, whether the purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to and the manner in which the fund shall be applied to the purchase or redemption of shares of the series for retirement or for other corporate purposes and the terms and provisions for the operation thereof;

                           (vi) Whether or not the shares of the series shall be
convertible into or exchangeable for shares of capital stock of any other class or series or for other securities or property of the Corporation and, if so convertible or exchangeable, the terms and conditions of conversion or exchange and the method, if any, of adjusting the same;

                           (vii) The voting powers, if any, of shares of the
series; and

                           (viii) Any other powers, preferences and relative,
participating, optional or other special rights, and the qualifications, limitations or restrictions thereof.

         All shares of any one series of Preferred Stock shall be identical in all respects, except that shares of any one series issued at different times may have different dates from which dividends thereon shall accrue, and all series shall rank equally and be identical in all respects, except as provided in accordance with this Section 4(c). Shares of Preferred Stock that have been redeemed, repurchased or retired through the operation of a purchase, retirement or sinking fund or shares of Preferred Stock that have been converted into shares of any other class of capital stock of the Corporation or exchanged for any other securities of the Corporation, upon compliance with any applicable provisions of the Delaware GCL, shall have the status of authorized but unissued shares of Preferred Stock and may be reissued (x) as part of the series in which they were originally included (if the terms of that series do not prohibit the reissuance), (y) as part of a new series of Preferred Stock to be created by resolution of the Board of Directors or (z) as part of any other series of Preferred Stock the terms of which do not prohibit the reissuance.

         (d) Denial of Preemptive Rights. No stockholder of Daugherty Resources shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of

Daugherty Resources now or hereafter to be authorized or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities would adversely affect dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of Daugherty Resources, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

         5. INCORPORATOR. The name and address of the sole incorporator of the Corporation is William S. Daugherty, 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509.

         6. BYLAWS. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation. The Bylaws of the Corporation may also be amended or repealed by the affirmative vote of the holders of a majority of the Corporation's shares of capital stock outstanding and entitled to vote at the meeting for the election of directors. The Bylaws of the Corporation may contain any provision for the regulation and management of the affairs of the Corporation and the rights or powers of its stockholders, directors, officers or employees not inconsistent with the Delaware GCL or this Certificate of Incorporation.

         7. DIRECTORS. All of the corporate powers of the Corporation shall be vested in and exercised by a Board of Directors consisting of the number of directors specified in the Bylaws of the Corporation. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

                  (a) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

                  (b) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any reserve in the manner in which it was created.

                  (c) To designate, by resolution adopted by a majority of the whole Board of Directors, an Executive Committee and one or more additional committees to exercise, subject to applicable provisions of law, any powers of the Board in the management of the business and affairs of the Corporation as set forth in the resolution, provided that no committee shall have any delegated power or authority for (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required to be submitted to the stockholders for approval or, (ii) adopting, amending or repealing any Bylaw of the Corporation. The Executive Committee and each such other committee shall consist of two or more directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of a committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

                  (d) When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in or other securities of any other corporation or corporations, as the Board of Directors shall deem appropriate and for the best interests of the Corporation.

         8. EXCULPATION OF DIRECTORS. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware GCL or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware GCL is amended after the date of filing of this Certificate to authorize corporate action further limiting or eliminating the personal liability of a director, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the

Delaware GCL as so amended. Any repeal or modification of this Article by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of the repeal or modification.

         9. INDEMNIFICATION. The Corporation shall indemnify each director and officer of the Corporation who may be indemnified, to the fullest extent permitted by Section 145 of the Delaware GCL, as it may be amended from time to time ("Section 145"), in each and every situation where the Corporation is obligated to provide indemnification pursuant to Section 145. In addition, the Corporation shall indemnify each of its directors and officers in each and every situation where, under Section 145, it is not obligated but is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination which Section 145 requires.

         10. COMPROMISE AND ARRANGEMENT. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them or between the Corporation and its stockholders or any class of them, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, any court of equitable jurisdiction within the State of Delaware may order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in the manner that the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or a two-thirds majority of the stockholders or class of stockholders of the Corporation voting on the matter, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of the compromise or arrangement, then the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

         11. INTERESTED STOCKHOLDERS. The Corporation shall be governed by
Section 203 of the Delaware GCL, except that Section 203 of the DCL shall not be applicable to William S. Daugherty.

         12. RELATED PARTY TRANSACTIONS. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee thereof. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if: (a) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (b) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the stockholders; or (c) the contract or transaction is fair as to The Corporation as of the time it is authorized, approved or ratified, by the Board, a committee or the stockholders.

         13. CONTINUATION. The Corporation was first incorporated in British Columbia under the name Alaska Apollo Resources, Inc. on February 9, 1979 and subsequently changed its name to Daugherty Resources, Inc. Simultaneously with the filing of this Certificate of Incorporation, the Corporation has filed a Certificate of Domestication under Section 388 of the Delaware GCL with the Secretary of State of the State of Delaware. Pursuant to the domestication, each share of common stock of the Corporation outstanding on the effective date of this Certificate of Incorporation is hereby converted into one share of common stock of the Corporation without any further action by the Corporation or any stockholder, and the currently outstanding share certificates representing shares of common stock outstanding on the effective date of this Certificate of Incorporation shall represent one share of the Corporation's common stock.

         IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware GCL, hereby executes this Certificate this __ day of ____, 2003 and certifies that this is my act and deed and that the facts herein stated are true and correct.



                                         --------------------------------------
                                         William S. Daugherty, Incorporator
                                         120 Prosperous Place - Suite 201
                                         Lexington, Kentucky 40509

                                                                    ATTACHMENT D

                                     BYLAWS
                                       OF
                            DAUGHERTY RESOURCES, INC.
              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE


                                    ARTICLE I
                               OFFICES AND RECORDS

         1.1 Delaware Office. The principal office of DAUGHERTY RESOURCES, INC. (the "Corporation") in the State of Delaware is located in the City of Wilmington, County of New Castle, and the name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

         1.2 Other Offices. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors may from time to time designate.

         1.3 Books and Records. The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.

                                   ARTICLE II
                                  STOCKHOLDERS

         2.1 Annual Meetings. The annual meeting of stockholders of the Corporation shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine for the purpose of electing directors and for the transaction of such other business as may be properly brought before the meeting.

         2.2 Special Meetings. Subject to the rights of the holders of any series of preferred stock of the Corporation (the "Preferred Stock") to elect additional directors under specific circumstances, special meetings of the stockholders may be called by the Board of Directors or by one or more stockholders holding at least one-tenth of the shares entitled to vote at any the meeting.

         2.3 Place of Meetings. The Board of Directors may designate the place of meeting for any meeting of the stockholders. If no designation is made by the Board of Directors, the place of meeting shall be the principal place of business of the Corporation.

         2.4 Notice of Meetings. Written or printed notice, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be prepared and delivered by the Corporation not less than 10 days nor more than 60 days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at the meeting. If mailed, the notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at the stockholder's address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with
Section 7.4 of these Bylaws. Any previously scheduled meeting of the stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for the meeting.

         2.5 Quorum and Adjournment. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of shares voting as a class, the holders of a majority of the voting power of the outstanding shares of that class or series shall constitute a quorum for the transaction of business. The chairman of the meeting or a majority of the shares of Voting Stock so represented may adjourn the meeting from time to time, whether or not there is a quorum (or, in the case of specified business to be voted on by a class or series, the chairman or a majority of the shares of that class or series so represented may adjourn the meeting with respect to that business). No notice of the time and place of adjourned meetings need be given except as required by law. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

         2.6 Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or as may be permitted by law, or by the stockholder's duly authorized attorney-in-fact. Proxies must be filed with the Secretary of the Corporation or its stock transfer agent or other designated agent at or before the time of the meeting.

         2.7 Notice of Stockholder Business and Nominations.

                  (a) Annual Meetings of Stockholders.

                           (1) Nominations of persons for election to the Board
of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the Corporation' notice of meeting delivered pursuant to Section 2.4 of these Bylaws, (B) by or at the direction of the Board of Directors or (C) by any stockholder of the Corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in clauses (2) and (3) of this paragraph (a) and who was a stockholder of record at the time the stockholder's notice pursuant to clause (2) of this paragraph (a) is delivered to the Secretary of the Corporation.

                           (2) For nominations or other business to be properly
brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(1) of this Bylaw, such other business must be a proper matter for stockholder action and the stockholder must have given notice thereof in writing to the Secretary of the Corporation at the principal office of the Corporation not later than 120 days prior to the anniversary date of the immediately preceding annual meeting or special meeting in lieu thereof The notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to that person that is required to be disclosed in solicitations of proxies for the election of directors or is otherwise required by Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations promulgated thereunder, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting that business at the meeting and any material interest in that business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of the stockholder, as they appear on the Corporation' books, and of the beneficial owner, and (ii) the class and number of shares of Voting Stock owned beneficially and of record by the stockholder and the beneficial owner.

                           (3) Notwithstanding anything to the contrary in the
second sentence of paragraph (a)(2) of this Bylaw, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 80 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal office of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

                  (b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation' notice of meeting pursuant to
Section 2.4 of these Bylaws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation' notice of meeting (1) by or at the direction of the Board of Directors, or (2) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Bylaw and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice as required by paragraph
(a)(2) of this Bylaw shall be delivered to the Secretary at the principal executive offices of the Corporation not later than 120 days prior to the anniversary date of the immediately preceding annual meeting or special meeting in lieu thereof and not earlier than the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

                  (c) General.

                           (1) Only persons who are nominated in accordance with
the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that the defective proposal or nomination shall be disregarded.

                           (2) For purposes of this Bylaw, "public announcement"
shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

                           (3) Notwithstanding the foregoing provisions of this
Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

         2.8 Procedure for Election of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, at all meetings of the stockholders at which directors are to be elected, the election of directors shall be decided by a plurality of the votes cast thereat. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, all matters other than the election of directors submitted to the stockholders at any meeting shall be decided by a majority of the votes cast with respect thereto.

         2.9 Inspectors of Elections; Opening and Closing the Polls.

                  (a) The Board of Directors by resolution shall appoint one or more inspectors, who may include officers, employees, agents or other representatives of the Corporation, to act at a meeting of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his ability. The inspectors shall have the duties prescribed by the General Corporation Law of the State of Delaware.

                  (b) The secretary of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

         2.10 Stockholder Action by Written Consent. Any action required to be taken at any annual or special meeting of stockholders, or any action that may be taken at any such meeting, may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

                                   ARTICLE III
                               BOARD OF DIRECTORS

         3.1 General. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. In addition to the powers and authorities expressly conferred upon them by these Bylaws, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

         3.2 Number, Tenure and Qualifications. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specific circumstances, the number of directors shall be fixed from time to time pursuant to a resolution adopted by a majority of the Board of Directors but shall consist of not less than three directors. Each director shall hold office for a term expiring at the next annual meeting of stockholders or until his successor shall have been duly elected and qualified.

         3.3 Regular Meetings. A regular meeting of the Board of Directors may be held without notice immediately after, and at the same place as, each annual meeting of stockholders. The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

         3.4 Special Meetings. Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board, the Chief Executive Officer or a majority of the Board of Directors. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.

         3.5 Notice. Notice of any special meeting shall be given to each director at such director's business or residence in writing or by mail, telephone, facsimile or electronic transmission. If mailed, such notice shall be deemed adequately delivered when deposited in the United States mail so addressed, with postage thereon prepaid, at least five days before such meeting. If by facsimile or electronic transmission, such notice shall be transmitted at least 24 hours before such meeting. If by telephone, the notice shall be given at least 12 hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in writing, either before or after such meeting.

         3.6 Quorum. A majority of the Board of Directors shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

         3.7 Vacancies. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, shall be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

         3.8 Executive and Other Committees.

                  (a) Powers of Committees. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate an Executive Committee and one or more additional committees to exercise, subject to applicable provisions of law, such powers of the Board in the management of the business and affairs of the Corporation as set forth in said resolution, but no such committee shall have the power or authority in reference to the following matters: (1) approving or adopting, or recommending to the stockholders, any action or matter expressly required to be submitted to the stockholders for approval or (2) adopting, amending or repealing any Bylaw of the Corporation. The Executive Committee and each such other committee shall consist of two or more directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee may to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board of Directors when required.

                  (b) Procedures of Committees. A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 3.5 of these Bylaws. The Board of Directors shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board of Directors from appointing one or more committees consisting in whole or in part of persons who are not directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board of Directors.

         3.9 Removal. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

                                   ARTICLE IV
                                    OFFICERS

         4.1 Elected Officers. The elected officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary and such other officers as the Board of Directors from time to time may deem proper. The Chairman of the Board may also serve as the Chief Executive Officer, and the Chief Executive Officer may also serve as the President. The Chairman of the Board shall be chosen from the directors. All officers chosen by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices.

         4.2 Election and Term of Office. The elected officers of the Corporation shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held at the time of each annual meeting of the stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Subject to Section
4.8 of these Bylaws, each officer shall hold office until such officer's successor shall have been duly elected and shall have qualified or until such officer's death or until such officer shall resign or be removed by the Board of Directors.

         4.3 Chairman of the Board. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman shall make reports to the Board of Directors and the stockholders and shall perform all such other duties as are properly required of him by the Board of Directors.

         4.4 Chief Executive Officer. The Chief Executive Officer shall be responsible for the general management of the affairs of the Corporation and shall perform all duties incidental to that office as may be required by law and all such other duties as are properly required of him by the Board of Directors. The Chief Executive Officer shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect. In the absence of or because of the inability to act of the Chairman of the Board, the Chief Executive Officer shall perform all duties of the Chairman of the Board and preside at all meetings of stockholders and of the Board of Directors. The Chief Executive Officer may sign, alone or with the Secretary, or an Assistant Secretary, or any other proper officer of the Corporation authorized by the Board of Directors, certificates, contracts and other instruments of the Corporation as authorized by the Board of Directors.

         4.5 President. The President (if one shall have been chosen by the Board of Directors) shall act in a general executive capacity and shall assist the Chairman of the Board in the administration and operation of the

Corporation' business and general supervision of its policies and affairs. The President may sign, alone or with the Secretary, or an Assistant Secretary, or any other proper officer of the Corporation authorized by the Board of Directors, certificates, contracts and other instruments of the Corporation as authorized by the Board of Directors.

         4.6 Vice Presidents. Each Vice President shall have such powers and perform such duties as from time to time may be assigned to him by the Board of Directors or be delegated to him by the Chief Executive Officer or the President. The Board of Directors may assign to any Vice President general supervision and charge over any territorial or functional division of the business and affairs of the Corporation.

         4.7 Secretary. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors and all other notices required by law or by these Bylaws. In case of the Secretary's absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman of the Board, the Chief Executive Officer or by the Board of Directors, upon whose request the meeting is called as provided in these Bylaws. The Secretary shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the stockholders of the Corporation in minute books to be kept for that purpose, and shall perform such other duties as may be assigned to him by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. The Secretary shall have the custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board of Directors, the Chairman of the Board or the Chief Executive Officer, and attest to the same.

         4.8 Removal. Any officer elected by the Board of Directors may be removed by a majority of the members of the whole Board whenever, in their judgment, the best interests of the Corporation would be served thereby. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of such officer's successor or such officer's death, resignation or removal, whichever event shall first occur, except as otherwise provided in an employment contract.

         4.9 Vacancies. A newly created office and a vacancy in any office because of death, resignation, or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors.

                                    ARTICLE V
                        STOCK CERTIFICATES AND TRANSFERS

         5.1 Stock Certificates. The interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe, unless it shall be determined by, or pursuant to, a resolution adopted by the Board of Directors that the shares representing such interest be uncertificated. The certificates of stock shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

         5.2 Transfers. The shares of the stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof in person or by such person's attorney, upon surrender for cancellation of certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require.

                                   ARTICLE VI
                                 INDEMNIFICATION

         6.1 Mandatory Indemnification. Each person who was or is made a party or is threatened to be made a party, or who was or is a witness without being named a party, to any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding (a "Proceeding"), by reason of the fact that such individual is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the Corporation from and against any judgments, penalties (including excise taxes), fines, amounts paid in settlement and reasonable expenses (including court costs and attorneys' fees) actually incurred by such person in connection with such Proceeding if it is determined that he acted in good faith and reasonably believed (a) in the case of conduct in his official capacity on behalf of the Corporation that his conduct was in the Corporation' best interests, (b) in all other cases, that his conduct was not opposed to the best interests of the Corporation, and (c) with respect to any Proceeding which is a criminal action, that he had no reasonable cause to believe his conduct was unlawful; provided, however, that in the event a determination is made that such person is liable to the Corporation or is found liable on the basis that personal benefit was improperly received by such person, the indemnification is limited to reasonable expenses actually incurred by such person in connection with the Proceeding and shall not be made in respect of any Proceeding in which such person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Corporation. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself be determinative of whether the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any Proceeding which is a criminal action, had no reasonable cause to believe that his conduct was unlawful. A person shall be deemed to have been found liable in respect of any claim, issue or matter only after the person shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals there from.

         6.2 Determination of Indemnification. Any indemnification under the foregoing Section 6.1 (unless ordered by a court of competent jurisdiction) shall be made by the Corporation only upon a determination that indemnification of such person is proper in the circumstances by virtue of the fact that it shall have been determined that such person has met the applicable standard of conduct. Such determination shall be made (a) by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the Proceeding; (b) if such quorum cannot be obtained, by a majority vote of a committee of the Board of Directors, designated to act in the matter by a majority of all Directors, consisting solely of two or more directors who at the time of the vote are not named defendants or respondents in the Proceeding; (c) by special legal counsel (in a written opinion) selected by the Board of Directors or a committee of the Board by a vote as set forth in clause (a) or (b) of this Section 6.2, or, if such quorum cannot be obtained and such committee cannot be established, by a majority vote of all directors (in which Directors who are named defendants or respondents in the Proceeding may participate); or (d) by the stockholders of the Corporation in a vote that excludes the shares held by directors who are named defendants or respondents in the Proceeding.

         6.3 Advance of Expenses. Reasonable expenses, including court costs and attorneys' fees, incurred by a person who was or is a witness or who was or is named as a defendant or respondent in a Proceeding, by reason of the fact that such individual is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, trust, employee benefit plan or other enterprise, shall be paid by the Corporation at reasonable intervals in advance of the final disposition of such Proceeding, and without the determination specified in the foregoing Section 6.2, upon receipt by the Corporation of a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification under this Article 6, and a written undertaking by or on behalf of such person to repay the amount paid or reimbursed by the Corporation if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article 6. Such written undertaking shall be an unlimited obligation of such person and it may be accepted without reference to financial ability to make repayment.

         6.4 Permissive Indemnification. The Board of Directors of the Corporation may authorize the Corporation to indemnify employees or agents of the Corporation, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to directors and officers of the Corporation.

         6.5 Nature of Indemnification. The indemnification and advancement of expenses provided hereunder shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Certificate of Incorporation, these Bylaws, any agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in an official capacity and as to actions taken in any other capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person.

         6.6 Insurance. The Corporation shall have the power and authority to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability, claim, damage, loss or risk asserted against such person and incurred by such person in any such capacity or arising out of the status of such person as such, irrespective of whether the Corporation would have the power to indemnify and hold such person harmless against such liability under the provisions hereof. If the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which The Corporation would not have the power to indemnify the person only if including coverage for the additional liability has been approved by the stockholders of the Corporation. Without limiting the power of the Corporation to procure or maintain any kind of insurance or other arrangement, the Corporation may, for the benefit of persons indemnified by the Corporation,
(a) create a trust fund; (b) establish any form of self-insurance; (c) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Corporation; or (d) establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the Corporation or with any insurer or other person deemed appropriate by the Board of Directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or part by the Corporation. In the absence of fraud, the judgment of the Board of Directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in the arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability, on any ground, regardless of whether directors participating in the approval are beneficiaries of the insurance or arrangement.

         6.7 Notice. Any indemnification or advance of expenses to a present or former director of the Corporation in accordance with this Article 6 shall be reported in writing to the stockholders of the Corporation with or before the notice or waiver of notice of the next stockholders' meeting or with or before the next submission of a consent to action without a meeting and, in any case, within the next twelve month period immediately following the indemnification or advance.

         6.8 Change of Control. Following any "change of control" of the Corporation of the type required to be reported under Item 1 of Form 8-K promulgated under the Exchange Act, any determination as to entitlement to indemnification shall be made by independent legal counsel selected by the claimant which independent legal counsel shall be retained by the Board of Directors on behalf of the Corporation.

         6.9 Amendment. Any amendment or repeal of this Article 6 shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

                                   ARTICLE VII
                            MISCELLANEOUS PROVISIONS

         7.1 Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

         7.2 Dividends. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Certificate of Incorporation.

         7.3 Seal. The corporate seal may bear in the center the emblem of some object, and shall have inscribed thereunder the words "Corporate Seal" and around the margin thereof the words "Daugherty Resources, Inc. - Delaware."

         7.4 Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the General Corporation Law of the State of Delaware, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or of the Board of Directors need be specified in any waiver of notice of such meeting.

         7.5 Audits. The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, and it shall be the duty of the Board of Directors to cause such audit to be made annually.

         7.6 Resignations. Any director or any officer, whether elected or appointed, may resign at any time by serving written notice of such resignation on the Chairman of the Board, the Chief Executive Officer, the President, if any, or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the Chief Executive Officer, the President, if any, or the Secretary or at such later date as is stated therein. No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective.

                                  ARTICLE VIII
                                   AMENDMENTS

         These Bylaws may be amended, added to, rescinded or repealed by the Board of Directors or by the affirmative vote of the holders of a majority of the Corporation' stock outstanding and entitled to vote at the meeting at which any Bylaw is adopted, amended or repealed.

                                                                    ATTACHMENT E

                 SECTION 37 OF THE BRITISH COLUMBIA COMPANY ACT


Transfer of incorporation from British Columbia

37 (1) A company may, if authorized by:

         (a) a special resolution,

         (b) the registrar, and

         (c) the laws of another jurisdiction,

apply to the proper officer of that other jurisdiction for an instrument of continuation continuing the company as if it had been incorporated under the laws of that other jurisdiction.

     (2) A company ceases to be a company within the meaning of this Act on and after the date on which the company is continued under the laws of the other jurisdiction, and the company must promptly file with the registrar a copy of the instrument of continuation certified by the proper officer of the other jurisdiction.

     (3) This section applies only in respect of a jurisdiction that has laws that permit corporations incorporated under its laws to apply for an instrument of continuation under the laws of British Columbia.

     (4) A member of the company may, until 2 days before the meeting at which the special resolution referred to in subsection (1) is to be passed, give notice of dissent to the company concerning the member's shares, and in that event section 207 applies.

                                                                    ATTACHMENT F

                 SECTION 207 OF THE BRITISH COLUMBIA COMPANY ACT



Dissent Procedure.

207 (1) If,

         (a) being entitled to give notice of dissent to a resolution as provided in section 37, 103, 126, 222, 244, 249 or 289, a member of a company (in this Act called a "dissenting member") gives notice of dissent,

         (b) the resolution referred to in paragraph (a) is passed, and

         (c) the company or its liquidator proposes to act on the authority of the resolution referred to in paragraph (a),

the company or the liquidator must first give to the dissenting member notice of the intention to act and advise the dissenting member of the rights of dissenting members under this section.

     (2) On receiving a notice of intention to act in accordance with subsection
(1), a dissenting member is entitled to require the company to purchase all of the dissenting member's shares in respect of which the notice of dissent was given.

     (3) The dissenting member must exercise the right given by subsection (2) by delivering to the registered office of the company, within 14 days after the company, or the liquidator, gives the notice of intention to act,

         (a) a notice that the dissenting member requires the company to purchase all of the dissenting member's shares referred to in subsection (2), and

         (b) the share certificates representing all of those shares,

and, on delivery of that notice and those share certificates, the dissenting member is bound to sell those shares to the company and the company is bound to purchase them.

     (4) A dissenting member who has complied with subsection (3), the company or, if there has been an amalgamation, the amalgamated company, may apply to the court, and the court may:

         (a) require the dissenting member to sell, and the company or the amalgamated company to purchase, the shares in respect of which the notice of dissent has been given,

         (b) set the price and terms of the purchase and sale, or order that the price and terms be established by arbitration, in either case having due regard for the rights of creditors,

         (c) join in the application any other dissenting member who has complied with subsection (3), and

         (d) make consequential orders and give directions it considers appropriate.

     (5) The price that must be paid to a dissenting member for the shares referred to in subsection (2) is their fair value as of the day before the date on which the resolution referred to in subsection (1) was passed, including any appreciation or depreciation in anticipation of the vote on the resolution, and every dissenting member who has complied with subsection (3) must be paid the same price.

     (6) The amalgamation or winding up of the company, or any change in its capital, assets or liabilities resulting from the company acting on the authority of the resolution referred to in subsection (1), does not affect the right of the dissenting member and the company under this section or the price to be paid for the shares.

     (7) Every dissenting member who has complied with subsection (3):

         (a) may not vote, or exercise or assert any rights of a member, in respect of the shares for which notice of dissent has been given, other than under this section,

         (b) may not withdraw the requirement to purchase the shares, unless the company consents, and

         (c) until the dissenting member is paid in full, may exercise and assert all the rights of a creditor of the company.

     (8) If the court determines that a person is not a dissenting member, or is not otherwise entitled to the right provided by subsection (2), the court, without prejudice to any acts or proceedings that the company, its members, or any class of members may have taken during the intervening period, may make the order it considers appropriate to remove the limitations imposed on the person by subsection (7).

     (9) The relief provided by this section is not available if, subsequent to giving notice of dissent, the dissenting member acts inconsistently with the dissent, but a request to withdraw the requirement to purchase the dissenting member's shares is not an act inconsistent with the dissent.

     (10) A notice of dissent ceases to be effective if the dissenting member consents to or votes in favor of the resolution of the company to which the dissent relates, unless the consent or vote is given solely as a proxy holder for a person whose proxy required an affirmative vote.

                                                                    ATTACHMENT G
                               FORM OF PROXY CARD
FRONT:


--------------------------------------------------------------------------------
                            DAUGHERTY RESOURCES, INC.
          (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)
     PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS AT 10:00 A.M. (VANCOUVER, BRITISH COLUMBIA TIME), __________ __, 2003, AT 625 HOWE STREET, 10TH FLOOR,
                  VANCOUVER, BRITISH COLUMBIA, CANADA V6C 3B8.

         The undersigned hereby appoints William S. Daugherty and James K. Klyman, and each of them, with full power of substitution, as proxy holders to vote the Daugherty Resources common shares held by the undersigned at the aforementioned Special Meeting, and any adjournments thereof, upon the matters set forth in the Notice of Special Meeting and Proxy Statement, as follows:

     1. Approval of the special resolutions authorizing Daugherty Resources to change its jurisdiction of incorporation from the Province of British Columbia, Canada to the State of Delaware, United States of America and to adopt the certificate of incorporation and bylaws authorized in the special resolutions.

         [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

     2.  Approval of the 2003 Incentive Stock and Stock Option Plan.

         [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

This Proxy will be voted as specified. If no specification is made, it will be voted FOR Proposal 1, FOR Proposal 2 and at the discretion of the proxy holders if any other business is properly brought before the special meeting.
--------------------------------------------------------------------------------

BACK:
--------------------------------------------------------------------------------

A Proxy will not be valid unless it is dated, duly executed and delivered to the office of Pacific Corporate Trust Company, 625 Howe Street, 10th Floor, Vancouver, British Columbia, Canada V6C 3B8, not less than 48 hours (excluding weekends and holidays) before the date of the special meeting. Any Proxy heretofore given by the undersigned with respect to the common shares covered in the Proxy is hereby revoked.

Receipt of the Notice of Special Meeting and related Proxy Statement/Prospectus
is hereby acknowledged. Do you plan to attend the Meeting?    [ ] Yes [ ] No

                                    Please mark, sign, date and return the Proxy
                                    Card promptly using the enclosed envelope.

                                    DATED:                               , 2003
                                          -------------------------------


                                    -------------------------------------------
                                    SIGNATURE

                                    -------------------------------------------
                                    Print Name (and title, if required)

                                    (Joint owners must EACH sign. Please sign
                                    EXACTLY as your name(s) appear(s) on the card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Before Domestication. Pursuant to the British Columbia Company Act, our articles permit that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether or not brought by Daugherty Resources or by a corporation or other legal entity or enterprise as hereinafter mentioned and whether civil, criminal or administrative, by reason of the fact that he is or was a director, officer, employee or agent of Daugherty Resources or is or was serving at the request of Daugherty Resources as a director, officer, employee or agent of another corporation, a partnership, joint venture, trust or other enterprise, against all costs, charges and expenses, including legal fees and any amount paid to settle the action or proceeding or satisfy a judgment, if he acted honestly and in good faith with a view to the best interests of the corporation or other legal entity or enterprise as aforesaid of which he is or was a director, officer, employee or agent, as the case may be, and exercised the care, diligence and skill of a reasonably prudent person, and with respect to any criminal or administrative, action or proceeding, he had reasonable grounds for believing that his conduct was lawful; provided that Daugherty Resources shall not be bound to indemnify any such person, other than a director, officer or an employee of Daugherty Resources (who shall be deemed to have notice of the article of Daugherty Resources' article dealing with indemnification and to have contracted with Daugherty Resources in the terms hereof solely by virtue of his acceptance of such office or employment) if in acting as agent for Daugherty Resources or as a director, officer, employee or agent of another corporation or other legal entity or enterprise as aforesaid, he does so by written request of Daugherty Resources containing an express reference to said article; and provided further that no indemnification of a director or former director of Daugherty Resources, or director or former director of a corporation in which Daugherty Resources is or was a shareholder, shall be made except to the extent approved by a court pursuant to the British Columbia Company Act or any other statute. The determination of any action, suit or proceeding by judgment, order, settlement, conviction or otherwise shall not, of itself, create a presumption that the person did not act honestly and in good faith and in the best interests of Daugherty Resources and did not exercise the care, diligence and skill of a reasonably prudent person and, with respect to any criminal action or proceeding, did not have reasonable grounds to believe that his conduct was lawful.

         After Domestication. If the domestication is completed, the following provisions and laws will apply to Daugherty Resources and its directors and officers.

         Pursuant to Section 102(b) of the Delaware General Corporation Law (the "DGCL"), the certificate of incorporation of a Delaware corporation may provide that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) any breach of a director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of a dividend or approval of a stock repurchase or redemption in violation of statutory limitations or (iv) any transaction from which a director derived an improper personal benefit. Under the DGCL, in the absence of a provision to that effect in the certificate of incorporation, directors can be held monetarily liable for damages resulting from decisions made on behalf of a corporation without the level of care, including reasonable inquiry, that an ordinarily prudent person in a like position would use. The proposed certificate of incorporation of Daugherty Resources after the domestication includes a provision limiting the liability of our directors as permitted by this provision of Delaware law.

         The Bylaws of Daugherty Resources in effect after the Domestication provide for Daugherty Resources' indemnification of officers, directors and controlling persons to the full extent provided in the DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding (other than a proceeding by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar position with another entity, against expenses (including attorneys fees), judgments, fines and settlements incurred by him in connection with the proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification under Section 145 of the DGCL is limited in a proceeding by or in the right of the corporation to expenses (including attorneys fees) incurred in connection with the proceeding. In either case, no indemnification shall be made if the indemnified person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless, and to the extent, the Delaware Court of Chancery or other court in which the proceeding was brought, despite the adjudication of liability determines such person is entitled to indemnity.

         Section 145 of the DGCL provides that the indemnity obligations of a corporation shall only arise if authorized by (i) a majority of a quorum of directors who are not a party to the proceeding, (ii) independent legal counsel to the corporation if a quorum of directors is not obtainable, (iii) independent legal counsel to the corporation if a quorum of directors is obtainable and the directors direct counsel to make the determination or (iv) the stockholders. The board of directors of the corporation may authorize expenses in connection with a proceeding to be paid in advance of the final disposition upon receipt of an undertaking by the person on whose behalf the expenses are to be paid to repay the expenses in the event he is not entitled to indemnity.

         Delaware corporations also are authorized under the DGCL to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Daugherty Resources currently has no directors and officers liability insurance in effect.

         Daugherty Resources proposed bylaws provide that each person who was or is made a party or is threatened to be made a party, or who was or is a witness without being named a party, to any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding (a "Proceeding"), by reason of the fact that such individual is or was a director or officer of Daugherty Resources, or while a director or officer of Daugherty Resources is or was serving at the request of Daugherty Resources as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by Daugherty Resources from and against any judgments, penalties (including excise taxes), fines, amounts paid in settlement and reasonable expenses (including court costs and attorneys' fees) actually incurred by such person in connection with such Proceeding if it is determined that he acted in good faith and reasonably believed (i) in the case of conduct in his official capacity on behalf of Daugherty Resources that his conduct was in Daugherty Resources' best interests,
(ii) in all other cases, that his conduct was not opposed to the best interests of Daugherty Resources, and (iii) with respect to any Proceeding which is a criminal action, that he had no reasonable cause to believe his conduct was unlawful; provided, however, that in the event a determination is made that such person is liable to Daugherty Resources or is found liable on the basis that personal benefit was improperly received by such person, the indemnification is limited to reasonable expenses actually incurred by such person in connection with the Proceeding and shall not be made in respect of any Proceeding in which such person shall have been found liable for willful or intentional misconduct in the performance of his duty to Daugherty Resources. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself be determinative of whether the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Daugherty Resources, and, with respect to any Proceeding which is a criminal action, had no reasonable cause to believe that his conduct was unlawful. A person shall be deemed to have been found liable in respect of any claim, issue or matter only after the person shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals there from.

         The proposed bylaws also empower Daugherty Resources to purchase and maintain liability insurance for directors, officers, employees and agents.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits.

EXHIBIT
 NUMBER       DESCRIPTION OF EXHIBIT

    3.1 Memorandum and Articles for Catalina Energy & Resources Ltd., a British Columbia corporation, dated January 31, 1979 (incorporated by reference to Exhibit 3[a] to its Registration Statement on Form 10 [File No. 0-12185], filed May 25, 1984).

    3.2 Certificate for Catalina Energy & Resources Ltd., a British Columbia corporation, dated November 27, 1981, changing the name of Catalina Energy & Resources Ltd. to Alaska Apollo Gold Mines Ltd. (incorporated by reference to Exhibit 3[b] to its Registration Statement on Form 10 [File No. 0-12185] filed May 25,
              1984).

    3.3 Certificate of Change of Name for Alaska Apollo Gold Mines Ltd., a British Columbia corporation, dated October 14, 1992, changing the name of Alaska Apollo Gold Mines Ltd. to Daugherty Resources, Inc., and changing its authorized capital stock to 6,000,000 shares of common stock, without par value (incorporated by reference to Exhibit 3[c] to Amendment No. 1 to its Annual Report on Form 10-K [File No. 0-12185] for the year ended December 31,
              1993).

    3.4 Altered Memorandum of Daugherty Resources, dated September 9, 1994, changing its authorized capital stock to 20,000,000 shares of common stock, without par value (incorporated by reference to Exhibit 3[d] to Amendment No. 1 to its Annual Report on Form 10-K [File No. 0-12185] for the year ended December 31, 1993).

    3.5 Altered Memorandum of Daugherty Resources, dated June 30, 1999, changing its authorized capital stock to 100,000,000 shares of common stock, without par value, and 5,000,000 shares of preferred stock, without par value, and accompanying Special Resolution setting forth the terms of preferred shares (incorporated by reference to Exhibit 3[a] to its Current Report on Form 8-K [File No. 0-12185] dated October 25, 1999).

    5.1       Legality Opinion of Gary M. Smith, Esq.

   10.1 1997 Stock Option Plan of Daugherty Resources (incorporated by reference to Exhibit 10[a] to its Annual Report on Form 10-K [File No. 0-12185] for the year ended December 31, 2002).

   10.2 2001 Stock Option Plan of Daugherty Resources (incorporated by reference to Exhibit 10[b] to its Annual Report on Form 10-K [File No. 0-12185] for the year ended December 31, 2002).

   10.3 Securities Purchase Agreement dated as of June 10, 2003 between Daugherty Resources and the investors named therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K [File No. 0-12185] of Daugherty Resources dated June 13, 2003).

   10.4 Securities Purchase Agreement dated as of September 5, 2003 among Daugherty Resources, Inc. and the investors named therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K [File No. 0-12185] of Daugherty Resources dated September 5, 2003).

   10.5 Form of 7% Convertible Promissory Note issued pursuant to the Securities Purchase Agreement dated as of September 5, 2003 among Daugherty Resources, Inc. and the investors (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K [File No. 0-12185] of Daugherty Resources dated September 5, 2003).

   21.1 Subsidiaries of Daugherty Resources: Sentra Corporation, a Kentucky corporation, and Daugherty Petroleum, Inc., a Kentucky corporation

   23.1       Consent of Gary M. Smith, Esq. (contained in opinion filed as
              Exhibit 5 to this registration statement).

   23.2 Consent of Kraft, Berger, Grill, Schwartz, Cohen & March, Chartered Accountants.

   24.1       Power of Attorney of Charles L. Cotterell and James K. Klyman

   99.1 Form of Proxy for the Special Meetings (included as Attachment G to the proxy statement/prospectus forming part of this registration statement).

         (b) Financial Statement Schedules.

         None.

ITEM 22. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, Daugherty Resources, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Kentucky, on October 30, 2003

                            DAUGHERTY RESOURCES, INC.

         By:  /s/ William S. Daugherty                 By: Michael P. Windisch
              --------------------------------------       ----------------------------------------
              William S. Daugherty,                        Michael P. Windisch,
              President and Chief Executive Officer        Chief Financial Officer
              (Principal executive officer)                (Principal financial and accounting officer)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed as of the date set forth below by the following persons in their capacity as directors of the Daugherty Resources, Inc.

         NAME                                                 DATE
         ----                                                 ----
         William S. Daugherty
         Charles L. Cotterell*
         James K. Klyman*


         By:  /s/ William S. Daugherty                        October 30, 2003
              ---------------------------------------
              William S. Daugherty,
              Individually and *as attorney-in-fact